As filed with the Securities and Exchange Commission on May 18, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6712	63-1114426
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification Number)

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

JOHN H. HOLCOMB, III

Chairman and Chief Executive Officer

1927 First Avenue North

Birmingham, AL 35203

(205) 583-3600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

CHRISTOPHER B. HARMON, ESQ. Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North Suite 2400 Birmingham, Alabama 35203 (205) 254-1000	JOHN P. GREELEY, ESQ. Smith Mackinnon, PA Citrus Center, Suite 800 255 South Orange Avenue Orlando, Florida 32801 (407) 843-7300

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $1.00 par value	600,412	Not Applicable	$11,374,081	$1,441.10

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of all outstanding shares of Coquina Bank as of April 30, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS

VERY IMPORTANT

Coquina Bank Shareholders:

The Board of Directors of Coquina Bank has agreed to a merger of Coquina Bank with a wholly owned subsidiary of Alabama National BanCorporation. Before we can complete this merger, the merger agreement must be approved by Coquina Bank’s shareholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger.

If the merger is completed, for each share of Coquina Bank common stock that you own before the merger you will receive in exchange either (1) 0.6326 shares of common stock in Alabama National, subject to increase based on the average trading price of Alabama National common stock prior to the merger, or (2) at your option, but subject to certain limitations, an amount in cash in lieu of stock, determined based on the average trading price of Alabama National common stock prior to the merger. For a description of the possible increase in the exchange ratio of shares of Alabama National common stock to be received in exchange for your Coquina Bank common stock, refer to page 16. For a description of the calculation of optional cash consideration, the procedures for electing cash and the limitations on your ability to receive cash instead of Alabama National common stock in the merger, see “APPROVAL OF THE MERGER AGREEMENT—Merger Consideration—Election to Receive Cash Consideration in Lieu of Common Stock” and “—Procedures for Making a Cash Election” on page 17. Shares of Alabama National common stock are quoted on the NASDAQ Stock Market under the symbol “ALAB.”

The merger cannot be completed unless holders of a majority of Coquina Bank’s common stock approve it. We have scheduled a special shareholders’ meeting for you to vote on the merger.

Your vote is very important. Whether or not you plan to attend our special shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger.

The date, time and place of the special meeting is:

Date:	June 29, 2004
Time:	10:00 a.m.
Place:	Oceanside Country Club 75 North Halifax Avenue Ormond Beach, Florida 32176

This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Alabama National from documents Alabama National has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

In particular, please see the section entitled “Risk Factors” beginning on page 10.

We are very enthusiastic about this merger and the strength and capabilities we expect to achieve from it.

Sincerely,

Joe P. Epton, Jr.

President and Chief Executive Officer

Coquina Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement-prospectus is dated             , 2004

and was first mailed to shareholders on or about             , 2004

We have not been authorized to give any information or make any representation about the merger or Coquina Bank or Alabama National that differs from, or adds to, the information in this proxy statement-prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Alabama National that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Alabama National that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting them in writing or by telephone from the company: Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, (205) 583-3600. If you would like to request documents, please do so by June 21, 2004 to receive them before Coquina Bank’s special shareholders’ meeting. Instructions regarding how to obtain this information are contained on page 59 under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

COQUINA BANK

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on June 29, 2004

Coquina Bank will hold a special meeting of shareholders at Oceanside Country Club, 75 North Halifax Avenue, Ormond Beach, Florida 32176 at 10:00 a.m. local time on Tuesday, June 29, 2004 to vote on:

1.	The Agreement and Plan of Merger, dated as of March 30, 2004 (the “merger agreement”), by and between Alabama National BanCorporation, Coquina Bank and CQA Interim Bank, a wholly owned subsidiary of Alabama National, and the transactions contemplated by the merger agreement. These transactions include the merger of CQA Interim Bank with Coquina Bank and the issuance of Alabama National shares and payment of optional cash consideration to Coquina Bank’s shareholders. As a result of the merger, Coquina Bank will be a wholly owned subsidiary of Alabama National. Shortly after the merger, Coquina Bank will be merged with Cypress Bank, another wholly owned subsidiary of Alabama National. This proposal is more fully described in the enclosed proxy statement-prospectus. You can find a copy of the merger agreement in Appendix A to this document.

2.	Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

Record holders of Coquina Bank common stock at the close of business on May 18, 2004, will receive notice of and may vote at the special meeting, including any adjournments or postponements of the special meeting. Florida law requires approval by a majority of the outstanding shares of Coquina Bank to approve the merger agreement.

A holder of Coquina Bank common stock who complies with the provisions of applicable law relating to dissenters’ rights applicable to the merger will be entitled to receive payment in cash of the value of only those shares held (i) which are voted against approval of the merger agreement at the special meeting (either in person or by proxy), or (ii) with respect to which the holder thereof has given written notice to Coquina Bank at or prior to the special meeting that the holder dissents from the merger agreement. We have attached a copy of the dissenters’ rights law as Appendix B to this document.

You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

Joe P. Epton, Jr.
President and Chief Executive Officer

                    , 2004

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

Your Board of Directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.

Questions and Answers About the Merger

Q:	What is this proxy statement-prospectus and why am I receiving it?

A:	This proxy statement-prospectus describes in detail the proposed merger between Coquina Bank and CQA Interim Bank, a Florida banking corporation in organization and a wholly owned subsidiary of Alabama National BanCorporation. Because you are a shareholder of Coquina Bank, you are being asked to vote on the merger agreement at a special shareholders meeting to be held on June 29, 2004. This proxy statement-prospectus should answer any questions you may have about the merger.

Q:	What will happen if the shareholders of Coquina Bank approve the merger agreement?

A:	If the Coquina Bank shareholders approve the merger agreement, then shortly following the special meeting, subject to certain regulatory approvals and satisfaction of conditions, Coquina Bank will merge with CQA Interim Bank, and Coquina Bank will be the surviving corporation. Prior to the completion of the merger, Coquina Bank will pay a special cash dividend to its shareholders in the aggregate amount of $1.6 million (approximately $1.74 per fully diluted share).

Upon the completion of the merger, for each share of Coquina Bank common stock that you own, you will be entitled to receive 0.6326 shares of common stock in Alabama National, subject to increase based on the average trading price of Alabama National common stock prior to the merger. If you so elect, you have the option to receive an amount in cash in lieu of some or all of your stock, determined based on the average trading price of Alabama National common stock prior to the merger, subject to limitations on the aggregate amount of cash which Alabama National is obligated to pay. For a description of the possible increase in the exchange ratio of shares of Alabama National common stock to be received in exchange for your Coquina Bank common stock, refer to page 16. The procedure for electing cash, and the limitations on such election, are described in greater detail in the proxy statement-prospectus at page 17.

Q:	What will happen to Coquina Bank following the merger?

A:	As a result of the merger of CQA Interim Bank into Coquina Bank, Coquina Bank will become a wholly owned subsidiary of Alabama National. Shortly after the merger, Coquina Bank will be merged with Cypress Bank, a wholly owned subsidiary of Alabama National with headquarters in Palm Coast, Florida. The combined bank will operate under the name “Cypress & Coquina Bank.”

Q:	What should I do now?

A:	Send in your proxy card. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope addressed to Coquina Bank as soon as possible to ensure that your shares will be represented at the special meeting.

If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the same effect as a vote against the merger.

Send in your election form if you want to receive cash for your shares. If you wish to receive cash instead of Alabama National common stock for any or all of your shares of Coquina Bank common stock, follow the instructions for making a cash election that we describe on pages 17 and 18 of this document and on the cash election form enclosed. Please note, however, that you may not be able to exchange all of your shares for cash even if you make a proper cash election, because the total amount of cash Alabama National is obligated to pay in the merger is limited.

Q:	If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:

Your broker will vote your shares of Coquina Bank common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the merger. Please see the voting form provided by your broker for additional information regarding the voting of your shares.

Q:	Can I revoke my proxy and change my mind?

A:	Yes. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under “GENERAL INFORMATION—Proxies and Other Matters” on page 14 of this proxy statement-prospectus, including by giving a written notice of revocation, signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person. If your shares are held in the name of your broker, you will need additional documentation to vote in person at the meeting.

Q:	Can I vote my shares in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. If your shares are held in the name of your broker, you will need additional documentation to vote in person at the meeting.

Q:	Can I change or revoke my cash election once I have mailed my signed form of election?

A:	Yes. You can change or revoke your cash election in writing at any time prior to the election deadline of 5:00 p.m., Eastern Time, on June 28, 2004.

Q:	Should I send in my stock certificates now?

A:	No. Hold all of your stock certificates and send them in with the transmittal materials you will receive from the exchange agent after we complete the merger.

Q:	Whom can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Joe P. Epton, Jr.

President and Chief Executive Officer

Coquina Bank

1020 West Granada Boulevard

Ormond Beach, Florida 32174

Telephone: (386) 677-6966

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SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about Alabama National, see “Where You Can Find More Information” (page 59). Each item in this summary refers to the pages where that subject is discussed more fully.

Parties to the Merger (Pages 54 and 55)

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

Alabama National is a bank holding company headquartered in Birmingham, Alabama. Alabama National operates 78 banking offices through 14 bank subsidiaries in Alabama, Florida and Georgia. Through its subsidiary banks, Alabama National provides full banking services to individuals and small businesses. As of March 31, 2004, Alabama National had total assets of about $4.9 billion, total deposits of about $3.5 billion, and total shareholders’ equity of about $426.4 million.

Coquina Bank

1020 West Granada Boulevard

Ormond Beach, Florida 32174

(386) 677-6966

Coquina Bank is a Florida state bank headquartered in Ormond Beach, Florida. It provides commercial banking services through three branch offices in Ormond Beach and Port Orange, Florida. As of March 31, 2004, Coquina Bank had total assets of about $114.3 million, total deposits of about $95.0 million and total shareholders’ equity of about $11.4 million.

CQA Interim Bank

1020 West Granada Boulevard

Ormond Beach, Florida 32174

(386) 677-6966

CQA Interim Bank is a Florida state bank in organization and a wholly owned subsidiary of Alabama National. CQA Interim Bank is being formed for the purpose of effecting the merger with Coquina Bank. CQA Interim Bank will not engage in any business prior to the merger.

Shareholders Meeting to Approve Merger (Page 14)

We will hold the special meeting of Coquina Bank shareholders at 10:00 a.m. local time, on Tuesday, June 29, 2004, at Oceanside Country Club, 75 North Halifax Avenue, Ormond Beach, Florida 32176. At this important meeting, we will ask Coquina Bank’s shareholders to (1) consider and vote upon approval of the merger agreement, and (2) act on any other matters that may be put to a vote at the Coquina Bank special meeting. You may vote at the special meeting if you owned Coquina Bank shares at the close of business on May 18, 2004. As of such date, there were 822,500 shares of Coquina Bank common stock issued and outstanding and entitled to be voted at the special meeting.

Approval of the Merger Agreement (Page 16)

Terms of the Merger (Page 16). The merger agreement is the document that governs the merger of Coquina Bank with CQA Interim Bank and the issuance of shares of Alabama National common stock and optional cash consideration to Coquina Bank’s shareholders in connection with the merger. We encourage you to read the merger agreement that is attached to this proxy statement-prospectus as Appendix A. The merger agreement provides for the merger of Coquina Bank with CQA Interim Bank. Prior to the merger, Coquina Bank will pay a special cash dividend to its shareholders in an aggregate amount of $1.6 million (approximately $1.74 per fully diluted share). Coquina Bank will be the surviving entity following the merger, and it will be a wholly owned subsidiary of Alabama National. Shortly after the merger, Coquina Bank will be merged with Cypress Bank, another wholly owned subsidiary of Alabama National.

Merger Consideration (Page 16). The merger agreement provides that Coquina Bank shareholders who do not exercise their dissenters’ rights will receive either (1) 0.6326 shares of Alabama National common stock, subject to increase, or (2) optional cash as consideration in lieu of Alabama National common stock, subject to certain limitations, for each share of Coquina Bank common stock. These two options are described in more detail below.

Stock Consideration (Page 16).

Absent a cash election, each share of Coquina Bank common stock issued and outstanding at the effective time of the merger will be converted into and exchanged for 0.6326 shares of Alabama National common stock (the “Exchange Ratio”). The Exchange Ratio may be increased, however, depending upon the average trading price of Alabama National common stock prior to the Merger, as described below.

The price per share of Alabama National’s common stock fluctuates from day-to-day. On the fifth business day prior to the effective time of the merger, an “average price” of Alabama National’s stock price will be calculated based on the averages of the high and low sales prices of Alabama National’s common stock reported on the Nasdaq Stock Market for the previous ten business days. If the “average price” is less than $48.00, then the Exchange Ratio will be increased as follows:

Average Price	Adjusted Exchange Ratio
Less than $48.00, and equal to or greater than $47.00	0.6357
Less than $47.00, and equal to or greater than $46.00	0.6388
Less than $46.00, and equal to or greater than $45.00	0.6419
Less than $45.00, and equal to or greater than $44.00	0.6450
Less than $44.00, and equal to or greater than $43.00	0.6481
Less than $43.00, and equal to or greater than $42.00	0.6512
Equal to or less than $42.00	0.6544

If the average price falls below $42.00 per share, the Coquina Bank board of directors has the option to terminate the merger agreement. Alabama National, however, may elect to cancel the termination by either (1) increasing the Exchange Ratio to an amount equal to the quotient of $27.48 divided by the average price, or (2) paying with respect to each share of Coquina Bank common stock additional cash consideration equal to the difference of (A) $27.48 minus (B) the product of the average price multiplied by 0.6544. For example, if the average price were $40.00, the Coquina Bank board of directors provided a notice of termination, and Alabama National elected to void such termination, Alabama National would be required to either increase the Exchange Ratio to at least 0.6870 (i.e., the quotient of $27.48 divided by $40.00) or make a cash payment of $1.30 (i.e., the difference in $27.48 and the product of $40.00 multiplied by 0.6544, or $26.18) for each share of Coquina Bank common stock.

Election to Receive Cash Consideration In Lieu of Common Stock (Page 17).

A shareholder may elect to receive cash instead of the shares of Alabama National common stock that he or she would otherwise receive in exchange for some or all of his or her shares of Coquina Bank common stock. Any such cash election must be made in accordance with the election procedures described in this proxy statement-prospectus. See “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 17. The amount of cash that a Coquina Bank shareholder will receive under a cash election will be subject to the cash allocation procedures described below. In our discussion we may refer to the amount of cash to be received for each share of Coquina Bank common stock converted in connection with the cash election as the “per share cash election consideration.”

Shareholders who choose to receive cash consideration will receive an amount in cash for each share of Coquina Bank stock covered by the election equal to the product of (1) the “average price” of Alabama National common stock (calculated as described above) multiplied by (2) the Exchange Ratio.

Under the merger agreement, the maximum amount of cash consideration that Alabama National is required to pay in connection with the Merger is 10% of the aggregate merger consideration. If the number of shareholders who elect to receive cash instead of shares of Alabama National common stock would cause the total amount of cash to be paid by Alabama National to exceed the maximum cash amount, Alabama National is permitted to allocate and proportionately reduce the cash elections made by Coquina Bank shareholders. Alternatively, Alabama National, in its discretion, may increase the amount of cash consideration to an amount not to exceed 25% of the aggregate merger consideration. Coquina Bank shareholders who elect, but do not receive, cash for all or a portion of their shares will automatically receive Alabama National common stock. See “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 17.

Regulatory Approvals; Effective Time (Pages 34 and 20). We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. While we do not know of any reason why we should not obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we can obtain them.

The merger will become effective as of the date and at the time specified in a certificate of merger to be issued by the Director of the Florida Office of Financial Regulation. Prior to the effective time, the Office of Financial Regulation will file the merger agreement with the Florida Secretary of State. We will not request the Office of Financial Regulation to issue the certificate of merger and to file the merger agreement until all conditions contained in the merger agreement have been satisfied or waived.

Recommendation of Coquina Bank’s Board of Directors; Opinion of The Carson Medlin Company (Pages 15 and 23). Coquina Bank’s board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote “FOR” the proposal to approve the merger and the merger agreement. In deciding to approve the merger, Coquina Bank’s board of directors considered, among other things, the opinion of The Carson Medlin Company, that, as of the date of the opinion, the consideration to be received by Coquina Bank’s shareholders, as provided for in the merger agreement, was fair from a financial point of view to Coquina Bank’s shareholders. We have attached as Appendix C the written opinion of The Carson Medlin Company dated     , 2004, the most recent practicable date prior to the printing of this proxy statement-prospectus. You should read it and the disclosure entitled “Opinion of The Carson Medlin Company” beginning on page 23 carefully to understand the assumptions made, matters considered and limitations of the review undertaken by The Carson Medlin Company in providing its opinion.

Votes Required (Page 14). In order to approve the merger agreement, Coquina Bank’s shareholders holding a majority of the outstanding shares of Coquina Bank common stock must vote for the merger agreement. The directors and executive officers of Coquina Bank beneficially owned, as of May 18, 2004, a total of 208,069 shares (25.3%) of Coquina Bank common stock. Each member of the board of directors of Coquina Bank has agreed, subject to certain conditions, to vote his or her shares of Coquina Bank common stock in favor of the merger agreement.

Surrender of Certificates (Page 19). Following the merger, holders of Coquina Bank stock certificates will need to exchange their certificates for new certificates of Alabama National common stock, or, if properly elected, for per share cash election consideration. You must surrender all of your Coquina Bank stock certificates before the exchange of your shares will be processed. Shortly after we complete the merger, Alabama National will send Coquina Bank’s shareholders detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions.

Conditions to Consummation of the Merger (Page 32). The completion of the merger depends on meeting a number of conditions, including the following: (1) Coquina Bank’s shareholders must approve the merger agreement, (2) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (3) we must receive consents of third parties necessary to the consummation of the merger, and (4) we must receive certain opinions of counsel.

Effect on Certain Employee Benefit Plans of Coquina Bank (Page 31).

401(k) Plan. Coquina Bank currently participates in a multi-employer 401(k) plan. Coquina Bank will cease to participate in this plan prior to the merger, and Alabama National will offer each eligible employee of Coquina Bank the opportunity to enroll in Alabama National’s 401(k) plan.

Treatment of Coquina Bank Stock Options. At the time we complete the merger, all outstanding stock options granted by Coquina Bank under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms, including any acceleration in vesting that will occur as a consequence of the merger. The number of shares of Alabama National common stock that may be purchased upon exercise of each assumed option will be calculated according to an option exchange ratio established by the merger agreement.

Federal Income Tax Consequences (Page 39). We expect that you will not recognize gain for U.S. federal income tax purposes in the merger when you exchange all of your shares of Coquina Bank common stock for shares of Alabama National common stock, except in connection with any cash received instead of fractional shares. If you receive cash for all of your shares of Coquina Bank common stock by invoking a cash election, or if you receive all cash through the exercise of dissenters’ rights, you generally will recognize gain or loss measured by the difference between the amount of cash received and your adjusted basis in the Coquina Bank common stock surrendered. If you receive both cash and Alabama National common stock in exchange for your shares of Coquina Bank common stock, the gain, if any, realized in the exchange will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss, however, will be recognized if you receive both cash and shares of Alabama National common stock in the exchange. Coquina Bank and Alabama National have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this proxy statement-prospectus forms a part.

This tax treatment may not apply to some Coquina Bank shareholders. Determining the actual tax consequence of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of this merger to you.

Management and Operations after the Merger (Page 38). As a result of the merger, Coquina Bank will become a subsidiary of Alabama National. Shortly after the merger, Coquina Bank will merge with Cypress

Bank, another subsidiary of Alabama National, and the combined company will operate under the name “Cypress & Coquina Bank.” During the interim period between the two mergers, the Board of Directors of Coquina Bank will consist of the 13 current directors of Coquina Bank plus an officer of Alabama National, and during that time Joe P. Epton, Jr. will continue to serve as President and Chief Executive Officer of Coquina Bank. Following the merger of Cypress Bank and Coquina Bank, the board of directors of the combined bank will consist of directors from each of Cypress Bank and Coquina Bank and at least one officer of Alabama National. The exact number and identity of the directors of Cypress & Coquina Bank will be determined in a mutually satisfactory manner prior to the closing of the Cypress and Coquina Bank merger. The executive officers of Cypress & Coquina Bank will be John H. Holcomb, III, Chairman, Joe P. Epton, Jr., Vice Chairman, James E. Weite, Jr., Chief Executive Officer, Bruce E. Page, President and Chief Operating Officer and Mark O. Blanford, Executive Vice President and Senior Lending Officer. All current Alabama National officers and directors will continue to serve in their current positions after the completion of the merger.

Interests of Certain Persons in the Merger that are Different from Yours (Page 38). Certain directors and officers of Coquina Bank have interests in the merger that are different from your interests. Certain officers and directors of Coquina Bank will continue to serve as officers and directors of Coquina Bank following the merger. In addition, Joe P. Epton, Jr., President and Chief Executive Officer and Mark O. Blanford, Executive Vice President and Senior Lending Officer of Coquina Bank, will enter into new employment agreements with Coquina Bank upon the completion of the merger that will provide each of Mr. Epton and Mr. Blanford a salary of at least $135,000 per year for up to three years following the merger, plus the opportunity to earn annual bonuses.

Each of Messrs. Epton and Blanford and Ms. Stefanie Crosley, Senior Vice President and Chief Financial Officer of Coquina Bank, will receive a payment in the amount of $290,000, $290,000 and $190,360, respectively, in connection with his or her existing change in ownership agreement with Coquina Bank. These payments will be made upon the closing of the merger.

In addition, the directors and officers of Coquina Bank hold stock options that will be converted at the time we complete the merger into options to purchase Alabama National common stock. These options will be subject to immediate vesting because of the merger.

Accounting Treatment (Page 40). The merger will be accounted for as a purchase by Alabama National of Coquina Bank under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company deemed to be the acquired company for accounting purposes are, as of completion of the merger, recorded at their respective fair values and added to those of the company deemed to be the acquiring company for accounting purposes. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of the acquiring company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Market Prices. The following table sets forth (1) the market value of Alabama National common stock, (2) the market value of Coquina Bank common stock and (3) the price to be paid for each share of Coquina Bank common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) March 30, 2004, the business day immediately preceding the announcement of the execution of the merger agreement and (B)                     , 2004, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement-prospectus:

	Alabama National Common Stock(1)	Coquina Bank Common Stock(2)	Equivalent Price Per Share of Coquina Bank(3)
March 30, 2004	$54.45	N/A	$34.45
, 2004		N/A

(1)	Determined on an historical basis with reference to the last sales price as reported on the Nasdaq Stock Market for each particular date.
(2)	There is no established public trading market for the Coquina Bank common stock on which an historical market value could be based.
(3)	Determined on an equivalent price per share basis by multiplying the Alabama National market value on each particular date by the Exchange Ratio of 0.6326.

Resales of Alabama National Stock (Page 41). The shares of Alabama National common stock issued to Coquina Bank’s shareholders in the merger will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an “affiliate” of Coquina Bank for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of 10% of any class of capital stock). Affiliates will be subject to certain restrictions on resales of newly acquired Alabama National shares.

Waiver and Amendment; Termination (Page 37). Either Alabama National or Coquina Bank may waive or extend the time for performing the others’ obligations under the merger agreement. In addition, the boards of directors of each of Alabama National and Coquina Bank may mutually agree to amend the merger agreement. The merger agreement may be terminated at any time prior to completion of the merger by the agreement of Coquina Bank and Alabama National.

Either company can also terminate the merger agreement under the following circumstances:

(1)	if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

(2)	if we do not or cannot complete the merger by October 31, 2004;

(3)	if Coquina Bank’s shareholders do not approve the merger agreement;

(4)	if Coquina Bank or Alabama National, as the case may be, materially violates any of its representations, warranties or obligations under the merger agreement; or

(5)	if there is a material adverse change to the business of the other party.

Generally, the entity seeking to terminate the merger agreement cannot itself be in violation of the merger agreement so as to allow the other party to terminate the agreement.

Coquina Bank may terminate the merger agreement in certain circumstances if it decides to enter into a superior acquisition proposal with another potential business combination partner. Alabama National may terminate the merger agreement if (1) the board of directors of Coquina Bank withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the board of directors of Coquina Bank recommends approval of another acquisition proposal to its shareholders, (3) the board of directors of Coquina Bank fails to call the special meeting of shareholders or (4) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Coquina Bank common stock. In any such event, Coquina Bank has agreed to pay Alabama National a termination fee of $1.0 million.

Alabama National also can terminate the merger agreement if holders of more than 5% of the outstanding Coquina Bank shares have properly asserted dissenters’ rights under Florida law.

In addition, Coquina Bank can terminate the merger agreement if the average of the high and low prices of Alabama National common stock quoted on the Nasdaq Stock Market during the ten day period ending on the fifth day prior to the closing of the merger is less than $42.00. In this event, however, Alabama National has the opportunity to void such termination by increasing the consideration payable to the Coquina Bank shareholders.

Effect of Merger on Rights of Shareholders (Page 48). As a Coquina Bank shareholder, your rights are currently governed by Coquina Bank’s Articles of Incorporation and Bylaws and by Florida law. Upon completion of the merger, if you do not elect to receive cash for your shares of Coquina Bank common stock (or if you elect cash consideration where the limitation on the maximum cash consideration payable in the merger is exceeded), you will automatically become an Alabama National shareholder. Your rights as an Alabama National shareholder will be determined by Alabama National’s Restated Certificate of Incorporation and Amended and Restated Bylaws and by the Delaware General Corporation Law. The rights of Alabama National’s shareholders differ from the rights of Coquina Bank’s shareholders in certain important respects.

Dissenters’ Rights (Page 19). As a Coquina Bank shareholder, you have the right to dissent from the merger and to receive cash in respect of the value of your shares of Coquina Bank common stock. To do this, you must follow certain procedures required by the Florida Statutes, including filing notices with us and/or voting against the merger. The procedures to be followed by dissenting shareholders are summarized under “APPROVAL OF THE MERGER AGREEMENT-Dissenters’ Rights” at page 19. A copy of the Florida Statutes’ statutory provisions regarding dissenters’ rights is set forth in Appendix B to this proxy statement-prospectus. Failure to follow precisely such provisions may result in the loss of your dissenters’ rights.

The merger agreement may be terminated by Alabama National if the holders of more than 5% of the outstanding shares of Coquina Bank common stock properly assert their dissenters’ rights. Further, dissent by holders of a significant number of shares of Coquina Bank common stock could cause the merger not to qualify as a tax-free reorganization for federal income tax purposes.

Alabama National Selected Consolidated Financial Data

The following table presents selected consolidated financial data and ratios on an historical basis for Alabama National. This information is based on the consolidated financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements.

ALABAMA NATIONAL BANCORPORATION SELECTED CONSOLIDATED FINANCIAL DATA

(HISTORICAL)

(Amounts in thousands, except ratios and per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001(1)	2000(1)	1999(1)
Income Statement Data:
Interest income	$49,130	$43,030	$178,631	$178,147	$179,537	$171,222	$133,106
Interest expense	14,460	15,043	57,668	65,313	90,393	90,987	62,307

Net interest income	34,670	27,987	120,963	112,834	89,144	80,235	70,799
Provision for loan and lease losses	1,228	1,091	5,931	7,956	3,946	2,506	2,107

Net interest income after provision for loan and lease losses	33,442	26,896	115,032	104,878	85,198	77,729	68,692
Net securities gains (losses)	(20)	5	46	35	246	(119)	196
Noninterest income	17,660	18,740	78,258	61,129	48,461	33,466	31,120
Noninterest expense	34,164	31,485	131,864	113,577	92,233	74,111	65,860

Income before income taxes	16,918	14,156	61,472	52,465	41,672	36,965	34,148
Provision for income taxes	5,604	4,625	20,398	16,735	13,232	11,421	10,817

Income before minority interest in earnings of consolidated subsidiary	11,314	9,531	41,074	35,730	28,440	25,544	23,331
Minority interest in earnings of consolidated subsidiary	7	6	28	28	25	26	25

Net income	$11,307	$9,525	$41,046	$35,702	$28,415	$25,518	$23,306

Balance Sheet Data:
Total assets	$4,947,047	$3,575,147	$3,820,112	$3,316,168	$2,843,467	$2,358,285	$2,025,503
Earning assets	4,379,181	3,205,753	3,514,744	3,034,980	2,612,806	2,140,562	1,811,312
Securities	1,141,424	818,848	810,227	700,333	567,688	386,059	353,923
Loans held for sale	27,356	61,162	16,415	51,030	36,554	5,226	8,615
Loans and leases, net of unearned income	3,136,938	2,277,520	2,659,440	2,191,394	1,964,169	1,710,810	1,403,489
Allowance for loan and lease losses	42,392	33,247	36,562	32,704	28,519	22,368	19,111
Deposits	3,461,144	2,487,548	2,753,749	2,330,395	2,066,759	1,807,095	1,529,251
Short-term borrowings	67,743	95,200	36,150	152,100	68,350	91,439	24,389
Long-term debt	384,984	274,057	337,427	240,065	209,631	83,926	124,005
Stockholders’ equity	426,416	240,444	279,418	234,492	207,886	171,604	146,280

Weighted Average Shares Outstanding—Diluted (2)	14,171	12,685	12,957	12,683	12,141	11,973	12,008

Per Common Share Data:
Net income—diluted	$0.80	$0.75	$3.17	$2.81	$2.34	$2.13	$1.94
Book value (period end)	27.76	19.44	21.76	18.95	16.84	14.56	12.40
Dividends declared	0.3125	0.285	1.14	1.00	0.92	0.84	0.72

Performance Ratios:
Return on average assets	1.08%	1.16%	1.14%	1.18%	1.12%	1.17%	1.26%
Return on average equity	13.10	16.21	15.89	16.01	15.40	16.29	16.11
Net interest margin (3)	3.62	3.70	3.65	4.07	3.83	4.03	4.23
Net interest margin (taxable equivalent) (3)	3.66	3.73	3.68	4.11	3.88	4.08	4.30

Asset Quality Ratios:
Allowance for loan and lease losses to period end loans (4)	1.35%	1.46%	1.37%	1.49%	1.45%	1.31%	1.36%
Allowance for loan and lease losses to period end nonperforming loans (5)	494.19	307.47	372.44	318.07	377.09	614.17	431.11
Net charge-offs to average loans and leases (4)	0.13	0.10	0.12	0.18	0.09	0.04	0.04
Nonperforming assets to period end loans and leases and foreclosed property (4)(5)	0.31	0.68	0.40	0.59	0.47	0.30	0.38

Capital and Liquidity Ratios:
Average equity to average assets	8.28%	7.13%	7.17%	7.36%	7.28%	7.16%	7.80%
Leverage (4.00% required minimum)	8.17	7.31	7.73	7.52	7.61	6.83	7.23
Risk-based capital
Tier 1 (4.00% required minimum)	9.52	9.35	10.47	10.00	9.92	8.86	9.46
Total (8.00% required minimum)	10.72	10.60	11.73	11.26	11.17	10.11	10.70
Average loans and leases to average deposits	95.67	94.88	94.38	96.44	97.74	94.04	89.00

(1)	On January 31, 2001, Peoples State Bank of Groveland (“PSB”) merged with a newly formed subsidiary of Alabama National, whereby PSB became a wholly owned subsidiary of Alabama National (“the PSB Merger”). Because the merger was accounted for as pooling-of-interests, the historical five-year summary of selected financial data for all periods have been restated to include the results of operations of PSB from the earliest period presented, except for dividends per common share.
(2)	The weighted average common shares include those of PSB at the applicable exchange ratios.
(3)	Net interest income divided by average earning assets.
(4)	Does not include loans held for sale.
(5)	Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest. It is Alabama National’s policy to place all loans on nonaccrual status when over ninety days past due.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, shareholders of Coquina Bank are urged to consider carefully the following factors in determining whether to approve the merger agreement:

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Alabama National and Coquina Bank have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

There can be no assurance as to the value of the merger consideration Coquina Bank shareholders may receive.

The value of shares of Alabama National common stock fluctuates on a daily basis, and the number of shares, or amount of cash, which Coquina Bank shareholders who do not exercise their dissenters’ rights will receive in the merger is based on such fluctuating prices. There can be no assurance as to the value that the shares of Alabama National common stock will have at the effective time of the merger, or the price at which they will trade after the effectiveness of the merger. There can be no assurance that the per share cash election consideration will, at the effective time of the merger, equal the value of the Alabama National common stock into which Coquina Bank shares are converted.

Certain directors and officers of Coquina Bank have interests in the transaction that differ from your interests.

Certain of the directors and officers of Coquina Bank (and certain of their family members and related interests) have personal interests in the merger that may present them with conflicts of interest in connection with the merger. The Boards of Directors of Alabama National and Coquina Bank are aware of this and have considered the personal interests disclosed in this proxy statement-prospectus in their evaluation of the merger. You should refer to “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger” at page 21 and “APPROVAL OF THE MERGER AGREEMENT—Interests of Certain Persons in the Merger” at page 38, for a description of such potential conflicts of interest.

Competition in the banking industry is intense.

Competition in the banking and financial services industry is intense. In their primary market areas, Alabama National’s subsidiary banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Alabama National’s subsidiary banks and may offer certain services that Alabama National’s subsidiary banks do not or cannot provide. The profitability of Alabama National depends upon its subsidiary banks’ continued ability to compete effectively in their market areas.

Alabama National and its subsidiary banks operate in a heavily regulated environment.

The banking industry is heavily regulated. Subsequent to the merger, Alabama National and its subsidiary banks will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Alabama State Banking Department, the Florida Office of Financial Regulation and the Georgia State Banking Department. The

success of Alabama National depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. Regulations now affecting Alabama National and Coquina Bank may be modified at any time, and there is no assurance that such modification will not adversely affect the business of Alabama National and its subsidiary banks. See “SUPERVISION AND REGULATION OF ALABAMA NATIONAL AND COQUINA BANK” at page 44.

Alabama National cannot guarantee that it will pay dividends to shareholders in the future.

The principal business operations of Alabama National are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of Alabama National is derived primarily, if not entirely, from dividends paid by the subsidiary banks. After the merger, the ability of the subsidiary banks to pay dividends to Alabama National, as well as Alabama National’s ability to pay dividends to its shareholders, will continue to be subject to and limited by the results of operations of the subsidiary banks and by certain legal and regulatory restrictions. Further, any lenders making loans to Alabama National may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Alabama National. There can be no assurance of whether or when Alabama National may pay dividends to its shareholders after the merger.

Changes in the policies of monetary authorities could adversely affect Alabama National’s profitability.

The results of operations of Alabama National and Coquina Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations in Iraq, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Alabama National and Coquina Bank. Furthermore, the actions of the United States government and other governments in responding to such terrorist attacks or the military operations in Iraq may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Alabama National’s success depends upon local economic conditions.

Alabama National’s success depends to a certain extent on the general economic conditions of the geographic markets served by Alabama National’s subsidiary banks in the states of Alabama, Georgia and Florida. The local economic conditions in these areas have a significant impact on Alabama National’s subsidiary banks’ commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the southeastern United States in general or any one or more of these local markets could negatively impact the financial results of Alabama National’s banking operations and have a negative effect on its profitability.

Changes in the allowances for loan losses of Alabama National’s subsidiary banks could affect the profitability of those banks and Alabama National.

Management of each of Alabama National’s subsidiary banks and of Coquina Bank maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit and (6) results of regulatory examinations. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Although each of Alabama National and Coquina Bank believes that the allowance for loan losses at each of their companies is adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of Alabama National and Coquina Bank. Material additions to the allowance for loan losses of Alabama National and Coquina Bank would result in a material decrease in Alabama National’s net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Changes in interest rates could have an adverse effect on Alabama National’s income.

Alabama National’s profitability depends to a significant extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Alabama National’s net interest income will be adversely affected if market interest rates change such that the interest Alabama National pays on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of certain of Alabama National’s non-interest income businesses. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, and this would have an adverse effect on Alabama National’s gain on the sale of mortgages.

Future acquisitions may disrupt Alabama National’s business, dilute stockholder value and adversely affect its operating results.

Alabama National may grow by acquiring banks or branches of other banks that it believes provide a strategic fit with its business. To the extent that Alabama National grows through acquisitions, it cannot assure you that it will be able to adequately or profitably manage this growth. Acquiring other banks or branches involves risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of acquired banks;

•	exposure to potential asset quality issues of acquired banks;

•	difficulty and expense of integrating the operations and personnel of acquired banks;

•	potential disruption to Alabama National’s business;

•	possible loss of key employees and customers of acquired banks;

•	potential short-term decrease in profitability; and

•	potential diversion of management’s time and attention.

Banks continually encounter technological change, and Alabama National may have fewer resources than its competition to continue to invest in technological improvements.

The banking and financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Alabama National’s future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that enhance customer convenience, as well as create additional efficiencies in operations. Many of Alabama National’s competitors have greater resources to invest in technological improvements, and Alabama National may not be able to effectively implement new technology-driven products and services, which could reduce its ability to effectively compete.

Alabama National may issue additional securities, which could dilute your ownership percentage.

Alabama National may issue additional securities to raise additional capital or finance acquisitions or upon the exercise or conversion of outstanding options, and if it does, your ownership percentage of Alabama National common stock could be diluted.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “predicts,” “future,” “potential,” or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. The future financial condition and results of operations of each of Alabama National and Coquina Bank and the combined company after the merger, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and those described elsewhere in this proxy statement-prospectus. You should carefully consider the risk factors disclosed in this proxy statement-prospectus when you vote on the merger. All forward-looking statements and reasons why results may differ included in this proxy statement-prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

GENERAL INFORMATION

Meeting, Record Date and Votes Required

A special meeting of the shareholders of Coquina Bank will be held at 10:00 a.m. local time, on Tuesday, June 29, 2004 (the “Special Meeting”), at the Oceanside Country Club, 75 North Halifax Avenue, Ormond Beach, Florida 32176. The purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated March 30, 2004, between Coquina Bank, CQA Interim Bank, a Florida state bank in organization and wholly owned subsidiary of Alabama National, and Alabama National (the “Merger Agreement”), which provides for, among other things, the merger of CQA Interim Bank with Coquina Bank (the “Merger”). Following the Merger, Coquina Bank will be a subsidiary of Alabama National. Only holders of record of Coquina Bank common stock at the close of business on May 18, 2004 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 822,500 shares of Coquina Bank common stock issued, outstanding and entitled to be voted. There were 261 Coquina Bank shareholders of record on the Record Date. Each share of Coquina Bank common stock will be entitled to one vote at the Special Meeting.

The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Coquina Bank common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting. A quorum must be present before a vote on the Merger can be taken at the Special Meeting. For these purposes, shares of Coquina Bank common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Coquina Bank common stock in “street” name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Approval of the Merger Agreement on behalf of Coquina Bank, under Florida law, will require the affirmative vote of the holders of a majority of the outstanding shares of Coquina Bank common stock entitled to be voted thereon. Failures to return proxy cards, broker nonvotes and abstentions will not be counted as votes for or against the proposal to approve the Merger Agreement, and, as a result, such nonvotes will have the same effect as votes cast against the proposal. Note, however, that such nonvotes will not be deemed to be votes against the Merger Agreement for purposes of determining a stockholder’s dissenter’s rights. See “—Dissenters’ Rights” on page 19.

Approval of any other matters that may be properly presented at the meeting will generally be determined by a majority of the votes cast.

In order to vote for the Merger Agreement, Coquina Bank’s shareholders must vote for its approval on the enclosed proxy or attend the Special Meeting and vote for these proposals. As of the Record Date, 208,069 shares of Coquina Bank common stock, or 25.3% of the total shares of Coquina Bank common stock outstanding, were beneficially owned and entitled to be voted by the directors and executive officers of Coquina Bank. The directors have entered into agreements with Alabama National whereby they have agreed to vote in favor of the Merger Agreement, subject to certain conditions.

Dissenters’ rights may be demanded by Coquina Bank’s shareholders who follow the procedures specified by Florida law. See “APPROVAL OF THE MERGER AGREEMENT—Dissenters’ Rights” on page 19.

Proxies and Other Matters

The enclosed Coquina Bank proxies are solicited on behalf of the Board of Directors of Coquina Bank for use in connection with the Special Meeting and any adjournment or adjournments thereof. Holders of Coquina Bank common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Coquina Bank in the enclosed envelope. Coquina Bank’s shareholders should not forward any stock certificates with their proxies.

A Coquina Bank shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (a) by giving a later written proxy, (b) by giving written revocation to the Secretary of Coquina Bank, provided such later proxy or revocation is actually received by Coquina Bank before the vote of the shareholders, or (c) by voting in person at the Special Meeting. Any shareholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. Attendance at the Special Meeting will not, in itself, revoke a proxy. If your shares are held in the name of your broker, you will need additional documentation to vote in person at the Special Meeting. Please see the voting form provided by your recordholder for additional information regarding the voting of your shares.

The shares represented by all properly executed proxies received in time for the Special Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement.

Coquina Bank will bear the costs of solicitation of proxies for the Special Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Coquina Bank.

If a quorum is not obtained, or if fewer shares of Coquina Bank common stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of such Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked), even though they might have been effectively voted on the same or any other matter at a previous meeting.

The management of Coquina Bank is not aware of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournment of such meeting, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of Coquina Bank’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Recommendation of Board of Directors

The Board of Directors of Coquina Bank unanimously recommends that the shareholders of Coquina Bank vote FOR the proposal to approve the Merger Agreement. See “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger.”

APPROVAL OF THE MERGER AGREEMENT

The following information concerning the Merger is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached hereto as Appendix A and incorporated herein by reference (the “Merger Agreement”). The information contained herein with respect to the opinion of the financial advisor to Coquina Bank is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix C and incorporated herein by reference.

Terms of the Merger

At the date and time when the Merger becomes effective (the “Effective Time”), Coquina Bank will merge with CQA interim Bank, a Florida state bank in organization and a wholly owned subsidiary of Alabama National, and Coquina Bank will be the surviving corporation. After the Merger, Coquina Bank will be a subsidiary of Alabama National. Prior to the Effective Time, Coquina Bank will pay a special cash dividend to its shareholders in an aggregate amount of $1.6 million (approximately $1.74 per fully diluted share).

If the Merger is consummated, assuming (1) no Coquina Bank shareholders dissent or elect to receive cash, (2) the Alabama National stock price used to determine the merger consideration is equal to or above $48.00 per share and (3) no Coquina Bank stock options are exercised after the date of this proxy statement-prospectus, Alabama National will issue a total of 520,314 shares of its common stock, and former holders of Coquina Bank stock options will own options to purchase an additional 60,097 shares of Alabama National common stock. Based on the foregoing, approximately 3.4% of the shares of Alabama National common stock outstanding after the Merger will be beneficially owned by former Coquina Bank shareholders.

The Merger Agreement provides that shortly following the Merger of Coquina Bank and CQA Interim Bank, Coquina Bank will merge with Cypress Bank. Cypress Bank is an existing subsidiary of Alabama National with headquarters in Palm Coast, Florida. The combined company will operate under the name “Cypress & Coquina Bank.” The merger of Coquina Bank with Cypress Bank will be effected pursuant to the terms of the Subsidiary Agreement and Plan of Merger, the form of which is included in this Proxy Statement-Prospectus as an exhibit to the Merger Agreement attached hereto as Appendix A.

Merger Consideration

The Merger Agreement provides that Coquina Bank shareholders who do not exercise their dissenters’ rights will receive either (1) 0.6326 shares of Alabama National common stock or (2) cash as consideration, subject to certain limitations, in exchange for each share of Coquina Bank common stock. These two options are described in more detail below.

Stock Consideration

Absent a cash election, each share of Coquina Bank common stock issued and outstanding at the effective time of the merger will be converted into and exchanged for 0.6326 shares of Alabama National common stock (the “Exchange Ratio”). The Exchange Ratio may be increased, however, depending upon the average trading price of Alabama National common stock prior to the Merger, as described below.

The price per share of Alabama National’s common stock fluctuates from day-to-day. On the fifth business day prior to the effective time of the merger, an “average price” of Alabama National’s stock price will be calculated based on the averages of the high and low sales prices of Alabama National’s common stock reported on the Nasdaq Stock Market for the previous ten business days. If the “average price” is less than $48.00, then the Exchange Ratio will be increased as follows:

Average Price	Adjusted Exchange Ratio
Less than $48.00, and equal to or greater than $47.00	0.6357
Less than $47.00, and equal to or greater than $46.00	0.6388
Less than $46.00, and equal to or greater than $45.00	0.6419
Less than $45.00, and equal to or greater than $44.00	0.6450
Less than $44.00, and equal to or greater than $43.00	0.6481
Less than $43.00, and equal to or greater than $42.00	0.6512
Equal to or less than $42.00	0.6544

If the average price falls below $42.00 per share, the Coquina Bank board of directors has the option to terminate the merger agreement. Alabama National, however, may elect to reverse any such termination by either (1) increasing the Exchange Ratio to an amount equal to the quotient of $27.48 divided by the average price, or (2) paying with respect to each share of Coquina Bank common stock additional cash consideration equal to the difference of (A) $27.48 minus (B) the product of the average price multiplied by 0.6544. For example, if the average price were $40.00, the Coquina Bank board of directors provided a notice of termination, and Alabama National elected to void such termination, Alabama National would be required to either increase the Exchange Ratio to at least 0.6870 (i.e., the quotient of $27.48 divided by $40.00) or make a cash payment of $1.30 (i.e., the difference in $27.48 and the product of $40.00 multiplied by 0.6544, or $26.18) for each share of Coquina Bank common stock.

Election to Receive Cash Consideration in Lieu of Common Stock

Instead of receiving Alabama National common stock as described above, Coquina Bank shareholders may elect to receive cash consideration in exchange for some or all of their shares of Coquina Bank common stock, in accordance with the election procedures described below. Shareholders who choose to receive cash consideration will receive an amount in cash equal to the product of (1) the average price of Alabama National common stock calculated as described above multiplied by (2) the Exchange Ratio for each share of Coquina Bank common stock that is converted. Coquina Bank shareholders may make the cash election with respect to all or any portion of their shares of Coquina Bank common stock, subject to the cash allocation procedures described below. In our discussion we may refer to the amount of cash to be received for each share of Coquina Bank common stock converted in connection with the cash election as the “per share cash election consideration.”

Alabama National will be required to pay cash consideration to Coquina Bank shareholders who elect to receive cash consideration. Note, however, that the maximum amount of cash consideration that Alabama National is required to pay in connection with the Merger cannot exceed 10% of the aggregate merger consideration. Therefore, if the number of shareholders who elect to receive cash instead of shares of Alabama National common stock would cause the total amount of cash to be paid by Alabama National to exceed the maximum cash amount, Alabama National is permitted to allocate and proportionately reduce the cash elections made by Coquina Bank shareholders as described below. Alternatively, Alabama National, in its discretion, may increase the amount of cash consideration to an amount not to exceed 25% of the aggregate merger consideration. See “—Procedures for Making a Cash Election”.

No assurance can be given that the current fair market value of Alabama National common stock will be equivalent to the fair market value of Alabama National common stock on the date that stock is received by a Coquina Bank shareholder or at any other time. The fair market value of Alabama National common stock received by a Coquina Bank shareholder may be greater or less than the current fair market value of Alabama National common stock due to numerous market factors.

If Coquina Bank changes the number of shares of Coquina Bank common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise, the Exchange Ratio will be proportionately adjusted. If Alabama National changes the number of shares of Alabama National common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, appropriate adjustments will be made in the consideration payable to the Coquina Bank shareholders.

Procedures for Making a Cash Election

An election form is being delivered with this proxy statement-prospectus to each holder of record of Coquina Bank common stock. Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Coquina Bank common stock to elect to receive cash with respect to all or a portion of such holder’s Coquina Bank common stock, subject to the limitation of the maximum cash amount of 10% of the aggregate merger consideration (the “maximum cash amount”).

Any shares of Coquina Bank common stock with respect to which the holder has not made a valid cash election on or before 5:00 p.m. Eastern Time on June 28, 2004, the election deadline, will be converted at the Effective Time into shares of Alabama National common stock based on the Exchange Ratio.

A cash election will be properly made only if SunTrust Bank, acting in its capacity as exchange agent for Alabama National (the “Exchange Agent”), receives a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting such election form at or prior to the election deadline. If an election form is revoked and a replacement election form is not submitted prior to the election deadline, the shares of Coquina Bank common stock represented by such election form will be treated like other shares of Coquina Bank common stock with respect to which no cash election has been made. Subject to the terms of the Merger Agreement and of the election form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither Alabama National nor the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

If you wish to receive cash for any or all of your shares of Coquina Bank common stock, the Exchange Agent must RECEIVE your election form prior to the election deadline. Please do not send in your stock certificates with your cash election form. Please do not send your cash election form with your proxy card.

Within five business days after the election deadline, unless the Merger has not been completed, in which case as soon as practicable after the Merger is completed, Alabama National will cause the Exchange Agent to allocate the right to receive cash consideration among the holders of Coquina Bank common stock in accordance with the election forms as follows:

•	If the amount of cash that would be paid upon conversion in the Merger of Coquina Bank common stock covered by a cash election, is less than or equal to the maximum cash amount, then:

(1)	all shares of Coquina Bank common stock with respect to which shareholders have elected to receive cash will be converted into the right to receive the per share cash election consideration; and

(2)	all other shares of Coquina Bank common stock will be converted into the right to receive the shares of Alabama National common stock based on the Exchange Ratio.

•	If the amount of cash that would be paid upon conversion in the Merger of Coquina Bank common stock covered by a cash election, is greater than the maximum cash amount, then:

(1)	the number of shares electing to receive cash will be automatically reduced on a pro rata basis, based on the total number of shares electing to receive cash, so that the amount of cash that will be issued in the Merger equals as closely as practicable the maximum cash amount,

(2)	all shares of Coquina Bank common stock with respect to which shareholders have elected to receive cash remaining after adjustment described in paragraph (1) above will be converted into the right to receive the per share cash election consideration;

(3)	the shares of Coquina Bank common stock that would have received cash, but for the adjustment described in paragraph (1) above will be converted into the right to receive shares of Alabama National common stock based on the Exchange Ratio; and

(4)	all shares with respect to which no election to receive cash was made will be converted into the right to receive shares of Alabama National common stock based on the Exchange Ratio.

Surrender of Certificates

Promptly after the Effective Time, the Exchange Agent will mail to each former holder of record of Coquina Bank common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the “Exchange Materials”), for the exchange of such holders’ Coquina Bank common stock certificates for either certificates representing shares of Alabama National common stock and cash payable in lieu of fractional shares or cash consideration if so elected by such shareholder. You should not send in your certificates until you receive the exchange materials from the Exchange Agent.

Upon receipt of the Exchange Materials, former holders of Coquina Bank common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of Coquina Bank common stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, Alabama National will issue, and the Exchange Agent will mail, to such holder of Coquina Bank common stock a certificate representing the number of shares of Alabama National common stock to which such holder is entitled, and/or a check in the amount of cash payable to such shareholder and any cash payment in lieu of fractional shares of Alabama National common stock, all as described in the Merger Agreement. No certificates of Alabama National common stock and no cash payment will be delivered to a holder of Coquina Bank common stock unless and until such holder has delivered to the Exchange Agent all certificates representing the shares of Coquina Bank common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

Former shareholders of record of Coquina Bank will be entitled to vote after the Effective Time at any meeting of Alabama National shareholders the number of whole shares of Alabama National common stock into which such holders’ respective shares of Coquina Bank common stock are converted, regardless of whether such holders have exchanged their certificates representing Coquina Bank common stock for certificates representing Alabama National common stock.

No dividend or other distribution payable after the Effective Time with respect to Alabama National common stock issued to replace Coquina Bank common stock will be paid to the holder of an unsurrendered Coquina Bank common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

After the Effective Time, there will be no transfers on Coquina Bank’s stock transfer books of shares of Coquina Bank common stock issued and outstanding at the Effective Time. If certificates representing shares of Coquina Bank common stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

Neither Alabama National nor the Exchange Agent will be liable to a holder of Coquina Bank common stock for any amounts paid or properly delivered in good faith to a public official under any applicable abandoned property law.

No fractional shares of Alabama National common stock will be issued in respect to Coquina Bank common stock, and cash will be paid by Alabama National in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of Alabama National common stock by the “average price” of Alabama National common stock as described above. No holder of Coquina Bank common stock who would otherwise have been entitled to a fractional share of Alabama National common stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

Dissenters’ Rights

Under the Florida Statutes, each shareholder of Coquina Bank entitled to vote on the Merger who complies with the procedures set forth in Section 658.44 of the Florida Statutes relating to the rights of dissenting shareholders (the “Dissent Provisions”) is entitled to receive in cash the value of his or her shares of Coquina Bank common stock. A Coquina Bank shareholder must comply strictly with the procedures set forth in the Dissent Provisions. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.

To perfect dissenters’ rights, a holder of Coquina Bank common stock must vote against approval of the Merger Agreement or provide written notice to Coquina Bank at or prior to the Special Meeting indicating that such shareholder dissents from the Merger Agreement. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Coquina Bank, 1020 West Granada Boulevard, Ormond Beach, Florida 32174, Attention: Secretary. All such communications should be signed by or on behalf of the dissenting Coquina Bank shareholder in the form in which his or her shares are registered on the books of Coquina Bank. If a shareholder has not provided written notice of dissent at or prior to the Special Meeting and such shareholder does not vote against the Merger, the shareholder will be deemed to have waived his or her dissenter’s rights. Note that a failure to return a proxy card, a broker nonvote and an abstention from voting at the Special Meeting will not be deemed to be a vote against the merger for purposes of determining a shareholder’s dissenter’s rights.

If the dissenting shareholder properly perfects his or her dissenter’s rights and the Merger Agreement is adopted and approved by the shareholders of Coquina Bank, then such dissenting Coquina Bank shareholder shall have the following rights with respect to those shares. Under the Dissent Provisions, on or promptly after the effective date of the Merger, the surviving state bank may fix an amount that it will pay in cash to dissenting shareholders. If the surviving state bank fixes such an amount (which it is not legally required to do), it shall offer to pay such amount to the holders of all dissenting shares of Coquina Bank. The owners of dissenting shares who have accepted the offer will be entitled to receive the amount so offered upon surrender of their stock certificates at any time within 30 days after the effective date of the Merger. Those owners who have not accepted such an offer for their shares will have the value of their dissenting shares determined as of the effective date of the Merger by three appraisers; one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors for the surviving bank, and the third to be selected by the other two appraisers so chosen. The value agreed upon by any two of the three appraisers will control and be final and binding on all parties. If, within 90 days from the effective date of the Merger, for any reason one or more of the appraisers is not selected as required under the Florida Statutes, or the appraisers fail to determine the value of the dissenting shares, the Florida Office of Financial Regulation will cause an appraisal of the dissenting shares to be made, which will be final and binding on all parties. The expenses of appraisal will be paid for by the surviving state bank. Upon conclusion of the appraisal process, the value determined by the appraisal shall be paid to all dissenting shareholders in cash upon surrender of the stock certificates representing such shares within 30 days after the appraisal has been made.

The foregoing does not purport to be a complete statement of the provisions of the Florida Statutes relating to statutory dissenters’ rights and is qualified in its entirety by reference to the Dissent Provisions, which are reproduced in full in Appendix B to this Proxy Statement-Prospectus and which are incorporated herein by reference.

Effective Time

We will request that the Director of the Florida Office of Financial Regulation issue a Certificate of Merger as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of Coquina Bank. The Effective Time of the Merger will be the date and time specified in the Certificate of Merger. Prior to the Effective Time, the Office of Financial Regulation will file the Merger Agreement with the Florida Secretary of State.

Background of and Reasons for the Merger.

Background of the Merger. Coquina Bank began its relationship with Alabama National in 1998, through Alabama National’s largest bank subsidiary, National Bank of Commerce of Birmingham (“NBC”). NBC’s Investment Services division provides investment services to various financial institutions, as well as quarterly analyses of such entities’ balance sheets, income statements, interest rate risks and general asset/liability management processes. Over the past several years, the relationship included occasional visits from NBC staff to Coquina Bank, a visit to NBC by Coquina Bank’s chief financial officer to attend NBC’s bond school, and other business meetings.

In July 2003, Joe P. Epton, Jr., Coquina Bank’s President and Chief Executive Officer, and Mark O. Blanford, its Executive Vice President and Senior Lending Officer, attended NBC’s annual investment seminar. During the meetings, the Coquina Bank representatives met with additional Alabama National staff at which Alabama National’s overall corporate culture, strategic direction, and approach to bank operations were discussed. In September 2003, Robert Adams, the Chairman of Coquina Bank, Arthur Simpson, Jr., the Vice Chairman of Coquina Bank and Mr. Epton attended a meeting in Orlando, Florida, hosted by Alabama National for its correspondent banks. At the meeting, these Coquina Bank officials had the opportunity to spend time with John H. Holcomb, III, the Chairman and Chief Executive Officer of Alabama National and other Alabama National officers and employees. During this meeting, Mr. Holcomb was invited to visit Ormond Beach, Florida and meet with other Coquina Bank board representatives.

On October 21 2003, Mr. Holcomb, along with two additional representatives from Alabama National, attended a meeting in Ormond Beach with several of Coquina Bank’s directors. During this meeting, both parties discussed a possible business combination between Alabama National and Coquina Bank. The parties also discussed Alabama National’s history, acquisition strategy, past performance, approach to merger transactions, and additional background information. Later that month, representatives of the two companies met again to discuss employment issues, leadership philosophies, and strategic objectives of both organizations. Following this meeting, the parties continued to have periodic discussions regarding Alabama National’s interest in pursuing a possible acquisition transaction with Coquina Bank.

On December 18, 2003, Mr. Holcomb and other Alabama National management made a presentation to a meeting of the board of directors of Alabama National regarding a proposed acquisition of Coquina Bank. After discussion and deliberation of the proposal, the board of directors approved moving forward with discussions to acquire Coquina Bank within certain pricing parameters.

On January 14, 2004, Mr. Holcomb and other Alabama National representatives met with the Coquina Bank board of directors to discuss Alabama National’s acquisition and management philosophy, as well as its interest in pursuing an acquisition of Coquina Bank assuming the parties could enter into an acceptable agreement. They also discussed the synergies and economies that might be realized by Alabama National in connection with its then pending acquisition of nearby Cypress Bank (which was acquired by Alabama National on February 20, 2004). Following the presentation by the Alabama National representatives, the Coquina Bank board authorized continued discussions with Alabama National regarding a possible acquisition transaction by Alabama National of Coquina Bank. The board also authorized Alabama National to conduct a due diligence review of Coquina Bank, and authorized management to engage counsel and The Carson Medlin Company to assist the board in connection with a possible merger transaction.

In late January 2004, Alabama National and Coquina Bank signed a confidentiality agreement. Thereafter, Alabama National conducted a due diligence review of Coquina Bank. During late January and throughout February 2004, the parties discussed and shared information relating to Alabama National and Coquina Bank. In February 2004, Coquina Bank engaged The Carson Medlin Company to assist the board in connection with a possible merger transaction.

At a meeting on February 18, 2004, the board of directors of Alabama National continued discussions regarding the possible acquisition of Coquina Bank. After further deliberation, the board of directors approved a resolution to acquire Coquina Bank within certain pricing parameters, subject to the negotiation of an acceptable merger agreement and certain other conditions. On February 24, 2004, representatives of Coquina Bank visited Alabama National to review its operations and continue discussions regarding a possible acquisition transaction.

During March 2004, representatives of Alabama National and representatives of Coquina Bank reviewed, discussed and negotiated the terms of the Merger Agreement. On March 26, 2004, the Coquina Bank board of directors reviewed the terms of the Merger Agreement. At the meeting, legal counsel reviewed generally for Coquina Bank directors the fiduciary obligations of directors in sales of financial institutions and also reviewed the merger agreement, the voting agreement to be entered into between Coquina Bank directors and Alabama National, and other issues. At the meeting, a representative of Carson Medlin rendered an oral opinion that the consideration to be received by Coquina Bank shareholders, as provided for in the Merger Agreement, was fair from a financial point of view, to the shareholders of Coquina Bank. Coquina Bank’s board then unanimously approved the Merger Agreement and the transactions contemplated thereby. Coquina Bank’s management also was authorized to sign the Merger Agreement, which was signed by Alabama National and Coquina Bank effective March 30, 2004.

Alabama National’s Reasons for the Merger. In approving the Merger Agreement and the Merger, the Alabama National board of directors considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Alabama National board of directors considered the following material factors:

(a)	the information presented to the directors by the management of Alabama National concerning the business, operations, earnings, asset quality and financial condition of Coquina Bank, including the composition of the earning assets portfolio of Coquina Bank;

(b)	the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of Coquina Bank;

(c)	the non-financial terms of the Merger, including the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

(d)	the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

(e)	the opportunity for increasing the noninterest income of the operations of Coquina Bank and the ability of the operations of Coquina Bank after the Effective Time to contribute to the earnings of Alabama National;

(f)	the attractiveness of the Coquina Bank franchise, the management team of Coquina Bank, the market position of Coquina Bank in the markets in which it operates, and the compatibility of the franchise of Coquina Bank in Ormond Beach, Florida with the operations of Alabama National in its market areas, and, specifically, Coquina Bank’s compatibility with the operations of Alabama National’s subsidiary, Cypress Bank; and

(g)	the compatibility of the management philosophies and community banking orientation of the operation of Coquina Bank to that of Alabama National and the subsidiary banks of Alabama National.

Coquina Bank’s Reasons for the Merger. In approving the Merger Agreement and the Merger, the board of directors of Coquina Bank considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the Coquina Bank board of directors considered the following material factors:

(a)	the financial terms of the Merger, including, among other things, the opinion of The Carson Medlin Company as to the fairness from a financial point of view of the consideration to be received by Coquina Bank shareholders, as provided in the Merger Agreement;

(b)	the fact that Alabama National common stock has a more liquid trading market than Coquina Bank common stock;

(c)	a comparison of Coquina Bank as an independent entity and combined with Alabama National after the Merger, particularly as to shareholder value, including, among other things, a consideration of the benefits that could reasonably be expected to accrue to Coquina Bank shareholders from the Merger;

(d)	certain financial and other information concerning Alabama National, including, among other things, information with respect to the business, operations, condition and future prospects of Alabama National;

(e)	the non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization for Coquina Bank shareholders except to the extent of any cash received by Coquina Bank shareholders;

(f)	the likelihood of the Merger being approved by the appropriate regulatory authorities without undue conditions or delay;

(g)	the limited adverse impact, generally, of the Merger on the various constituencies served by Coquina Bank, including its employees, customers and the community; and

(h)	the compatibility of management and the business philosophies of Coquina Bank and Alabama National.

The Coquina Bank board of directors recommends that Coquina Bank shareholders vote FOR the approval of the Merger Agreement.

Opinion of The Carson Medlin Company

Coquina Bank engaged The Carson Medlin Company (“Carson Medlin”) to serve as its financial adviser and to render its opinion to the shareholders of Coquina Bank as to the fairness, from a financial point of view, of the consideration provided for in the Merger Agreement. Coquina Bank selected Carson Medlin as its financial adviser on the basis of its experience in advising community banks in similar transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Neither Carson Medlin nor any of its affiliates has a material relationship with Coquina Bank or Alabama National or any material financial interest in Coquina Bank or Alabama National.

Carson Medlin provided analysis to Coquina Bank’s board of directors at a meeting held on March 26, 2004, during which the terms of the transaction were discussed and the Merger Agreement was approved. At that meeting, Carson Medlin delivered its verbal opinion to the effect that the consideration provided for in the Merger Agreement is fair, from a financial point of view, to the shareholders of Coquina Bank. Carson Medlin issued its written opinion on March 31, 2004. Carson Medlin subsequently reconfirmed its March 31, 2004 written opinion by issuing a second written opinion dated as of                     , 2004 the most recent practicable date prior to the printing of this proxy statement-prospectus and a copy of which is attached as Appendix C.

You should consider the following when reading the discussion of the Carson Medlin opinion in this document:

•	The summary of the opinion of Carson Medlin set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Carson Medlin in connection with its opinion.

•	Carson Medlin’s opinion does not address the merits of the Merger relative to other business strategies, whether or not considered by Coquina Bank’s board, nor does it address the decision by Coquina Bank’s board to proceed with the Merger.

•	Carson Medlin’s opinion to Coquina Bank’s board of directors rendered in connection with the Merger does not constitute a recommendation to any Coquina Bank shareholder as to how he or she should vote at the special meeting.

No limitations were imposed by Coquina Bank’s board of directors or its management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinion.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin’s opinion. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables, which alone do not constitute a complete description of the financial analyses, should be read together with the summaries of the financial analyses, including the methodologies and assumptions underlying the analyses.

In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Coquina Bank and Alabama National and may not be realized. Any estimates contained in Carson Medlin’s analyses are not necessarily predictive of future results or actual values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold, therefore these estimates are inherently subject to substantial uncertainty. In addition, the Carson Medlin opinion was among several factors taken into consideration by the Coquina Bank board of directors in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Coquina Bank board of directors or management with respect to the fairness of the consideration received.

Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the financial and other information provided to or otherwise made available to Carson Medlin for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Coquina Bank or Alabama National, nor was it furnished with any appraisals. The projections furnished to Carson Medlin and used by it in certain of its analyses were prepared by Coquina Bank’s senior management. Coquina Bank does not publicly disclose internal management projections of the type provided to Carson Medlin in connection with its review of the Merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Coquina Bank or Alabama National; and it has assumed that the allowances of Coquina Bank and Alabama National are in the aggregate adequate to cover potential losses. Carson Medlin’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, Carson Medlin made the following assumptions:

•	that the Merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Coquina Bank, Alabama National or on the anticipated benefits of the Merger;

•	that Coquina Bank had provided it with all of the information prepared by Coquina Bank or its other representatives that might be material to Carson Medlin in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of the management of Coquina Bank as to the future operating and financial performance of Coquina Bank.

Carson Medlin’s opinion is not an expression of an opinion as to the prices at which shares of Coquina Bank’s common stock or shares of Alabama National common stock will trade following the announcement of the Merger or the actual value of the shares of common stock of the combined company when issued pursuant to the Merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the Merger.

In connection with its opinion dated March 31, 2004, Carson Medlin reviewed:

•	the Merger Agreement;

•	the audited financial statements and annual reports of Alabama National for the five years ended December 31, 2003;

•	the audited financial statements of Coquina Bank for the five years ended December 31, 2003; and

•	certain financial and operating information with respect to the business, operations and prospects of Coquina Bank and Alabama National.

In addition, Carson Medlin:

•	held discussions with members of management of Coquina Bank and Alabama National regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of Coquina Bank and Alabama National and compared them with those of certain publicly-traded companies which it deemed to be relevant;

•	compared the results of operations of Coquina Bank and Alabama National with those of certain banking companies which it deemed to be relevant;

•	compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations;

•	analyzed the pro forma financial impact of the Merger on Alabama National; and

•	conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

Valuation Methodologies

The following is a summary of all material analyses performed by Carson Medlin in connection with its verbal opinion provided to Coquina Bank’s board of directors on March 26, 2004. The summary does not purport to be a complete description of the analyses performed by Carson Medlin but summarizes the material analyses performed and presented in connection with such opinion.

Summary of Merger Terms

Carson Medlin reviewed the terms of the proposed Merger, including the form of consideration, the exchange ratio, the price per share of Alabama National’s common stock and the resulting price paid to Coquina Bank’s shareholders pursuant to the Merger Agreement. Under the terms of the Merger Agreement, assuming no Coquina Bank shareholders make a cash election, Alabama National will issue 0.6326 shares of Alabama National common stock for each of the outstanding shares of Coquina Bank stock. The exchange ratio will increase if Alabama National’s average price at closing is between $42.00 and $48.00 per share, ranging from 0.6357 to 0.6544. In addition to the stock consideration, Coquina Bank will pay a one-time cash dividend of $1.6 million (approximately $1.74 per fully diluted share) to the Coquina Bank shareholders prior to the effective date of the Merger.

Carson Medlin calculated that the indicated cash and stock consideration received by Coquina Bank’s shareholders represented:

•	$32.76 per share (based on Alabama National’s 10-day average price as of March 25, 2004 of $51.78 per share) plus approximately $1.74 per share for the one time special cash dividend for a total of $34.50 per share;

•	256.3% of Coquina Bank’s stated book value at December 31, 2003, and 315.4% of Coquina Bank’s normalized book value (based on 8% capital levels) at December 31, 2003;

•	21.1 times Coquina Bank’s earnings for the trailing 12 months ended December 31, 2003;

•	28.3% of Coquina Bank’s total assets at December 31, 2003;

•	32.6% of Coquina Bank’s total deposits at December 31, 2003; and

•	a 22.7% premium on Coquina Bank’s core deposits at December 31, 2003 (representing the premium paid over stated equity divided by total deposits excluding CD’s greater than $100,000).

Comparable Transaction Analysis

Carson Medlin reviewed certain information related to selected merger transactions involving all banks in the Southeast announced since January 1, 2002 with assets between $75 million and $150 million, the Southeastern peer group. This peer group included 19 transactions. Carson Medlin also reviewed certain information related to merger transactions involving banks in Florida with less than $200 million in total assets and announced since January 1, 2002, the Florida peer group, which included 14 transactions.

In evaluating these peer groups, Carson Medlin considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the price to trailing twelve months’ earnings, price to book value, price to total assets, price to total deposits and core deposit premium for the two peer groups to the proposed Merger at the time it was announced. These comparisons are discussed below.

Comparable Transaction Analysis—Southeastern Peer Group

	Coquina Indicator	Comparable Transactions
Other Pricing Multiples		Median	High	Low
Purchase Price % of Stated Book Value	256.3%	226.0%	315.5%	105.5%
Purchase Price % of Normalized Book Value	315.4	229.9	351.4	63.7
Purchase Price as a Multiple of LTM Earnings	21.1	22.2	28.2	9.2
Purchase Price % of Total Assets	28.3%	18.8%	30.7%	5.4%
Purchase Price % of Total Deposits	32.6%	22.5%	36.3%	6.0%
Core Deposit Premium	22.7%	15.6%	35.1%	0.3%

Comparable Transaction Analysis—Florida Peer Group

Other Pricing Multiples	Coquina Indicator	Comparable Transactions
		Median	High	Low
Purchase Price % of Stated Book Value	256.3%	205.6%	380.8%	122.2%
Purchase Price % of Normalized Book Value	315.4	229.9	414.9	126.0
Purchase Price as a Multiple of LTM Earnings	21.1	23.8	26.4	9.8
Purchase Price % of Total Assets	28.3%	21.8%	35.6%	12.0%
Purchase Price % of Total Deposits	32.6%	26.2%	42.6%	14.5%
Core Deposit Premium	22.7%	16.0%	39.5%	4.6%

Based on this analysis, Carson Medlin observed that the consideration to be received by Coquina Bank’s shareholders represented 256.3% of the stated book value of $13.46 per share, which exceeded the median indicator for both peer groups. On a price to earnings basis, Coquina Bank’s indicator of 21.1 times trailing 12 months earnings of $1.63 per share was slightly below the median indicator for both peer groups. Based on Coquina Bank’s total assets of $100.4 million, the indicated price to assets ratio was 28.3% which exceeded the median indicator for both peer groups. The price as a percentage of total deposits ($87.4 million) implied by the Merger is 32.6%, which exceeded the median indicator for both peer groups. The core deposit premium implied by the Merger is 22.7%, which exceeded the median indicator for both peer groups.

Carson Medlin also determined an implied value for Coquina Bank based on the median indicator for each of the peer groups as shown in the following table.

Value Per Share Indicated by Median Valuations in Comparable Transactions

	Book Value	Normalized Book Value	Trailing 12 Months EPS	Total Assets	Total Deposits	Core Deposit Premium	Average Price
Merger Consideration	$34.50	$34.50	$34.50	$34.50	$34.50	$34.50	$34.50
Indicated Pricing Multiple	256.3%	315.4%	21.1	28.3%	32.6%	22.7%

Southeastern Peer Group	$30.42	$26.15	$36.25	$22.94	$23.84	$27.87	$27.91
Indicated Median Multiple	$226.0%	229.9%	22.2	18.8%	22.5%	15.6%

Florida Peer Group	$27.68	$26.14	$38.82	$26.55	$27.72	$28.30	$29.20
Indicated Median Multiple	205.6%	229.8%	23.8	21.8%	26.2%	16.0%

This analysis indicated that Coquina Bank’s shares had a potential value from $22.94 per share to $36.25 per share, with an average of $27.91 per share, based on the median indicators for the Southeastern peer group. The indicated values range from $26.14 per share to $38.82 per share with an average of $29.20 per share based on the median indicators for the Florida peer group. The indicated value of the Coquina Bank purchase price was $34.50 per share (including the special cash dividend of approximately $1.74 per share), which exceeds the average for both peer groups.

No transaction used as a comparison in the above analysis is identical to Alabama National, Coquina Bank or the Merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Contribution Analysis

Carson Medlin analyzed the relative contribution of each of Coquina Bank and Alabama National to the pro forma balance sheet and income statement items as of December 31, 2003 to the pro forma combined entity, including assets, loans, net of unearned income, deposits, equity, and net income. This analysis excluded any purchase accounting adjustments and any adjustments for pending mergers. The pro forma ownership analysis assumed 100% of the aggregate deal value is in the form of Alabama National stock and was based on an exchange ratio of 0.6326. The results of Carson Medlin’s analysis are set forth in the following table:

Category	Alabama National	Coquina Bank

Assets	97.4%	2.6%

Loans, net of unearned income	97.0%	3.0%

Deposits	96.9%	3.1%

Shareholders’ Equity	96.2%	3.8%

Latest Twelve Months’ Earnings (GAAP)	96.8%	3.2%

Estimated Pro Forma Ownership (fully diluted)	96.4%	3.6%

Present Value Analysis

Carson Medlin calculated the present value of Coquina Bank assuming that Coquina Bank remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Coquina Bank’s future growth of assets, earnings and dividends and assumed terminal values for Coquina Bank’s stock at the end of the period by applying price to earnings multiples ranging from 18x to 22x and price to book value multiples ranging from 200% to 300%. Carson Medlin based their projections on Coquina Bank’s historic growth rates, management estimates, as well as expected industry trends over the period analyzed with an expected average annual growth rate of approximately 12%. It was estimated that a modest and gradually increasing cash dividend would be paid over the period analyzed. The average return on assets (ROA) over the projected period is approximately 1.40% and is based on Coquina Bank’s and Carson Medlin’s estimates. The terminal multiples were based on Carson Medlin’s experience in similar merger transactions over the past several years and those multiples observed in other transactions as exhibited by the comparable transactions described above. The values were then discounted to present value utilizing discount rates of 14% to 16%. These rates were selected because, in Carson Medlin’s experience, they represent the rates that investors in securities such as Coquina Bank’s common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments.

Price to Earnings Ratios

	18	19	20	21	22
14.0%	$26.81	$28.22	$29.63	$31.04	$32.45
15.0%	$25.69	$27.03	$28.38	$29.73	$31.08
16.0%	$24.62	$25.91	$27.20	$28.49	$29.78

On the basis of the terminal price to earning assumptions, Carson Medlin calculated that the present value of Coquina Bank as an independent bank ranged from $24.62 per share to $32.45 per share. The indicated stock consideration and special cash dividend to be paid to Coquina Bank’s shareholders was $34.50 per share (based on Alabama National’s 10-day average stock price of $51.78 per share on March 25, 2004) which is higher than the range indicated under this present value analysis.

Price to Book Value Ratios

	2.00	2.25	2.50	2.75	3.00
14.0%	$22.95	$25.64	$28.33	$31.02	$33.71
15.0%	$21.99	$24.56	$27.14	$29.71	$32.28
16.0%	$21.08	$23.54	$26.01	$28.47	$30.93

On the basis of the terminal price to book value assumptions, Carson Medlin calculated that the present value of Coquina Bank as an independent bank ranged from $21.08 per share to $33.71 per share. The indicated stock consideration and special cash dividend to be paid to Coquina Bank’s shareholders was $34.50 per share (based on Alabama National’s 10-day average stock price of $51.78 per share on March 25, 2004), which is higher than the range indicated in this present value analysis.

The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates. This analysis is one of several methods of financial analysis used in determining the fairness of the transaction and, therefore, this analysis cannot be considered without considering all other factors described in this section.

Industry Comparative Analysis

In connection with rendering its opinion, Carson Medlin compared selected operating results of Alabama National to a selected peer group of banks in the Southeast with assets from $1 billion to $5 billion. The Alabama National selected peer group consists of First Charter Corporation, United Community Banks, Inc., Main Street Banks, Inc., Capital City Bank Group, Inc., First Community Bancshares, Inc., Banc Corporation, First Bancorp, Seacoast Banking Corp. of Florida, SCBT Financial Corporation, Union Bankshares Corp., Virginia Financial Group, Inc., ABC Bancorp, and Fidelity Southern Corp. Carson Medlin compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Alabama National to these financial institutions. Carson Medlin noted the following performance based on results at or for the twelve months ended December 31, 2003 (or most recent available) and stock prices as of March 24, 2004.

Selected Peer Group—Financial Performance:

	Average	Low	High	Alabama National
Return on Average Equity	12.8%	4.6%	19.8%	15.9%

Return on Average Assets	1.15	0.35	1.57	1.14

Net Interest Margin	4.11	3.00	5.30	3.68

Efficiency Ratio	65.4	52.6	96.0	65.6

Equity / Assets	8.9	6.5	11.0	7.3

Non-Performing Assets / Assets	0.47	0.19	0.78	0.28

Selected Peer Group—Market Performance:

	Average		Low		High		Alabama National
Price / Stated Book Value Per Share	214%		138%		263%		238%

Price / Trailing 12 Months EPS	16.7	x	7.7	x	22.4	x	16.4	x

Price / Assets	19.3%		11.2%		29.7%		20.7%

Dividend Yield	2.2%		0.0%		3.6%		2.4%

Carson Medlin also compared selected operating results of Coquina Bank to those of 63 publicly-traded community commercial banks in Alabama, Florida, Georgia, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed as Established Banks in the Southeastern Independent Bank Review, a proprietary research publication prepared by Carson Medlin quarterly since 1991, the Established Bank peer group. The banks reviewed by Carson Medlin range in asset size from $104 million to

$1.9 billion and in shareholders’ equity from approximately $9.0 million to $198.9 million. These banks have conducted operations for more than five years and have generally been able to establish recurring earnings and stable financial performance. We have compared Coquina Bank to the Established Bank peer group to illustrate Coquina Bank’s progress in establishing the financial performance of a group of older, more established, community banking organizations. Carson Medlin compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Coquina Bank to these financial institutions. Carson Medlin noted the following performance based on results at or for the nine months ended September 30, 2003:

Established Bank Peer Group

	Coquina Bank	Average for Peer Group
Return on Average Assets	1.39%	1.12%
Return on Average Equity	12.8%	12.0%
Net Interest Margin	4.99%	4.22%
Equity to Assets	11.0%	9.4%
Efficiency Ratio	50.9%	62.5%
Non-Performing Assets (defined as 90 days past due, nonaccrual loans and other real estate) to Total Loans, net of unearned income and other real estate	0.13%	0.94%

Carson Medlin also compared selected operating results of Coquina Bank to those of 15 community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review under De Novo Banks, the De Novo Bank peer group. The banks reviewed by Carson Medlin range in asset size from $59 million to $440 million and in shareholders’ equity from approximately $4.5 million to $24.5 million. These banks are all under five years old and experiencing the growth trends and financial performance of a newly established financial institution. Carson Medlin compared, among other factors, profitability, capitalization, margins and balance sheet structure of Coquina Bank to these financial institutions. Carson Medlin noted the following performance based on results at or for the three months ended September 30, 2003:

De Novo Bank Peer Group

	Coquina Bank	Average for Peer Group
Pre-Tax Return on Average Assets	2.07%	0.96%
Earning Asset Yield	6.09%	5.41%
Cost of Funds	1.14%	2.13%
Interest Spread	4.95%	3.28%
Loans to Deposits	91%	85%
Equity to Assets	11.0%	7.7%

No company used as a comparison in the above analysis is identical to Alabama National, Coquina Bank or the Merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Historical Stock Trading Analysis

Carson Medlin reviewed and analyzed the historical trading price and volume of Alabama National common stock over recent periods. Alabama National’s stock is listed on the Nasdaq’s National Market System. In the past year, Alabama National’s stock has traded from a low of $42.50 to a high of $55.00 per share. Alabama National’s stock was trading at $54.45 per share one day prior to the Merger announcement. Alabama National’s stock trading volume has been active with average daily volume of approximately 19,000 shares.

Carson Medlin compared recent trading prices of Alabama National’s stock to the recent market values of the selected peer group of Southeastern banks with assets from $1 billion to $5 billion. This comparison shows that Alabama National’s stock currently trades, and has generally traded over the three year period examined, at a premium based on book value multiples. Alabama National’s stock currently trades at a discount based on earnings multiples to the selected peer group and has generally traded at a discount for most of the last three years. At March 24, 2004, Alabama National’s common stock traded at 238% of book value compared to 214% for the selected peer group. On a price to trailing earnings basis, Alabama National’s common stock traded at 16.4 times earnings compared to the 16.7 times earnings for the selected peer group.

Carson Medlin also analyzed the historical trading prices and volume of Coquina Bank’s common stock. However, Coquina Bank’s stock has not traded in volumes significant enough to be considered meaningful.

Other Analyses

Carson Medlin reviewed the relative financial performance of Alabama National and Coquina Bank since 1999 and reviewed recent research coverage for Alabama National.

The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Alabama National or Coquina Bank, could materially affect the assumptions used in preparing the opinion.

In connection with its updated opinion, dated as of                     , 2004, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its March 31, 2004 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith. It was Carson Medlin’s opinion, therefore, that the consideration to be received by Coquina Bank’s shareholders, as provided for in the Merger Agreement, was fair from a financial point of view, to the shareholders of Coquina Bank.

Coquina Bank and Carson Medlin have entered into an agreement relating to the services to be provided by Carson Medlin in connection with the Merger. Coquina Bank has agreed to pay Carson Medlin a cash fee equal to $28,000. Under the Carson Medlin engagement agreement, Coquina Bank also agreed to reimburse Carson Medlin for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Carson Medlin against certain liabilities, including liabilities under the federal securities laws.

Effect on Certain Employee Benefit Plans of Coquina Bank

401(k) Plan. Coquina Bank participates in a multi-employer 401(k) defined contribution plan for the benefit of its employees (the “401(k) Plan”). Under the Merger Agreement, Coquina Bank will cease to participate in the 401(k) Plan prior to the Effective Time, and Alabama National will offer each eligible employee of Coquina Bank the opportunity to enroll in Alabama National’s 401(k) defined contribution plan.

Treatment of Coquina Bank Stock Options. The Merger Agreement provides that at the time we complete the Merger, all outstanding stock options granted by Coquina Bank under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms (as proportionately adjusted to reflect the terms of the Merger), including any acceleration in vesting that will occur as a consequence of the Merger.

The number of shares of Alabama National common stock that may be purchased upon exercise of each assumed option will equal the product of (A) the number of shares of Coquina Bank common stock that were purchasable under the assumed option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share. The per share exercise price for each assumed option will equal the quotient of (1) the per share exercise price of the assumed option in effect immediately before the Effective Time divided by (2) the Exchange Ratio, rounded to the nearest cent.

The officers and directors of Coquina Bank held in the aggregate exercisable options to purchase 95,000 shares of Coquina Bank common stock as of the Record Date for the Special Meeting.

Severance Payments to Employees. The Merger Agreement also provides that if any employee of Coquina Bank is terminated within six months after the Effective Time by Alabama National solely as a result of the Merger (i.e., elimination of duplicative jobs, and the like), and not as a result of inadequate performance or other good cause, Alabama National will pay severance to each such employee in an amount equal to one week’s pay for each six months of such employee’s employment with Coquina Bank (provided that no such payment for any employee shall exceed $15,000 in the aggregate).

Conditions to Consummation of the Merger

The respective obligations of Alabama National and Coquina Bank to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

(a)	shareholder approval of Coquina Bank shall have been received;

(b)	all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of Alabama National or Coquina Bank, materially adversely impacts the Merger so as to render it inadvisable;

(c)	all consents necessary to consummate the Merger and avoid a material adverse effect on the relevant party shall have been obtained;

(d)	no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which, in the opinion of the board of directors of Alabama National or Coquina Bank, renders its consummation impossible or inadvisable; and

(e)	the Registration Statement on Form S-4 shall have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the SEC.

The obligations of Alabama National to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a)	the representations and warranties of Coquina Bank in the Merger Agreement shall be true as if made at the Effective Time;

(b)	the agreements and covenants of Coquina Bank in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c)	Coquina Bank shall have delivered to Alabama National certain certificates of its corporate officers provided for in the Merger Agreement;

(d)	Coquina Bank shall have delivered to Alabama National an opinion of its counsel as provided in the Merger Agreement;

(e)	immediately prior to the Effective Time, Coquina Bank shall have a minimum net worth (as defined in the Merger Agreement) of $11.1 million;

(f)	Alabama National shall have received from Hacker, Johnson & Smith, P.A., certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Coquina Bank as Alabama National may reasonably request;

(g)	the charge offs, reserves and accruals as Alabama National shall reasonably request to conform Coquina Bank’s accounting policies to Alabama National’s accounting policies shall have been made;

(h)	Alabama National shall be satisfied in its sole discretion that Coquina Bank has taken all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Internal Revenue code), that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code;

(i)	the existing change in ownership agreements with Joe P. Epton, Jr. and Mark O. Blanford shall be terminated as of the Effective Time without any penalty, fee or cost to Alabama National or Coquina Bank (except as may be agreed to by the Parties), and Mr. Epton and Mr. Blanford shall have entered into new employment agreements with Coquina Bank as approved by Alabama National;

(j)	effective immediately prior to the Effective Time, (1) the Client Service Agreement between Coquina Bank and Paychex Business Solutions, Inc. shall be terminated in full with no penalty; (2) each of the employees previously leased to Coquina Bank pursuant to that agreement shall have become a direct employee of Coquina Bank and (3) the assets of such employees in benefit plans maintained pursuant to the Paychex agreement shall be permitted to be transferred into benefit plans maintained by Alabama National;

(k)	no regulatory authority shall have asserted that Coquina Bank or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Coquina Bank’s or any of its subsidiaries’ business;

(l)	there shall have been no determination by Alabama National that any fact, event or condition exists or has occurred that would have a material adverse effect on Coquina Bank or the Merger or that would render the Merger impractical;

(m)	Coquina Bank shall have obtained the consent or approval of each person required to permit the succession by the surviving bank to any contract obligation, right or interest of Coquina Bank;

(n)	there shall not be any action taken by any regulatory authority which imposes any material adverse requirement upon Alabama National unless it is customary in connection with the acquisition of banks under similar circumstances;

(o)	Coquina Bank shall have delivered a certificate to Alabama National that Coquina Bank is not aware of any claims under its directors and officers insurance policy; and

(p)	subsequent to the execution of the Merger Agreement, there shall not have been any material increase in overdue or “classified” loans of Coquina Bank or any increase in loans to directors and executive officers of Coquina Bank and to holders of 5% or more of Coquina Bank common stock.

The obligations of Coquina Bank to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a)	the representations and warranties of Alabama National in the Merger Agreement shall be true as if made at the Effective Time;

(b)	the agreements and covenants of Alabama National in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c)	Alabama National shall have delivered to Coquina Bank certain certificates of its corporate officers provided for in the Merger Agreement;

(d)	Alabama National shall have delivered to Coquina Bank an opinion of its counsel as provided in the Merger Agreement;

(e)	Coquina Bank shall have received from PricewaterhouseCoopers, LLP, certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Alabama National as Coquina Bank may reasonably request;

(f)	the opinion received by Coquina Bank from The Carson Medlin Company that the consideration to be received by the Coquina Bank shareholders is fair from a financial point of view shall not have been withdrawn as of the Effective Time;

(g)	Alabama National common stock to be issued in the Merger shall have been qualified as a Nasdaq National Market System Security as defined by the SEC; and

(h)	no regulatory authority shall have asserted that Alabama National or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Alabama National’s or any of its subsidiaries’ business.

Regulatory Approvals

The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. Alabama National is subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on May 6, 2004, Alabama National filed an application with the Federal Reserve requesting approval of the Merger in accordance with Section 3 of the Bank Holding Company Act.

Coquina Bank is subject to regulation by the Florida Office of Financial Regulation. Under the requirements of Section 658.41 of the Florida Statutes, any proposed organization of an interim bank, and any proposed merger involving a Florida state bank, must be submitted to the Florida Office of Financial Regulation for prior approval. Alabama National and Coquina Bank submitted an application to the Florida Office of Financial Regulation on April 19, 2004 for permission to form CQA Interim Bank and to merge CQA Interim Bank and Coquina Bank.

The Merger is also subject to the approval of the FDIC under Section 18(c) and other provisions of the Federal Deposit Insurance Act. Alabama National submitted an application to the FDIC to obtain such approval on April 23, 2004.

As of the date of this proxy statement-prospectus, each of these required regulatory approvals is still pending. The Merger cannot be completed in the absence of the required regulatory approvals or waivers. We cannot assure you as to whether or when the required regulatory approvals will be obtained. Assuming the required regulatory approvals are obtained and the Merger is completed, the subsequent merger of Cypress Bank and Coquina Bank will also be subject to the approval by the FDIC and the Florida Office of Financial Regulation.

Conduct of Business Pending the Merger

The Merger Agreement requires that each of Coquina Bank and Alabama National shall preserve its business organization, goodwill, relationships with depositors, customers and employees, and assets and maintain its rights and franchises and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, Coquina Bank has agreed that, without the consent of Alabama National, it will not:

(a)	amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

(b)	incur additional debt obligations except in the ordinary course of business consistent with past practices or allow any lien to exist on any share of the stock held by itself or any of its subsidiaries;

(c)	repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend, except for a special cash dividend in an aggregate amount of $1.6 million, or make any other distribution in respect of its capital stock;

(d)	except as provided in the Merger Agreement and as required upon exercise of any Coquina Bank stock options, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Coquina Bank common stock or any other capital stock of Coquina Bank or any subsidiary, or any stock appreciation rights, options, warrants, conversion or other rights to acquire any such stock;

(e)	adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, issue or authorize the issuance of any other securities or sell, lease, mortgage or otherwise encumber any shares of any of its subsidiaries or other asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)	acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business;

(g)	grant any increase in compensation or benefits of the employees or officers of Coquina Bank or any of its subsidiaries, except in accordance with past practices with respect to employees; pay any bonus, except in accordance with past practices and pursuant to the provisions of an existing program or plan; enter into or amend severance agreements or grant any material increases in fees or other compensation to officers and directors;

(h)	enter into or amend any employment contract without an unconditional right to terminate without liability;

(i)	adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

(j)	make any material change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

(k)	commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of Coquina Bank or any of its subsidiaries or, except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l)	operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

(m)	fail to file timely any report required to be filed with any regulatory authorities;

(n)	make any loan or advance to any holder of 5% or more of Coquina Bank common stock, director or officer of Coquina Bank or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

(o)	cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any holder of 5% or more of Coquina Bank common stock, director or officer of Coquina Bank or any of its subsidiaries or any members of their immediate families;

(p)	enter into any contract for services or otherwise with any of the holders of 5% or more of Coquina Bank common stock, or the directors, officers or employees of Coquina Bank or any of its subsidiaries or any members of their immediate families;

(q)	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)	file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

(s)	except in accordance with applicable law, change its or any of its subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

(t)	intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger;

(u)	take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover laws, and Coquina Bank shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the Merger Agreement from any anti-takeover law;

(v)	make or renew any loan to any person or entity who or that owes, or would as a result of such loan or renewal owe, Coquina Bank or any of its subsidiaries more than $300,000 of secured indebtedness or $50,000 of unsecured indebtedness;

(w)	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except as consistent with past policies;

(x)	acquire any investment securities or asset-backed securities (with certain exceptions as described in the Merger Agreement);

(y)	dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000 (with certain exceptions as described in the Merger Agreement); or

(z)	make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

Alabama National has agreed that, without the consent of Coquina Bank, it will not:

(a)	fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

(b)	take any action that would cause Alabama National common stock to cease to be traded on the Nasdaq Stock Market, except for certain exceptions specified in the Merger Agreement.

Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

Coquina Bank has also agreed to not solicit, initiate, discuss or knowingly encourage any acquisition proposal involving Coquina Bank and any third party acquiror. Notwithstanding the foregoing Coquina Bank may discuss an acquisition proposal with a third party if the Coquina Bank board of directors determines in good faith that such acquisition proposal is a “superior proposal,” as compared to the terms of the Merger. A superior proposal is generally described as a bona fide written acquisition proposal that the board of directors concludes in good faith to be more favorable from a financial point of view to the Coquina shareholders than the Merger.

Waiver and Amendment; Termination; Termination Fee

Prior to the Effective Time, either Alabama National or Coquina Bank may waive any default in performance of any term of the Merger Agreement, waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of Coquina Bank and Alabama National.

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)	by mutual consent of Alabama National and Coquina Bank;

(b)	in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances;

(c)	by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of Coquina Bank fail to approve the Merger;

(d)	by either party, in the event there is a material adverse effect on the business, operations or financial condition of the other party that is not remedied;

(e)	by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by October 31, 2004, and such failure was not the fault of the terminating party;

(f)	by Alabama National, if the holders of greater than 5% of the outstanding shares of Coquina Bank common stock properly assert their dissenters’ rights under the Florida Dissent Provisions;

(g)	by Alabama National, if (1) the board of directors of Coquina Bank withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the Merger, (2) the board of directors of Coquina Bank recommends approval of another acquisition proposal to the shareholders, (3) the board of directors of Coquina Bank fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Coquina Bank stock;

(h)	by Coquina Bank, if the board of directors of Coquina Bank shall have authorized an agreement with respect to an acquisition or merger transaction proposal which it considers to be superior to the Merger, and after written notice to Alabama National, Alabama National does not make an offer that the Coquina Bank board determines is as favorable as the third-party proposal; or

(i)	by Coquina Bank, if the average of the high and low prices of Alabama National common stock quoted on the Nasdaq Stock Market during the ten day period ending on the fifth day prior to the closing of the Merger is less than $42.00. In this event, however, Alabama National shall have the opportunity to void such termination by increasing the consideration payable to the Coquina Bank shareholders.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, and provisions regarding expenses will survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination. Also, a termination under paragraphs (g) or (h) will require Coquina Bank to pay to Alabama National a termination fee of $1.0 million.

Management and Operations After the Merger

From and after the Effective Time, the Alabama National board of directors will consist of the then current directors of Alabama National. Upon the consummation of the Merger, Coquina Bank will be a wholly owned subsidiary of Alabama National. Immediately following the Merger, the Board of Directors of Coquina Bank will consist of the 13 current directors of Coquina Bank plus one officer of Alabama National. Also immediately following the Merger, Joe P. Epton, Jr. will continue to serve as President and Chief Executive Officer and Mark O. Blanford will continue to serve as Executive Vice President and Senior Lending Officer of Coquina Bank.

The Merger Agreement provides that shortly following the Merger, Coquina Bank will merge with Cypress Bank, another subsidiary of Alabama National, and the combined company will operate under the name “Cypress & Coquina Bank.” The Board of Directors of Cypress & Coquina Bank will consist of directors from each of Cypress Bank and Coquina Bank and at least one officer of Alabama National. The exact number and identity of the directors of Cypress & Coquina Bank will be determined in a mutually satisfactory manner prior to the closing of the Cypress and Coquina Bank merger. The executive officers of Cypress & Coquina Bank will be John H. Holcomb, III, Chairman, Joe P. Epton, Jr., Vice Chairman, James E. Weite, Jr., Chief Executive Officer, Bruce E. Page, President and Chief Operating Officer and Mark O. Blanford, Executive Vice President and Senior Lending Officer.

All current Alabama National officers will continue to serve Alabama National in accordance with the bylaws of Alabama National after the Effective Time. Other than the changes with respect to Cypress Bank, as described above, all directors and officers of each of the subsidiaries of Alabama National after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

Interests of Certain Persons in the Merger

No director or executive officer of Alabama National has any material direct or indirect financial interest in Coquina Bank or the Merger, except as a director, executive officer or shareholder of Alabama National or its subsidiaries. Certain officers and directors of Coquina Bank will continue to serve as officers and directors of Coquina Bank following the Merger.

A condition precedent to the Merger is that Joe P. Epton, Jr. will enter into a new employment agreement whereby Mr. Epton will agree, among other things, to serve as President and Chief Executive Officer of Coquina Bank prior to the merger with Cypress Bank and as Vice Chairman of Cypress & Coquina Bank after the merger. Another condition precedent to the Merger is that Mark O. Blanford will enter into a new employment agreement whereby Mr. Blanford will agree, among other things, to serve as Executive Vice President and Senior Lending Officer of Coquina Bank immediately following the Merger, and of Cypress & Coquina Bank thereafter. Each of Mr. Epton and Mr. Blanford will receive a payment in the amount of $10,000 as additional consideration for the non-compete restrictions of his new employment agreement.

The Employment Agreement for each of Mr. Epton and Mr. Blanford will have a term of three years, unless earlier terminated under the terms of the employment agreements. Under their respective employment agreements, each of Mr. Epton and Mr. Blanford will receive an annual salary of at least $135,000 for the term of his employment agreement. Each of Mr. Epton and Mr. Blanford will also be eligible to receive annual bonuses and be entitled to receive certain other fringe benefits in addition to his base salary, as described in the applicable employment agreement. In addition, if either officer is terminated other than for cause, or if he terminates his employment because of a material breach by Coquina Bank, then he is entitled to receive his base salary through the third anniversary of the effective date of his employment agreement. The form of the employment agreement for Mr. Epton and Mr. Blanford is included as an exhibit to the Merger Agreement, which is attached to this document as Appendix A.

Each of Messrs. Epton and Blanford and Ms. Stefanie Crosley, Senior Vice President and Chief Financial Officer of Coquina Bank, have existing change in ownership agreements with Coquina Bank. These agreements require cash payments to these officers in the event of a change in control of Coquina Bank. Each of Messrs. Epton and Blanford and Ms. Crosley will receive a payment in the amount of $290,000, $290,000 and $190,360, respectively, at closing in connection with these agreements.

The Merger Agreement also provides that for a period of three years after the Effective Time, Alabama National will indemnify, defend and hold harmless each director and executive officer of Coquina Bank against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the maximum extent authorized under the Coquina Bank Articles of Incorporation and Bylaws and applicable law, and for the three year period thereafter, only to the extent required by the Coquina Bank Articles of Incorporation, Bylaws and applicable law.

In addition, the directors and certain officers of Coquina Bank hold stock options exercisable for shares of Coquina Bank common stock. In connection with the closing of the Merger, these stock options will be converted into options exercisable for shares of Alabama National common stock, and such options shall become immediately vested at the time of the Merger.

In the normal course of business, Coquina Bank makes loans to its directors and officers, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of Coquina Bank, do not involve more than the normal risk of collectibility. As of                     , 2004, the amount of these loans (including amounts available under lines of credit) by Coquina Bank to its directors and executive officers was     % of Coquina Bank’s net loans.

Federal Income Tax Consequences

Neither Alabama National nor Coquina Bank has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for Alabama National, has delivered an opinion to Alabama National and Coquina Bank regarding the federal income tax consequences of the Merger. In rendering its opinion, Maynard, Cooper & Gale, P.C. made certain assumptions, including the following: (1) that the Merger will take place as described in the Merger Agreement, (2) that certain factual matters represented by Alabama National and Coquina Bank are true and correct at the time of consummation of the Merger, (3) that the Merger will qualify as a statutory merger under the applicable laws of the State of Florida, and (4) that the Merger will be reported by Alabama National and Coquina Bank on their respective federal income tax returns in a manner consistent with such opinion.

Based on these assumptions, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2. No	gain or loss will be recognized by Alabama National or Coquina Bank in connection with the Merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code);

3.	No gain or loss will be recognized by Coquina Bank on the distribution of Alabama National common stock to holders of Coquina Bank common stock.

4.	The exchange of Coquina Bank common stock for Alabama National common stock will not give rise to gain or loss to shareholders of Coquina Bank common stock in the exchange (except to the extent of any cash received by such holders).

5.	The aggregate basis of Alabama National common stock received by a Coquina Bank shareholder in exchange for Coquina Bank common stock will be the same as the aggregate basis of the Coquina

Bank common stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

In addition, Coquina Bank shareholders who receive cash by invoking a cash election, in connection with the exercise of dissenters’ rights or instead of fractional shares should be aware of the following consequences:

Cash Election and Exercise of Appraisal Rights. With respect to a Coquina Bank shareholder who receives only cash in exchange for his or her shares of Coquina Bank common stock pursuant to a cash election or in connection with the exercise of dissenters’ rights under Florida law, the cash received will be treated as a distribution in redemption of the Coquina Bank common stock held by such shareholder, subject to the deemed dividend provisions of Section 302 of the Internal Revenue Code. If the distribution is not recharacterized as a dividend pursuant to Section 302, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Coquina Bank common stock surrendered. Such gain or loss will be capital in nature if the Coquina Bank common stock was held by the shareholder as a capital asset under Section 1221 of the Internal Revenue Code.

For Coquina Bank shareholders who receive both Alabama National common stock and cash (other than cash received for fractional shares) in exchange for shares of Coquina Bank common stock, the gain, if any, realized by such shareholder on receipt of the Alabama National common stock and cash will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss will be recognized.

Cash Instead of Fractional Shares. The payment of cash to Coquina Bank’s shareholders instead of fractional shares of Alabama National common stock will be treated for federal income tax purposes as if the fractional shares of Alabama National stock were issued in the Merger and then were redeemed by Alabama National. Coquina Bank’s shareholders will, in general, recognize capital gain equal to the difference between the tax basis of the fractional share and the cash received.

The discussion set forth above is based upon the opinion of Maynard, Cooper & Gale, P.C., and applies only to Coquina Bank’s shareholders who hold Coquina Bank common stock as a capital asset. This discussion may not apply to special situations, such as Coquina Bank’s shareholders, if any, who received their Coquina Bank common stock upon exercise of employee stock options or otherwise as compensation and Coquina Bank’s shareholders that are insurance companies, securities dealers, financial institutions or foreign persons. It does not address the state, local or foreign tax aspects of the Merger or any tax consequences of a subsequent transaction involving Alabama National common stock, including any redemption or transfer of Alabama National common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each Coquina Bank shareholder should consult his own tax advisor with respect to the specific tax consequences of the Merger, including the application and effect of state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for as a purchase by Alabama National of Coquina Bank under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company deemed to be the acquired company for accounting purposes are, as of completion of the merger, recorded at their respective fair values and added to those of the company deemed to be the acquiring company for accounting purposes. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of the acquiring company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Expenses and Fees

The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

Resales of Alabama National Common Stock

The shares of Alabama National common stock issued under the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of the common stock) of Coquina Bank for purposes of Rule 145 under the Securities Act as of the date of the Coquina Bank Special Meeting. Affiliates may not sell their shares of Alabama National common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Alabama National may place restrictive legends on certificates representing Alabama National common stock issued to all persons who are deemed “affiliates” of Coquina Bank under Rule 145. This proxy statement-prospectus does not cover resales of Alabama National common stock received by any person who may be deemed to be an affiliate of Coquina Bank.

DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK

General

The authorized capital stock of Alabama National currently consists of 27,500,000 shares of Alabama National common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Alabama National Preferred Stock”). The following is a summary description of Alabama National’s capital stock.

Common Stock

Holders of shares of Alabama National common stock are entitled to receive such dividends as may from time to time be declared by the Alabama National board out of funds legally available therefor. Holders of Alabama National common stock are entitled to one vote per share on all matters on which the holders of Alabama National common stock are entitled to vote and do not have cumulative voting rights. Holders of Alabama National common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Alabama National, holders of Alabama National common stock are entitled to share equally and ratably in the assets of Alabama National, if any, remaining after the payment of all debts and liabilities of Alabama National and the liquidation preference of any outstanding Alabama National Preferred Stock. The outstanding shares of Alabama National common stock are, and the shares of Alabama National common stock offered by Alabama National hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Alabama National common stock are subject to any class or series of Alabama National Preferred Stock that Alabama National may issue in the future.

Preferred Stock

The Alabama National Restated Certificate of Incorporation provides that the Alabama National board of directors is authorized without further action by the holders of the Alabama National common stock to provide for the issuance of shares of Alabama National Preferred Stock. Such preferred stock may be issued in one or more classes or series. The Alabama National board of directors has the authority to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or series. Any share of Alabama National Preferred Stock so issued may rank senior to the Alabama National common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of Alabama National Preferred Stock may have class or series voting rights. Upon completion of this Merger, Alabama National will not have any shares of Alabama National Preferred Stock outstanding. Issuances of Alabama National Preferred Stock, while providing Alabama National with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Alabama National common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Alabama National common stock. The Alabama National board of directors, without shareholder approval, may issue Alabama National Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Alabama National common stock. Alabama National has no present plan to issue any shares of Alabama National Preferred Stock.

Certain Anti-Takeover Effects

The provisions of the Alabama National Restated Certificate of Incorporation, the Alabama National Amended and Restated Bylaws and the Delaware General Corporation Law (“DCGL”) summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders and may make removal of management more difficult.

Authorized but Unissued Stock

The authorized but unissued shares of Alabama National common stock and Alabama National Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alabama National common stock and Alabama National Preferred Stock may enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of Alabama National by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Alabama National’s management.

Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings

Alabama National’s Restated Certificate of Incorporation and Amended and Restated Bylaws prohibit shareholder action by written consent in lieu of a meeting and provide that shareholder action can be taken only at an annual or special meeting of shareholders. The Alabama National Amended and Restated Bylaws provide that subject to the rights of holders of any series of Alabama National Preferred Stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Alabama National board of directors or the Chairman of the Alabama National board. Shareholders will not be permitted to call a special meeting of shareholders. Such provision may have the effect of delaying consideration of a shareholder proposal until the next special meeting unless a special meeting is called by the Alabama National board of directors or the Chairman of the Alabama National board.

Section 203 of the Delaware Corporation Law

Subject to certain exclusions summarized below, Section 203 of the DGCL (“Section 203”) prohibits any “Interested Shareholder” from engaging in a “Business Combination” with a Delaware corporation for three years following the date such person became an Interested Shareholder. “Interested Shareholder” generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person’s status as an Interested Shareholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a “Business Combination” includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested shareholder except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested Shareholder; and (v) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

Section 203 does not apply to a Business Combination if (i) before a person became an Interested Shareholder, the board of directors of the corporation approved either the transaction in which the Interested Shareholder became an Interested Shareholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of shareholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

SUPERVISION AND REGULATION OF ALABAMA NATIONAL

AND COQUINA BANK

Alabama National, its subsidiary banks and Coquina Bank are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Alabama National and/or Coquina Bank.

Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following in 1991 with the Federal Deposit Insurance Corporation Act (“FDICIA”), numerous additional regulatory requirements have been placed on the banking industry, and additional changes have been proposed. The operations of Alabama National and Coquina Bank may be affected by legislative changes and the policies of various regulatory authorities. Alabama National and Coquina Bank are unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

As a bank holding company, Alabama National is subject to the regulation and supervision of the Federal Reserve. Alabama National’s subsidiary banks and Coquina Bank (collectively, the “Banks”) are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and, in the case of Coquina Bank, the Florida Office of Financial Regulation. These Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain allowances against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. A bank may establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” as such terms are defined under regulations issued by each of the federal banking agencies. In general, the agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders’ equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). Alabama National, its subsidiary banks and Coquina Bank are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, a total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and a Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a “well capitalized” institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively.

The Federal Reserve has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution’s ongoing trading activities.

The Banks are subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In general, the Banks’ “affiliates” are Alabama National and Alabama National’s non-bank subsidiaries.

The Banks are also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit a bank from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliated companies.

The Banks are also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or the OCC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. Each of the Banks received at least a satisfactory rating in its most recent evaluation.

There are various legal and regulatory limits on the extent to which banks may pay dividends or otherwise supply funds to their holding companies. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

FDIC regulations require that management report on its responsibility for preparing its institution’s financial statements and for establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC recently has proposed changes to its assessment system that are designed to require premium payments by a greater number of banks and other FDIC-insured depository institutions and that also would provide rebates to some institutions. If any of these changes were to take effect, the assessment obligations of the Banks could change.

The Gramm-Leach-Bliley Act, which became effective in 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company by filing a declaration if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve. At this time, Alabama National has not registered to become a financial holding company.

The Gramm-Leach-Bliley Act broadly defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking; and activities that the Federal Reserve has determined to be closely related to banking. The Act also permits the Federal Reserve, in consultation with the Department of Treasury, to determine that other activities are “financial in nature” and therefore permissible for financial holding companies. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature (other than insurance underwriting, insurance company portfolio investment, merchant banking, real estate development and real estate investment) through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank at issue has a CRA rating of satisfactory or better. Bank holding companies that have not become financial holding companies are prohibited from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Act preserves the role of the Federal Reserve as the umbrella supervisor for holding companies while at the same time incorporating a system of functional regulation designed to take advantage of the strengths of the various federal and state regulators. In particular, the Act replaces the broad exemption from Securities and Exchange Commission regulation that banks previously enjoyed with more limited exemptions, and it reaffirms that states are the regulators for the insurance activities of all persons, including federally-chartered banks.

The Gramm-Leach-Bliley Act also establishes a minimum federal standard of financial privacy. In general, the applicable regulations issued by the various federal regulatory agencies prohibit affected financial institutions (including banks, insurance agencies and broker/dealers) from sharing information about their customers with non-affiliated third parties unless (1) the financial institution has first provided a privacy notice to the customer; (2) the financial institution has given the customer an opportunity to opt out of the disclosure; and (3) the customer has not opted out after being given a reasonable opportunity to do so.

On October 26, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) was signed into law. The USA Patriot Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the

USA Patriot Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution.

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

As a result of the Merger, Coquina Bank shareholders that do not elect to receive all cash consideration for their shares of Coquina Bank common stock (or that elect cash consideration where the limitation on the maximum cash consideration payable in the Merger is exceeded) will become shareholders of Alabama National. Coquina Bank is a Florida banking corporation governed by the Florida Banking Code (“FBC”), the Florida Business Corporation Act (“FBCA”), and Coquina Bank’s Articles of Incorporation and Bylaws. Alabama National, on the other hand, is a Delaware corporation governed by the Delaware General Corporation Law (“DGCL”), and Alabama National’s Restated Certificate of Incorporation and Amended and Restated Bylaws. Certain significant differences exist between the rights of Coquina Bank shareholders and those of Alabama National shareholders. The differences deemed material by Coquina Bank and Alabama National are summarized below.

The following discussion is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders under the laws of the FBC, the FBCA and the DGCL, or the rights of such persons under Alabama National’s Restated Certificate of Incorporation and Amended and Restated Bylaws and Coquina Bank’s Articles of Incorporation and Bylaws. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the FBC, the FBCA and the DGCL, as well as to Alabama National’s Restated Certificate of Incorporation and Amended and Restated Bylaws and Coquina Bank’s Articles of Incorporation and Bylaws.

Shareholder Meetings

Special Meetings. Under the Coquina Bank Bylaws, a special meeting of shareholders may be called for any purpose at any time upon the request of the Chairman of the Board, the President, the board of directors, or the holders of not less than 25% of the outstanding stock.

Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation’s certificate of incorporation or bylaws. Alabama National’s Restated Certificate of Incorporation does not confer to its shareholders the right to call a special shareholders meeting.

Notice of Meetings. Under Delaware and Florida law, shareholders generally must be provided written notice of a shareholders meeting not less than 10 days nor more than 60 days prior to a meeting. However, under Delaware law, in the case of a shareholder meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, shareholders must be given written notice of not less than 20 days before the meeting. The Amended and Restated Bylaws of Alabama National and the Bylaws of Coquina Bank provide for shareholder notice consistent with Delaware and Florida law.

Written Consents of Shareholders

Under the FBCA and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. Coquina Bank’s Bylaws permit such action by written consent. On the other hand, Alabama National’s Restated Certificate of Incorporation specifically limits shareholder action to annual or special meetings and denies shareholder action by written consent in lieu of a meeting.

Election of Directors

Coquina Bank. Under the Bylaws of Coquina Bank, members of the Board are elected by the shareholders at each annual meeting of the shareholders and serve until the next annual meeting or until their successors have been elected or appointed. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. When any vacancy occurs among the directors, a majority of the remaining members of the Board may appoint a director to fill such vacancy at any regular or special meeting of the Board.

Alabama National. Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Alabama National’s Restated Certificate of Incorporation does not provide for cumulative voting.

Removal of Directors

Coquina Bank. Under the FBCA, and if cumulative voting is not authorized, as in the case of Coquina Bank, once a director has been elected, he or she may be removed by the shareholders if the number of votes cast to remove him or her is greater than the number of votes cast not to remove him or her, unless the articles of incorporation provide that directors may be removed only for cause. Coquina Bank’s Articles of Incorporation do not contain a provision requiring removal of a director only for cause.

Alabama National. Under the DGCL, a majority of the shares entitled to vote may affect a removal of a director with or without cause.

Shareholder Approval of Mergers

Coquina Bank. The FBC provides that a merger involving a Florida bank must be approved by the Florida Office of Financial Regulation and by a majority of the outstanding shares of the bank entitled to vote thereon. The Merger, therefore, requires the prior approval of the Florida Office of Financial Regulation and a majority vote of the Coquina Bank shareholders.

Alabama National. The DGCL permits a merger to become effective without the approval of the surviving corporation’s shareholders provided certain requirements are met. Under the DGCL, if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no shareholder approval is required.

Where shareholder approval is required under the DGCL a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate or articles of incorporation require a greater vote. If the proposed merger or other business combination were to involve an “interested person” or “affiliated transaction,” however, the DGCL imposes supermajority approval requirements with certain qualifications. The Alabama National Restated Certificate of Incorporation does not contain any supermajority requirements. See also “—Anti-takeover Laws.”

Shareholder Approval of Asset Sales

Under the DGCL and the FBCA, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or articles of incorporation (or bylaws in Delaware) require a greater vote. Alabama National’s Restated Certificate of Incorporation and Amended and Restated Bylaws and Coquina Bank’s Articles of Incorporation and Bylaws do not require a greater vote. Under the FBC, any such transaction involving a Florida bank, however, would also be subject to the approval of the Florida Office of Financial Regulation.

Amendments to the Articles or Certificate of Incorporation and Bylaws

Coquina Bank. The FBCA requires amendments to the articles of incorporation to be approved by the shareholders of the corporation upon recommendation of the corporation’s board of directors. Unless the FBCA, the articles of incorporation, or the board of directors requires a greater vote or voting by groups, amendments to the articles of incorporation must be approved by a majority of the votes cast, a quorum being present. In addition, the FBC requires amendments to the articles of incorporation of a Florida bank to be approved by the Florida Office of Financial Regulation.

The FBCA permits the Board of Directors and the shareholders to amend Coquina Bank’s Bylaws, with certain exceptions. The FBC provides that, unless the articles of incorporation provide otherwise, the Board of Directors has the authority to adopt or amend the bylaws that do not conflict with the bylaws that may have been adopted by the shareholders.

Alabama National. Unless the certificate of incorporation provides otherwise, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares to effect certain amendments to the certificate of incorporation. Delaware law requires the shares of a class to vote separately on amendments in certain circumstances. Alabama National currently has no separate classes of stock.

The DGCL states that only the shareholders are entitled to amend the bylaws of a corporation unless the corporation’s certificate of incorporation also specifically grants such authority to the board of directors. Alabama National’s Restated Certificate of Incorporation permits the Board of Directors, as well as the shareholders, to amend Alabama National’s Amended and Restated Bylaws.

Dissenters’ Rights

Coquina Bank. Under Florida law, holders of record of Coquina Bank common stock are entitled to dissenters’ rights. For a description of dissenters’ rights under Florida law, see “APPROVAL OF THE MERGER AGREEMENT — Dissenters’ Rights.”

Alabama National. Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value of his shares in cash in lieu of the consideration he otherwise would receive in the transaction. In order for a dissenting shareholder to assert his dissenters’ right, he must timely file a petition for appraisal with the Delaware Court of Chancery which will appraise the shares (excluding any appreciation or depreciation in the share price which occurs as a consequence of or in expectation of the transaction). In addition, a Delaware corporation can provide in its certificate of incorporation that appraisal rights are available to shareholders in certain other situations in which such rights are not otherwise available under Delaware law. No such provision is included in Alabama National’s Restated Certificate of Incorporation.

Under the DGCL, unless the certificate of incorporation provides otherwise, appraisal rights are not available to shareholders of a corporation if the shares are listed on a national securities exchange or quoted on the Nasdaq National Market or held of record by more than 2,000 shareholders and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares:

(1)	shares of stock of the surviving or resulting corporation,

(2)	shares of stock of another corporation which is listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 shareholders,

(3)	cash in lieu of fractional shares described in (1) and (2) above, or

(4)	any combination of the consideration described in (1) through (3) above.

In addition, appraisal rights are not available to shareholders of a Delaware corporation in a merger if the corporation is the surviving corporation and no vote of its shareholders is required. Alabama National’s Restated Certificate of Incorporation does not contain any provision regarding shareholder appraisal rights.

Dividends

Coquina Bank. Under the FBC, the directors of any bank or trust company, after charging off bad debts, depreciation, and other worthless assets if any, and making provision for reasonably anticipated future losses on loans and other assets, may quarterly, semiannually, or annually declare a dividend of so much of the aggregate of the net profits of that period combined with its retained net profits of the preceding 2 years as they shall judge expedient, and, with the approval of the Department of Financial Services, any bank or trust company may declare a dividend from retained net profits which accrued prior to the preceding 2 years, but each bank or trust company shall, before the declaration of a dividend on its common stock, carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund, until the same shall at least equal the amount of its common and preferred stock then issued and outstanding. No bank or trust company shall declare any dividend at any time at which its net income from the current year combined with the retained net income from the preceding two (2) years is a loss or which would cause the capital accounts of the bank or trust company to fall below the minimum amount required by law, regulation, order, or any written agreement with the Florida Office of Financial Regulation or a state or federal regulatory agency. A bank or trust company may, however, split up or divide the issued shares of capital stock into a greater number of shares without increasing or decreasing the capital accounts of the bank or trust company, and such shall not be construed to be a dividend.

Alabama National. Under Delaware law, a corporation can pay dividends to the extent of its surplus, and if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Alabama National are derived from its subsidiary banks, and there are various statutory limitations on the ability of such banks to pay dividends to Alabama National. See “RISK FACTORS” and “WHERE YOU CAN FIND MORE INFORMATION.”

Preferred Stock

Coquina Bank. The FBCA provides that, if authorized by the articles of incorporation, a corporation’s board of directors may issue preferred stock with certain rights and privileges. Under the FBC, a Florida bank must obtain the approval of the Florida Office of Financial Regulation for the issuance of any shares of preferred stock. Coquina Bank’s Articles of Incorporation do not authorize the issuance of preferred stock.

Alabama National. Alabama National’s Restated Certificate of Incorporation has authorized the issuance of 100,000 shares of preferred stock. The designations and powers, preferences and rights and qualifications, limitations or restrictions of these shares are undetermined until fixed by resolution of the Board of Directors. The purpose of such preferred stock is to provide the Board of Directors with the financial flexibility to raise additional capital through the issuance of senior securities and to provide the Board of Directors with the ability to respond to hostile takeover bids. By leaving the characteristics of the preferred stock undetermined until resolved by the Board of Directors, the Board of Directors is able to issue customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the shareholders. Such preferred stock also allows the Board of Directors to react quickly, in the case of a hostile bid, by issuing preferred stock with characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical.

Preemptive Rights

Coquina Bank. Holders of Coquina Bank common stock have no preemptive rights to subscribe for additional shares that may be issued from time to time by Coquina Bank.

Alabama National. Under Delaware law, shareholders of a corporation are denied preemptive rights unless such rights are expressly granted to shareholders in the certificate of incorporation. The Restated Certificate of Incorporation of Alabama National does not provide for preemptive rights.

Limitation of Liability of Directors

Coquina Bank. Florida law protects all directors from liability to the corporation or shareholders for monetary damages for any statement, vote, decision or failure to act, regardless of whether or not a provision to that effect is included in the corporation’s articles of incorporation. The Florida law protection does not apply if the director breached or failed to perform his or her duties as a director, and the breach or failure constitutes a violation of the criminal law, a transaction from which the director derived an improper personal benefit, where the director’s actions constituted a conscious disregard for the best interests of the corporation, or an act committed in bad faith.

Alabama National. Subject to certain exceptions, Delaware law permits the certificate of incorporation or bylaws to include a provision that eliminates a director’s liability to shareholders for monetary damages for any breach of fiduciary duty as a director. The certificate of incorporation or bylaws, however, cannot eliminate the liability of a director for breach of the director’s duty of loyalty to the corporation or its shareholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock purchase or redemption; or any transactions from which the director derived an improper personal benefit. The Restated Certificate of Incorporation of Alabama National includes a provision restricting such director liability to the extent permitted by the DGCL.

Indemnification of Directors

Under Delaware and Florida law, a corporation can indemnify its directors if a director acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, Delaware and Florida law each allows for a corporation to indemnify its directors with respect to any criminal action or proceeding when the director had no reasonable cause to believe his conduct was unlawful. Indemnification is not allowed under either Delaware or Florida law if a director has been adjudged liable to the corporation.

Alabama National’s Amended and Restated Bylaws require the indemnification of its directors to the extent permitted by current Delaware law. Coquina Bank’s Bylaws authorize the indemnification of its directors to the extent permitted by current Florida law.

Anti-Takeover Laws

Affiliated Transactions and Certain Business Combinations. The FBCA requires that any “affiliated transaction,” which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than ten percent (10%) of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation’s disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five (5) years; (d) the interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met. The statute also provides that the restrictions contained therein shall not apply to any corporation whose articles of incorporation or bylaws contain a provision expressly electing not to be governed thereby. The Coquina Bank Articles of Incorporation do not contain such a provision.

The DGCL similarly prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested shareholder” (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation’s Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested shareholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested shareholder’s beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested shareholder if: (a) the business combination is approved by the corporation’s Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested shareholder, or (b) such interested shareholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Alabama National Restated Certificate of Incorporation does not contain such a provision.

Control Share Regulation. Unless the articles of incorporation or bylaws provide otherwise, the FBCA restricts the voting rights of a person who acquires “control shares” in an “issuing public corporation.” “Control shares” are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An “issuing public corporation” is a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than ten percent (10%) of its shareholders reside in Florida, (ii) more than ten percent (10%) of its shares are owned by Florida residents, or (iii) 1,000 shareholders reside in Florida. However, Florida’s “control share” anti-takeover statute does not apply to a merger transaction that is subject to shareholder approval. The effect of this statute is discussed below only to illustrate the differences between Delaware and Florida law.

If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares (other than those held by the acquirer and the corporation’s officers and employee-directors) grant voting rights to those shares by resolution. Any person who proposes to make or has made a control share acquisition (an “Acquirer”) may, at his or her election, deliver an acquiring person statement to the issuing public corporation setting forth certain information concerning the Acquirer and the acquisition of his shares, together with a request for a shareholders meeting to determine his voting rights, which meeting must be held within fifty (50) days of the date of the request. The Acquirer must pay the expenses of the shareholders meeting.

If an Acquirer acquires a majority of the outstanding shares of the corporation and is granted full voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters’ rights to require the corporation to purchase their shares for a “fair value.” The term “fair value” is defined as a value not less than the highest price paid per share by the acquirer in the control share acquisition.

CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL

General

Alabama National is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). Alabama National common stock is traded on the Nasdaq Stock Market under the symbol “ALAB.”

As a bank holding company, Alabama National operates 78 banking offices through 14 bank subsidiaries in Alabama, Florida and Georgia. The largest subsidiary for the holding company is Alabama-based National Bank of Commerce of Birmingham (“NBC”). Other Alabama subsidiaries include: First American Bank in Decatur/Huntsville, Athens and Auburn/Opelika; First Citizens Bank in Talladega; Bank of Dadeville; Alabama Exchange Bank in Tuskegee and First Gulf Bank in Baldwin County. Florida subsidiaries are: Citizens & Peoples Bank, N.A. in Pensacola; Community Bank of Naples, N.A.; Millennium Bank in Gainesville; Peoples State Bank of Groveland; Public Bank in metropolitan Orlando; Cypress Bank in Palm Coast; and Indian River National Bank in Vero Beach. In June 2004, Peoples State Bank of Groveland will be merged into Public Bank. Alabama National has one subsidiary in Georgia, Georgia State Bank in metropolitan Atlanta. Alabama National provides full banking services to individuals and businesses. Brokerage services are provided to customers through NBC’s wholly-owned subsidiary, NBC Securities, Inc. Insurance services are provided through ANB Insurance Services, Inc., a wholly owned subsidiary of First American Bank.

At March 31, 2004, Alabama National had total assets of approximately $4.9 billion, total deposits of approximately $3.5 billion, total net loans of approximately $3.1 billion and total shareholders’ equity of approximately $426.4 million. Additional information about Alabama National is included in documents incorporated by reference in this proxy statement-prospectus. See “SUMMARY—Alabama National Selected Consolidated Financial Data” and “WHERE YOU CAN FIND MORE INFORMATION.”

Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Alabama National is incorporated by reference or set forth in Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2003 which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

CERTAIN INFORMATION CONCERNING COQUINA BANK

Business

Coquina Bank was incorporated under the laws of the State of Florida on February 11, 1998, and commenced operations on March 30, 1998. Coquina Bank is a Florida state chartered bank whose deposits are insured under the Federal Deposit Insurance Act up to applicable limits. It is not a member of the Federal Reserve System. Coquina Bank’s deposits are insured by the FDIC through the Bank Insurance Fund to the extent provided by law. Coquina Bank is regulated and examined primarily by the State of Florida and by the FDIC.

Coquina Bank is headquartered in Ormond Beach, Florida. Historically, the greater Ormond Beach area has been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. Coquina Bank’s target market is consumers, small businesses and professionals. The small business customer (typically a commercial entity with sales of $10 million or less) has the opportunity to generate significant revenue for banks yet is generally underserved by large bank competitors. These customers generally provide greater profitability opportunities than the average retail customer.

As of March 31, 2004, Coquina Bank had approximately $114.3 million in total assets, $95.0 million in deposits, and $87.6 million in loans.

Lending Activities

Coquina Bank’s loans are concentrated in three major areas: commercial loans, real estate loans, and installment loans. A majority of Coquina Bank’s loans are made on a secured basis, inclusive of loans secured by first or second mortgages on residential or commercial real estate located in Volusia County.

Coquina Bank’s commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Volusia County for working capital, equipment purchases, and various other business purposes. A majority of Coquina Bank’s commercial loans are secured by inventory, equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest; however, it is Coquina Bank’s policy that those loans which will have terms or amortization schedules of longer than one year will normally become payable in full and are generally refinanced in five years.

Coquina Bank’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for various other consumer and business purposes (whether or not related to the real estate securing them). Coquina Bank also engages in lending to individuals and builders for the construction of single-family residences. These real estate loans may be made at fixed or variable interest rates. Coquina Bank generally does not make commercial real estate loans for terms exceeding five years, but does make loans repayable in monthly installments based on up to a 25-year amortization schedule which become payable in full and are generally refinanced in three to five years. Coquina Bank’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable or fixed interest rates and a five-year maturity.

Coquina Bank’s installment loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but installment loans also may be made on an unsecured basis. Installment loans are made at fixed and variable interest rates, and may be made based on up to a five-year amortization schedule but which become payable in full and are generally refinanced in three to five years.

Deposit Activities

Coquina Bank’s deposit services include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and market-rate checking accounts.

Other Services

Coquina Bank provides most other traditional commercial and consumer banking services, including safe deposit services, and also issues automated teller cards, which allow access to regional ATM networks and permit Coquina Bank’s depositors to access their funds on a 24-hour basis in areas outside Coquina Bank’s present geographic market.

Investments

Coquina Bank invests a portion of its assets in U.S. Treasury and U.S. Government agency obligations, investment grade corporate bonds, certificates of deposit and sales of federal funds. Coquina Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

Coquina Bank monitors changes in financial markets in order to maximize the yield on its investment opportunities in such markets. In addition to investments for its portfolio, Coquina Bank monitors its daily cash position to insure that all available funds earn interest at the earliest possible date. A portion of the investment account is designated as secondary reserves and invested in liquid securities that can be readily converted to cash with minimum risk of market loss. These investments usually consist of U.S. Treasury obligations, U.S. Government agencies and federal funds. The remainder of the investment account may be placed in investment securities of different type and longer maturity. Daily surplus funds are sold in the federal funds market for one business day. Coquina Bank attempts to stagger the maturities of its securities so as to produce a steady cash-flow in the event Coquina Bank needs cash, or economic conditions change to a more favorable rate environment.

Property

Coquina Bank’s main office is located at 1020 West Granada Boulevard in Ormond Beach, Florida, and it operates branch offices at 128 East Granada Boulevard, Ormond Beach, Florida and 1090 Dunlawton Avenue, Port Orange, Florida. Coquina Bank owns its three offices.

Management

The Board of Directors of Coquina Bank is comprised of 13 individuals. The directors serve until the next succeeding annual meeting of shareholders and until their successors are duly elected and qualified.

The following table sets forth certain information regarding each director of Coquina Bank.

Name	Principal Occupation or Employment
Robert L. Adams Chairman	President and Chief Executive Officer of Adams, Cameron & Company (real estate)

Arthur A. Simpson, Jr. Vice Chairman	President and Chief Executive Officer of Foley and Associates, Inc. (commercial construction contractor)

Mark A. Ascik	President and Chief Executive Officer of Capo, Inc. (optical distributor)

Mark O. Blanford	Executive Vice President and Senior Lending Officer of Coquina Bank

Ronnie Bledsoe	Real Estate Development

Daniel J. Bolerjack	Certified Public Accountant

William M. Chanfrau	Attorney

Lee C. Culler	President and Chief Executive Officer of Cunningham Oil Co., Inc. (heating and air conditioning contractor)

Joe P. Epton, Jr.	President and Chief Executive Officer of Coquina Bank

Danny M. Farmer	Physician

Sidney J. Frazer	Chief Executive Officer of Frazer-Berner Advertising, Inc.

Dipak D. Jobalia	Real Estate Development

William Voges	President and Chief Executive Officer of Root Company (financial investments and real estate)

Legal Proceedings

Coquina Bank is a party to various legal proceedings in the ordinary course of its business, including proceedings to collect loans or enforce security interests. In the opinion of management of Coquina Bank, none of these legal proceedings currently pending will, when resolved, have a material adverse effect on the financial condition or the results of operations of Coquina Bank.

Employees

At March 31, 2004, Coquina Bank employed 25 full-time employees, including its executive officers, and two part-time employees. The employees of Coquina Bank are not represented by a collective bargaining unit. Coquina Bank considers its relations with its employees to be good.

Information About Voting Securities and Principal Holders Thereof

Market Price and Dividends. Coquina Bank common stock is not traded on any exchange and there is no established public trading market for Coquina Bank common stock. As of May 18, 2004, there were 261 record holders of Coquina Bank’s common stock.

Coquina Bank paid cash dividends to its shareholders of $.10 per share in 2002 and $.105 per share in 2003. Coquina Bank’s ability to declare and pay dividends is subject to the restrictions of the Merger Agreement. The Merger Agreement allows Coquina Bank to pay cash dividends to its shareholders during 2004 and prior to the closing of the Merger in an aggregate amount of $1.6 million. See “EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS—Dividends,” for a discussion of the present restrictions on the payment of dividends of Coquina Bank’s common stock, and the restrictions which will limit the future payment of dividends on Alabama National’s common stock upon consummation of the Merger.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of the Record Date, (i) the names and addresses of each beneficial owner of more than 5% of Coquina Bank common stock showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Coquina Bank and the number of shares of Coquina Bank common stock owned beneficially by each of them, and (iii) the number of shares of Coquina Bank common stock owned beneficially by all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class(1)
Joe P. Epton, Jr.	19,000	2.29%
Mark O. Blanford	16,500	1.98
Stefanie Crosley	2,000	0.24
Robert L. Adams	23,334	2.81
Arthur A. Simpson, Jr.	23,000	2.77
Mark A. Ascik	18,000	2.17
Ronnie Bledsoe	53,333	6.42
Daniel J. Bolerjack	13,000	1.57
William M. Chanfrau	28,000	3.37
Lee C. Culler	23,000	2.77
Danny M. Farmer	3,402	0.41
Sidney J. Frazer	17,000	2.06
Dipak D. Jobalia	50,000	6.02
William Voges	6,500	0.79

All directors and executive officers as a group (14 persons)	296,069	32.52%

(1)	In accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has common stock voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of common stock, and “dispositive power” is the power to dispose or direct the disposition of common stock, irrespective of any economic interest therein.

The number of shares shown and the number of shares used in calculating the percentage ownership for a given individual or group, includes the shares such individual has the right to acquire pursuant to presently exercisable stock options (which aggregated to 88,000 options for the 14 individuals listed).

SHAREHOLDER PROPOSALS

If the Merger is completed, Coquina Bank’s shareholders that do not elect to receive each consideration for their shares of Coquina Bank common stock (or who elect cash consideration where the limitation on the maximum cash consideration payable in the Merger is exceeded) will become shareholders of Alabama National. Alabama National expects to hold its next annual meeting of shareholders after the Merger during May 2005. Proposals of stockholders intended to be presented at Alabama National’s 2005 annual meeting must be received by Alabama National by December 1, 2004 to be considered for inclusion in Alabama National’s proxy statement relating to such meeting.

A shareholder must notify Alabama National before February 14, 2005 of a proposal for the 2005 annual meeting which the shareholder intends to present other than by inclusion in Alabama National’s proxy material. If Alabama National does not receive such notice prior to February 14, 2005, proxies solicited by the Alabama National board of directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail - Return Receipt Requested, to Alabama National BanCorporation, Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

LEGAL MATTERS

The legality of the Alabama National common stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama (“Maynard, Cooper”). As of May 18, 2004, attorneys in the law firm of Maynard, Cooper owned an aggregate of 36,341 shares of Alabama National common stock.

Certain legal matters in connection with the Merger will be passed upon for Coquina Bank by Smith Mackinnon, P.A., Orlando, Florida.

Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See “APPROVAL OF THE MERGER AGREEMENT—Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K of Alabama National for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Alabama National files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that the company files with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at “http://www.sec.gov.” In addition, Alabama National common stock is traded on the Nasdaq Stock Market.

Alabama National filed a Registration Statement on Form S-4 (the “Registration Statement”) to register with the SEC the Alabama National common stock to be issued to Coquina Bank’s shareholders in the Merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Alabama National. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Alabama National’s Registration Statement.

The SEC allows Alabama National to “incorporate by reference” information into this proxy statement-prospectus, which means that the company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents set forth below that Alabama National has previously filed with the SEC. These documents contain important information about Alabama National. Some of these filings have been amended by later filings, which are also listed.

Alabama National SEC Filings (File No. 0-25160)

1.	Annual Report on Form 10-K for the year ended December 31, 2003.

2.	Quarterly Report on Form 10-Q for the period ended March 31, 2004.

3.	Current Report on Form 8-K filed on March 5, 2004.

4.	The description of Alabama National’s common stock contained in Alabama National’s Registration Statement on Form 8-A filed with the SEC on November 21, 1994.

Alabama National also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement-prospectus and the date of the Special Meeting of Coquina Bank shareholders or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports on Form 8-K furnished to the SEC pursuant to Item 12 of Form 8-K), as well as proxy statements.

Alabama National has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Alabama National and Coquina Bank has supplied all such information relating to Coquina Bank.

Registered Coquina Bank shareholders who have further questions about their share certificates, the conversion of certificates into book-entry form or the exchange of their Coquina Bank common stock for Alabama National common stock or cash should call the Exchange Agent at 1-800-568-3476.

You can obtain any of the documents incorporated by reference from Alabama National, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Alabama National without charge. Coquina Bank’s shareholders may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone at the following address:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn.: Kimberly Moore, Corporate Secretary

Telephone: (205) 583-3600

Disclosure of detailed financial information of Coquina Bank is not included in this proxy statement-prospectus and is not required to be disclosed under the SEC rules governing this proxy statement-prospectus. Coquina Bank provides annual financial statements to its shareholders. Such financial information is available upon request from Coquina Bank by requesting it in writing or by telephone at the following address:

Coquina Bank

1020 West Granada Boulevard

Ormond Beach, Florida 32174

Attn: Joe P. Epton, Jr.

Telephone: (386) 677-6966

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated                     , 2004. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to shareholders nor the issuance of Alabama National common stock in the Merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

ALABAMA NATIONAL BANCORPORATION

and

COQUINA BANK

and

CQA INTERIM BANK

(In Organization)

Dated as of

March 30, 2004

i

5.17	Reports	16
5.18	Statements True and Correct	17
5.19	Accounting, Tax and Regulatory Matters	17
5.20	Offices	17
5.21	Data Processing Systems	17
5.22	Intellectual Property	17
5.23	Administration of Trust Accounts	18
5.24	Advisory Fees	18
5.25	Regulatory Approvals	18
5.26	Opinion of Counsel	18
5.27	Repurchase Agreements; Derivatives Contracts	18
5.28	Anti-takeover Provisions	18
5.29	Transactions with Management	18
5.30	Deposits	18
5.31	Accounting Controls	19
5.32	Deposit Insurance	19
5.33	Registration Obligations	19
5.34	Charter Provisions	19

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF ANB		19

6.1	Organization, Standing and Power	19
6.2	Authority; No Breach By Agreement	19
6.3	Capital Stock	20
6.4	Reports and Financial Statements	20
6.5	Absence of Undisclosed Liabilities	20
6.6	Absence of Certain Changes or Events	21
6.7	Compliance with Laws	21
6.8	Material Contracts	21
6.9	Legal Proceedings	21
6.10	Statements True and Correct	21
6.11	Tax and Regulatory Matters	22
6.12	1934 Act Compliance	22
6.13	Regulatory Approvals	22
6.14	Opinion of Counsel	22
6.15	Accounting Controls	22

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		22

7.1	Covenants of Both Parties	22
7.2	Covenants of BANK	23
7.3	Covenants of ANB	25
7.4	Adverse Changes in Condition	25
7.5	Reports	25
7.6	Acquisition Proposals	26
7.7	NASDAQ Qualification	26

ARTICLE 8 ADDITIONAL AGREEMENTS		26

8.1	Regulatory Matters	26
8.2	Access to Information	28
8.3	Efforts to Consummate	28
8.4	BANK Stockholders’ Meeting	29
8.5	Certificate of Objections	29
8.6	Publicity	29
8.7	Expenses	29

ii

8.8	Failure to Close	29
8.9	Fairness Opinion	30
8.10	Tax Treatment	30
8.11	Agreement of Affiliates	30
8.12	Environmental Audit; Title Policy; Survey	30
8.13	Compliance Matters	30
8.14	Conforming Accounting and Reserve Policies	31
8.15	Notice of Deadlines	31
8.16	Fixed Asset Inventory	31
8.17	Directors’ and Officers’ Indemnification	31
8.18	Employee Matters	31
8.19	Subsidiary Merger Agreement	32

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		32

9.1	Conditions to Obligations of Each Party	32
9.2	Conditions to Obligations of ANB and ANB-SUB	33
9.3	Conditions to Obligations of BANK	35

ARTICLE 10 TERMINATION		36

10.1	Termination	36
10.2	Effect of Termination	37
10.3	Non-Survival of Representations and Covenants	38

ARTICLE 11 MISCELLANEOUS		38

11.1	Definitions	38
11.2	Entire Agreement	44
11.3	Amendments	44
11.4	Waivers	45
11.5	Assignment	45
11.6	Notices	45
11.7	Brokers and Finders	46
11.8	Governing Law	46
11.9	Counterparts	46
11.10	Captions	46
11.11	Enforcement of Agreement	46
11.12	Severability	46
11.13	Construction of Terms	46
11.14	Schedules	47
11.15	Exhibits and Schedules	47
11.16	No Third Party Beneficiaries	47
11.17	Alternative Structure	47

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 30, 2004, by and between COQUINA BANK (“BANK”), a Florida state chartered bank with its principal office located at 1020 West Granada Boulevard, Ormond Beach, Florida, 32174; ALABAMA NATIONAL BANCORPORATION (“ANB”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located at 1927 First Avenue North, Birmingham, Alabama, 35203; and CQA INTERIM BANK (“ANB-SUB”), an interim banking corporation in organization under the laws of the State of Florida with its principal office to be located at 1020 West Granada Boulevard, Ormond Beach, Florida, 32174.

Preamble

The Boards of Directors of ANB and BANK are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of BANK by ANB pursuant to the merger (the “Merger”) of ANB-SUB (a wholly-owned interim subsidiary of ANB) with and into BANK. ANB-SUB will be a new Florida banking corporation formed by ANB as soon as practicable after the execution of this Agreement solely for the purpose of facilitating the Merger. At the effective time of such Merger, the outstanding shares of the capital stock of BANK shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of BANK shall become stockholders of ANB, and the assets and operations of BANK and ANB-SUB shall be combined under the charter of BANK. The transactions described in this Agreement are subject to the approvals of the stockholders of BANK, the sole stockholder of ANB-SUB, the FDIC, the Federal Reserve Board, the Florida Department of Financial Services, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Additionally, this Agreement provides for the merger (the “Subsidiary Merger”) of BANK with and into Cypress Bank, a Florida banking corporation and a wholly-owned subsidiary of ANB (“Cypress Bank”), pursuant to the terms of a Subsidiary Merger Agreement described in more detail below. The Subsidiary Merger is to be consummated as soon as practicable following the Merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, ANB-SUB shall be merged with and into BANK in accordance with the provisions of the FFIC. At the Effective Time, the separate corporate existence of ANB-SUB shall cease, and BANK shall be the surviving bank resulting from the Merger (the “Surviving Bank”) and shall continue to be governed by the laws of the State of Florida. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ANB and BANK.

1.2 Time and Place of Closing. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. The Closing will take place at 9:00 A.M. Central Standard Time on such date and time as the Parties, acting through their chief executive officers may mutually agree. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing shall occur on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective on the date and at the time specified in a Certificate of Merger to be issued by the Director of the Florida Office of Financial Regulation (the “Effective Time”), which Certificate of Merger, along with this Agreement, shall be delivered for filing to the Secretary of State of the State of Florida. Unless ANB and BANK otherwise mutually agree in writing, the Parties shall use their best efforts to cause the Effective Time to occur on the date of Closing.

1.4 Execution of Voting Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the Directors of BANK has executed and delivered to ANB a Voting Agreement.

1.5 Merger of Banking Subsidiaries. Subject to required approvals from applicable Regulatory Authorities and contingent upon the occurrence of the Merger, it is the intention of the Parties that the Subsidiary Merger, pursuant to which BANK will be merged with and into Cypress Bank, will be consummated as soon as practicable following the Effective Time.

ARTICLE 2

EFFECT OF MERGER

2.1 Charter Documents. The Articles of Incorporation of BANK in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law. The complete text of the Articles of Incorporation of the Surviving Bank is set forth at Exhibit A hereto, which Exhibit is incorporated by reference herein. The Bylaws of BANK in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

2.2 Executive Officers and Directors. The name and address of each Executive Officer and Director of the Surviving Bank is set forth on Exhibit B hereto. Directors of the Surviving Bank will be elected annually and shall serve until the next election of directors or until their successors are duly elected and qualified.

2.3 Effect of Merger. The Merger shall have the effects specified in Section 658.45 of the FFIC. All assets of ANB-SUB, as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer, and the Surviving Bank shall be considered the same business and corporate entity as each constituent financial institution with all the rights, powers, and duties of each constituent financial institution, and the Surviving Bank shall be responsible for all the liabilities of every kind and description of each of the financial institutions existing as of the Effective Time.

2.4 Business of Surviving Bank. The business of the Surviving Bank shall be that of a general commercial bank. The Surviving Bank shall not have trust powers as of the Effective Time. The name of the Surviving Bank shall be “Coquina Bank.”

2.5 Principal Office and Branches. The principal office of the Surviving Bank shall be located at 1020 West Granada Boulevard, Ormond Beach, Florida, 32174. A list of the principal office and branches of each of ANB-SUB, BANK, and the Surviving Bank is attached hereto as Exhibit C.

2.6 Capital of Surviving Bank. At the Effective Time, the Surviving Bank shall have authorized capital stock of 2,000,000 shares of common stock, par value $5.00 per share, of which 822,500 shall be issued and outstanding to ANB. The Surviving Bank shall have surplus and retained earnings equal to the capital accounts of ANB-SUB and BANK immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and for any accounting adjustments relating to the Merger provided for herein.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of ANB, ANB-SUB, BANK or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. The 10 shares of ANB-SUB common stock outstanding at the Effective Time shall be converted into and exchanged for an aggregate of 822,500 shares of the Surviving Bank’s common stock, par value $5.00 per share, issued and outstanding to ANB.

(b) (1) Subject to the potential adjustment provided for in Section 3.1(b)(2) and/or Section 3.2 below, each share of BANK Common Stock (excluding shares held by any BANK Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.6326 shares of ANB Common Stock (as such may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”); provided that, subject to the election rights set forth in Section 3.1(c) below, each holder of BANK Common Stock shall have an opportunity to elect to receive cash consideration for such holder’s shares of BANK Common Stock in lieu of receiving ANB Common Stock.

(2) (i) If the Average Quoted Price is less than $48.00, then the Exchange Ratio automatically shall be increased to an amount to be determined in accordance with the following table:

Average Quoted Price	Adjusted Exchange Ratio

Less than $48.00, and Equal to or greater than $47.00	0.6357

Less than $47.00, and Equal to or greater than $46.00	0.6388

Less than $46.00, and Equal to or greater than $45.00	0.6419

Less than $45.00, and Equal to or greater than $44.00	0.6450

Less than $44.00, and Equal to or greater than $43.00	0.6481

Less than $43.00, and Greater than $42.00	0.6512

Equal to or Less than $42.00	0.6544

(ii) For purposes of this Agreement, the term “Dollar Equivalent Per Share Consideration” shall be a dollar amount (rounded to the nearest cent) equal to the product of (A) the Average Quoted Price multiplied by (B) the Exchange Ratio (as adjusted). For example, if the Average Quoted Price were $42.00, the Dollar Equivalent Per Share Consideration would be $27.48. Notwithstanding the adjustment procedure provided for in Section 3.1(b)(2)(i) above, if the Average Quoted Price is less than $42.00 (and, therefore, the Dollar Equivalent Per Share Consideration is less than $27.48), the BANK Board may terminate this Agreement by providing written notice thereof to the Chief Executive Officer of ANB prior to the Closing; provided, however, that, within 5 business days of receiving any such written notice from the BANK Board, ANB may, at its sole option and election, void such termination by either (X) increasing the Exchange Ratio to an amount equal to the quotient (rounded to the nearest one ten thousandth) of $27.48 (the “Minimum Dollar

Equivalent Per Share Consideration”) divided by the Average Quoted Price, such that the Dollar Equivalent Per Share Consideration is at least $27.48, or (Y) with respect to each share of BANK Common Stock to be converted into shares of ANB Common Stock pursuant to Section 3.1(b)(1) above or into cash consideration pursuant to Section 3.1(c) below, paying the holder thereof additional consideration in an amount of cash equal to the difference of (I) the Minimum Dollar Equivalent Per Share Consideration minus (II) the product (rounded to the nearest cent) of (x) the Average Quoted Price multiplied by 0.6544. The aggregate of such cash payments, if any, is hereinafter referred to as the “Additional Optional Cash Consideration.” For example, if the Average Quoted Price were $40.00, the BANK Board provided a notice of termination, and ANB elected to void such termination, ANB would be required to either increase the Exchange Ratio to at least 0.6870 (i.e., the quotient of $27.48 divided by $40.00) or make a cash payment of $1.30 (i.e., the difference between $27.48 and $26.18) for each share of BANK Common Stock to be converted into shares of ANB Common Stock.

(c) (1) Holders of BANK Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving ANB Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of BANK Common Stock for ANB Common Stock as specified below shall receive, for each share of BANK Common Stock that is so converted, an amount in cash (the “Per Share Cash Consideration”) equal to the product of the Average Quoted Price multiplied by the Exchange Ratio (as such may be adjusted pursuant to the terms of this Agreement). Notwithstanding the preceding sentence, the aggregate Per Share Cash Consideration that ANB is obligated to pay to satisfy such elections (the “Maximum Cash Amount”) shall not exceed 10% (unless and to the extent that ANB determines in its sole discretion to increase such amount to a percentage not in excess of 25%) of the sum of (i) the product of (A) the number of shares of ANB Common Stock to be issued in the Merger to holders of outstanding shares of BANK Common Stock as of the Effective Time multiplied by (B) the Average Quoted Price, and (ii) the aggregate Per Share Cash Consideration, and (iii) the Additional Optional Cash Consideration (if any).

(2) At ANB’s election, either the Exchange Agent or BANK’s transfer agent shall mail an election form in such form as ANB and BANK shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus and at least 20 days prior to the date of the BANK Stockholders’ Meeting or on such other date as ANB and BANK shall mutually agree (the “Mailing Date”) to each holder of record of BANK Common Stock for such BANK Stockholders’ Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of BANK Common Stock to elect to receive cash with respect to all or a portion of such holder’s BANK Common Stock (the shares as to which the election is made being referred to as “Cash Election Shares”).

(3) Any shares of BANK Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the BANK Stockholders’ Meeting (or such other time and date as ANB and BANK may mutually agree) (the “Election Deadline”) shall be converted into ANB Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (such shares being referred to as “No Election Shares”).

(4) Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form is not submitted prior to the Election Deadline, the shares of BANK Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ANB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within 5 business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of BANK Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(i) Cash Elections Less Than or Equal to the Maximum Cash Amount. If the amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is less than or equal to the Maximum Cash Amount, then:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1); and

(2) each other share of BANK Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).

(ii) Cash Elections More Than the Maximum Cash Amount. If the amount of the Potential Cash Payments is greater than the Maximum Cash Amount, then:

(1) the number of Cash Election Shares designated by each holder of BANK Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the maximum number of Cash Election Shares allowable such that the amount of the Potential Cash Payments is equal to the Maximum Cash Amount, and the denominator of which is the total number of Cash Election Shares designated in the Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to sub-section (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1);

(3) each share of BANK Common Stock that would have been a Cash Election Share but for the adjustment pursuant to sub-section (1) above shall automatically be deemed to be a No Election Share; and

(4) each other share of BANK Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).

(d) At the Effective Time, all outstanding and unexercised options to purchase shares of BANK Common Stock pursuant to the BANK Stock Option Plans (each, a “BANK Option”) will cease to represent an option to purchase BANK Common Stock and will be converted automatically into options to purchase ANB Common Stock, and ANB will assume each BANK Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing the BANK Option; provided, however, that after the Effective Time:

(i) the number of shares of ANB Common Stock purchasable upon exercise of each BANK Option will equal the product of (A) the number of shares of BANK Common Stock that were purchasable under the BANK Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share; and

(ii) the per share exercise price for each BANK Option will equal the quotient of (A) the per share exercise price of the BANK Option in effect immediately before the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest cent.

Notwithstanding the foregoing, each BANK Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the BANK Options provide for the purchase of no more than an aggregate of 95,000 additional shares of BANK Common Stock. As soon as practicable after the Effective Time, ANB shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of ANB

Common Stock subject to converted or substitute BANK Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute BANK Options remain outstanding.

(e) Assuming (i) that no holders of BANK Common Stock elect to receive cash in lieu of ANB Common Stock pursuant to the cash election procedures in Section 3.1(c) above, (ii) that no holders of BANK Common Stock exercise their rights under the Dissenter Provisions, and (iii) that there is no adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2) above or Section 3.2 below, the holders of BANK Common Stock (including holders of BANK Options) shall have the right to receive, in the aggregate, a maximum of 580,411 shares of ANB Common Stock as a result of the Merger. As a result of an adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2)(i) above, holders of BANK Common Stock (including holders of BANK Options) would be entitled to receive a minimum of 2,844 and a maximum of 20,001 additional shares of ANB Common Stock in the aggregate.

3.2 Anti-Dilution Provisions. In the event BANK changes the number of shares of BANK Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Minimum Dollar Equivalent Per Share Consideration, and the amounts and formulas contained in Section 3.1(b)(2)(ii) shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Average Quoted Price thresholds contained in Section 3.1(b)(2)(i) and Section 3.1(b)(2)(ii), the other amounts and formulas contained in Section 3.1(b)(2)(ii), and the share amounts included in Section 3.1(e) shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

3.3 Shares Held by BANK. Each of the shares of BANK Common Stock held by any BANK Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Notwithstanding Section 3.1 of this Agreement, shares of BANK Common Stock issued and outstanding at the Effective Time which are held by a holder who perfected his dissenters’ rights in accordance with Section 658.44 of the FFIC (“Dissenting BANK Shares”) shall not be converted into or represent the right to receive the consideration payable thereon pursuant to Section 3.1 of this Agreement, and any such holder shall be entitled only to such rights of appraisal as are granted by Section 658.44 of the FFIC (“Dissenter Provisions”), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with Dissenting BANK Shares shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Bank the certificate or certificates representing the Dissenting BANK Shares for which payment is being made; provided, further, that nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger under Section 10.1(i). If after the Effective Time any such dissenting stockholder fails to perfect or effectively withdraws or loses his right to appraisal, such shares of BANK Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the consideration payable thereon pursuant to Section 3.1 of this Agreement (without interest). BANK shall give ANB prompt notice upon receipt by BANK of any written objection to the Merger and such written demands for payment for shares of BANK Common Stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to BANK pursuant to the Dissenter Provisions (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Each Dissenting Stockholder that becomes entitled, pursuant to the Dissenter Provisions, to payment for any shares of BANK Common Stock held by such Dissenting Stockholder shall receive payment therefor from ANB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). BANK shall not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Stockholder.

3.5 Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of BANK who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Bank shall cause the Exchange Agent to mail to the former stockholders of BANK appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BANK Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of ANB Common Stock which such holder of BANK Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, any Additional Optional Cash Consideration or any unpaid dividends and distributions, if any, payable to holders of certificates for BANK Common Stock. The Surviving Bank shall not be obligated to deliver the consideration to which any former holder of BANK Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of BANK Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for BANK Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Bank, ANB nor the Exchange Agent shall be liable to a holder of BANK Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former BANK Stockholders. At the Effective Time, the stock transfer books of BANK shall be closed as to holders of BANK Common Stock immediately prior to the Effective Time, and no transfer of BANK Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 or Section 3.4 of this Agreement, each certificate theretofore representing shares of BANK Common Stock (“BANK Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 or Section 3.4 of this Agreement, as the case may be, in exchange therefor. To the extent permitted by Law, former stockholders of record of BANK Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of BANK Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their BANK Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any BANK Certificate shall not be entitled to receive any dividend or other distribution payable to holders of ANB Common Stock, which dividend or other distribution is attributable to such person’s ANB Common Stock represented by said BANK Certificate, until such person surrenders said BANK Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BANK Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such BANK Certificate. No holder of shares of BANK Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the ANB Common Stock with a record date before the Effective Time of the Merger.

4.3 Identity of Recipient of ANB Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of BANK Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ANB that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of BANK Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the BANK Certificate that represents BANK Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such BANK Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each BANK Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such BANK Certificate for exchange pursuant to this Agreement.

4.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of BANK Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, ANB or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of ANB, ANB-SUB, BANK, the Exchange Agent nor any other person acting on their behalf shall be liable to a holder of BANK Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BANK

BANK hereby represents and warrants to ANB as follows:

5.1 Corporate Organization, Standing and Power. BANK is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. BANK is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. BANK has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) BANK has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of BANK, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BANK Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of BANK, enforceable against BANK in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by BANK, nor the consummation by BANK of the transactions provided for herein, nor compliance by BANK with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BANK’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any BANK Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BANK Company under, any Contract or Permit of any BANK Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such BANK Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any BANK Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of BANK of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the BANK Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by BANK of the Merger and the other transactions provided for in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of BANK consists of 2,000,000 shares of BANK Common Stock, of which 822,500 shares are issued and outstanding (none of which is held in the treasury of BANK). All of the issued and outstanding shares of BANK Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of BANK has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of BANK. Pursuant to the terms of the BANK Stock Option Plans, there are currently outstanding options with the right to purchase a total of 95,000 shares of BANK Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of BANK outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of BANK or contracts, commitments, understandings or arrangements by which BANK is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. BANK has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock, other than dividends in the aggregate amount of $1.6 million payable after the date hereof and prior to the Effective Time (the “Permissible Dividend”).

5.4 BANK Subsidiaries.

(a) Each of the BANK Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each BANK Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK on a consolidated basis.

(b) The authorized and issued and outstanding capital stock of each BANK Subsidiary is set forth on Schedule 5.4(b). BANK owns all of the issued and outstanding shares of capital stock of each BANK Subsidiary. None of the shares of capital stock or other securities of any BANK Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any BANK Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any BANK Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any BANK Company is or may be bound to transfer any shares of the capital stock of any BANK Subsidiary. There are no Contracts relating to the rights of any BANK Company to vote or to dispose of any shares of the capital stock of any BANK Subsidiary. All of the shares of capital stock of each BANK Subsidiary are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by BANK free and clear of any Lien. No BANK Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any BANK Company that is a limited liability company.

(c) The minute books of BANK and each BANK Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since such entity’s formation.

5.5 Financial Statements. Attached hereto as Schedule 5.5 are copies of all BANK Financial Statements and BANK Call Reports for periods ended prior to the date hereof, and BANK will deliver to ANB promptly copies of all BANK Financial Statements and BANK Call Reports prepared subsequent to the date hereof. The BANK Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the BANK Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the BANK Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the BANK Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The BANK Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

5.6 Absence of Undisclosed Liabilities. No BANK Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK, except Liabilities accrued or reserved against in the consolidated balance sheets of BANK as of December 31, 2003, included in the BANK Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No BANK Company has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2003: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of BANK with any Regulatory Authority, (ii) the BANK Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BANK provided in Article 7 of this Agreement, and (iii) to BANK’s Knowledge, no fact or condition exists which BANK believes will cause a Material Adverse Effect on BANK or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the BANK Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of BANK, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BANK, except as reserved against in the BANK Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the BANK Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the BANK Companies for the period or periods through and including the date of the respective BANK Financial Statements has been made and is reflected on such BANK Financial Statements.

(d) Any and all deferred Taxes of the BANK Companies have been provided for in accordance with GAAP.

(e) None of the BANK Companies is responsible for the Taxes of any other Person other than the BANK Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the BANK Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which BANK or any BANK Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of BANK immediately preceding the date of this Agreement.

(h) (i) Proper and accurate amounts have been withheld by the BANK Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the BANK Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by BANK in the BANK Financial Statements.

(i) BANK has delivered or made available to ANB correct and complete copies of all Tax returns filed by BANK and each BANK Subsidiary for each fiscal year ended on and after December 31, 1998.

5.9 Loan Portfolio; Documentation and Reports.

(a) Except as disclosed in Schedule 5.9(a), none of the BANK Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a), none of the BANK Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of BANK, any Person controlling, controlled by or under common control with any of the foregoing. All of the Loans held by any of the BANK Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and BANK loan policies, except for deviations from such policies that (a) have been approved by current management of BANK, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of BANK, will not adversely affect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the BANK Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by BANK or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import. The allowance for possible loan or credit losses (the “BANK Allowance”) shown on the consolidated balance sheets of BANK included in the most recent BANK Financial Statements dated prior to the date of this Agreement was, and the BANK Allowance shown on the consolidated balance sheets of BANK included in the BANK Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the BANK Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the BANK Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and BANK Call Reports were, and the OREO Reserve to be shown on the Financial Statements and BANK Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of BANK as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and BANK Call Reports and the Litigation Reserve to be shown on the Financial Statements and BANK Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to BANK and the BANK Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any BANK Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on BANK.

5.10 Assets; Insurance. Except as set forth on Schedule 5.10, the BANK Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the BANK Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the BANK Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BANK’s past practices. All Assets that are material to BANK’s business on a consolidated basis, held under leases or subleases by any of the BANK Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by BANK or, to the Knowledge of BANK, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the BANK Companies or in which any BANK Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any BANK Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any BANK Company. None of the BANK Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on BANK. As to each parcel of real property owned or used by any BANK Company, no BANK Company has received notice of any pending or, to the Knowledge of each of the BANK Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the BANK Companies include all assets required to operate the business of the BANK Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the BANK Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BANK Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the BANK Companies, and BANK has provided true and correct copies of each such policy to ANB.

5.11 Environmental Matters.

(a) Each BANK Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

(b) There is no Litigation pending or, to the Knowledge of BANK, threatened before any court, governmental agency or authority or other forum in which any BANK Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any BANK Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

(c) There is no Litigation pending or, to the Knowledge of BANK, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or BANK with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

(d) To the Knowledge of BANK, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

(e) During the period of (i) any BANK Company’s ownership or operation of any of its respective current properties, (ii) any BANK Company’s participation in the management of any Participation Facility or (iii) any BANK Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. Prior to the period of (i) any BANK Company’s ownership or operation of any of its respective current properties, (ii) any BANK Company’s participation in the management of any Participation Facility, or (iii) any BANK Company’s holding of a security interest in a Loan Property, to the Knowledge of BANK, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

5.12 Compliance with Laws. Each BANK Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK, and there has occurred no Default under any such Permit. None of the BANK Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees, agents or representatives conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any BANK Company is not, or suggesting that any BANK Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any BANK Company, or suggesting that any BANK Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any BANK Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

5.13 Labor Relations; Employees.

(a) No BANK Company is the subject of any Litigation asserting that it or any other BANK Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other BANK Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BANK Company, pending or threatened, nor to its Knowledge, is there any activity involving any BANK Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each BANK Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the BANK Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2002, 2003 and 2004. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the BANK Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and BANK has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BANK Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “BANK Benefit Plans”). Any of the BANK Benefit Plans which is an

“employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “BANK ERISA Plan.” Each BANK ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as a “BANK Pension Plan”. No BANK Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All BANK Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. Each BANK ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and BANK is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No BANK Company has engaged in a transaction with respect to any BANK Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any BANK Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any BANK Benefit Plan or any BANK Company with regard to any BANK Benefit Plan, any trust which is a part of any BANK Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any BANK Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) No BANK ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any BANK Pension Plan, (ii) no change in the actuarial assumptions with respect to any BANK Pension Plan, (iii) no increase in benefits under any BANK Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any BANK Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BANK Company, or the single-employer plan of any entity which is considered one employer with BANK under Section 4001 of ERISA or Section 414 of the IRC or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the IRC or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. No BANK Company has provided, or is required to provide, security to a BANK Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

(d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any BANK Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No BANK Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BANK Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) No BANK Company has any obligations for retiree health and life benefits under any of the BANK Benefit Plans, and there are no restrictions on the rights of such BANK Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on BANK.

(f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any BANK Company from any BANK Company under any BANK Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any BANK Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) With respect to all BANK Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any BANK Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of BANK.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the BANK Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any BANK Company or the guarantee by any BANK Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the BANK Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the BANK Companies, any member of the immediate family of the foregoing or, to the Knowledge of BANK, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the BANK Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any BANK Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the BANK Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the BANK Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “BANK Contracts”). BANK has delivered or made available to ANB correct and complete copies of all BANK Contracts. Each of the BANK Contracts is in full force and effect, and none of the BANK Companies is in Default under any BANK Contract. All of the indebtedness of any BANK Company for money borrowed is prepayable at any time by such BANK Company without penalty or premium.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of BANK, threatened (or unasserted but considered probable of assertion) against any BANK Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the knowledge of BANK, threatened against any BANK Company.

5.17 Reports. Since its formation, each BANK Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities and (ii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the BANK Companies, to the Knowledge of any BANK Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any BANK Company, investigation into the business or operations of any BANK Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any BANK Company or any lien in favor of any BANK Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the BANK Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the BANK Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the BANK Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any BANK Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any BANK Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of BANK Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or BANK, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any BANK Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Accounting, Tax and Regulatory Matters. No BANK Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20 Offices. The headquarters of each BANK Company and each other office, branch or facility maintained and operated by each BANK Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the BANK Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the BANK Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the BANK Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB’s third party provider.

5.22 Intellectual Property. Each of the BANK Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the BANK Companies has received any notice of conflict with respect thereto that asserts the rights of others. The BANK Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the BANK Companies. Each of the BANK Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23 Administration of Trust Accounts. BANK does not possess and does not exercise trust powers.

5.24 Advisory Fees. BANK has retained the BANK Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the BANK Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Merger. Other than the BANK Financial Advisor and the Advisory Fee, neither BANK nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. BANK knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 Opinion of Counsel. BANK has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any BANK Company has purchased securities subject to an agreement to resell, such BANK Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any BANK Company has sold securities subject to an agreement to repurchase, no BANK Company has pledged collateral in excess of the amount of the debt secured thereby. No BANK Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. No BANK Company is a party to, nor has any BANK Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28 Anti-takeover Provisions. Each BANK Company has taken all actions required to exempt such BANK Company, this Agreement, the Merger, the Subsidiary Merger Agreement and the Subsidiary Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (“Takeover Laws”).

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of BANK at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the BANK Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the BANK Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Deposits. None of the deposits of BANK are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of BANK represents a deposit of any Affiliate of BANK.

5.31 Accounting Controls. Each of the BANK Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable BANK Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable BANK Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of each of the BANK Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

5.32 Deposit Insurance. The deposit accounts of BANK are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). BANK has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33 Registration Obligations. BANK is not under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

5.34 Charter Provisions. Each BANK Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BANK Company or restrict or impair the ability of ANB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any BANK Company that may be directly or indirectly acquired or controlled by it.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ANB

ANB hereby represents and warrants to BANK as follows:

6.1 Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.2 Authority; No Breach By Agreement.

(a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB’s Restated Certificate of Incorporation or Bylaws, or (ii) except as set forth on Schedule 6.2(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions provided for in this Agreement.

6.3 Capital Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 27,500,000 shares of ANB Common Stock, of which 15,360,744 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of BANK Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of BANK Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. As of the date hereof, ANB has granted options to purchase no more than 400,587 shares of ANB Common Stock under its various stock plans.

6.4 Reports and Financial Statements. Since January 1, 2000, or the date of organization or acquisition if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the ANB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2000, except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the ANB Companies, to the Knowledge of any ANB Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any ANB Company, investigation into the business or operations of any ANB Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any ANB Company or any liens in favor of any ANB Company. The ANB Financial Statements included in such reports (excluding call reports), as of the dates thereof and for the periods covered thereby: (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

6.5 Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of December 31, 2003, included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.6 Absence of Certain Changes or Events. Except as set forth on Schedule 6.6, since December 31, 2003 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) to ANB’s Knowledge, no fact or condition exists which ANB believes will cause a Material Adverse Effect on ANB in the future, subject to changes in general economic or industry conditions.

6.7 Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. None of the ANB Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8 Material Contracts. ANB has filed as an exhibit to its annual reports on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.9 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to BANK pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to BANK’s stockholders in connection with the BANK Stockholders’ Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of BANK, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11 Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.12 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

6.13 Regulatory Approvals. ANB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

6.14 Opinion of Counsel. ANB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).

6.15 Accounting Controls. ANB has devised and maintains systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of ANB Board and the duly authorized executive officers of ANB; (ii) all material transactions are recorded as necessary to permit the preparation of the ANB Financial Statements in conformity with GAAP, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of ANB is permitted only in accordance with general or specific authorization of the ANB Board and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, each of ANB and BANK shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of ANB and BANK shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and BANK shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and BANK shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BANK covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld, except in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i) amend the Articles of Incorporation, Bylaws or other governing instruments of any BANK Company; or

(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of BANK Subsidiaries consistent with past practices (which shall include, for BANK Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any BANK Company of any Lien or permit any such Lien to exist; or

(iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BANK Company, except in connection with the surrender of shares of BANK Common Stock in payment of the exercise price of outstanding options to purchase BANK Common Stock or the deemed acquisition of shares upon a “cashless exercise” of any such option, or, except for the Permissible Dividend, declare or pay any dividend or make any other distribution in respect of BANK’s capital stock; or

(iv) except for this Agreement and as required upon exercise of any of the BANK Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BANK Common Stock or any other capital stock of any BANK Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v) adjust, split, combine or reclassify any capital stock of any BANK Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any BANK Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi) acquire any direct or indirect equity interest in any Person, other than in connection with foreclosures in the ordinary course of business; or

(vii) grant any increase in compensation or benefits to the employees or officers of any BANK Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the BANK Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of any BANK Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any BANK Company; or

(viii) enter into or amend any employment Contract between any BANK Company and any Person (unless such amendment is required by Law) that the BANK Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix) adopt any new employee benefit plan of any BANK Company or make any material change in or to any existing employee benefit plans of any BANK Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi) (A) commence any Litigation other than in accordance with past practice, (B) settle any Litigation involving any Liability of any BANK Company for material money damages or restrictions upon the operations of any BANK Company, or, (C) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv) make any Loan or advance to any 5% stockholder, director or officer of BANK, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of BANK) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any BANK Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of BANK or any of its Subsidiaries) of any of the foregoing; or

(xvi) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any BANK Company or any member of the immediate family of the foregoing, or any Related Interest (Known to BANK or any of its Subsidiaries) of any of the foregoing; or

(xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

(xviii) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

(xix) except as may be required by applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and BANK shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this

Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any BANK Company more than an aggregate of $300,000 of secured indebtedness or more than $50,000 of unsecured indebtedness; or

(xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with BANK and BANK’s past policies; or

(xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of BANK with a Designated Representative of ANB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv) except for residential real property owned by and reflected on the books of BANK as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi) make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

7.3 Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of BANK, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or a national securities exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash and/or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b).

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and BANK shall deliver to ANB copies of all such reports filed by BANK or its Subsidiaries promptly after the same are filed.

7.6 Acquisition Proposals.

(a) As of the date hereof, BANK shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the BANK Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), BANK receives an Acquisition Proposal from any Person that in the good faith judgment of the BANK Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, BANK may (x) furnish information (including non-public information) with respect to BANK to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between ANB and BANK dated January 23, 2004, and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b) Neither the BANK Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ANB, the approval or recommendation by the BANK Board, or such committee thereof, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit BANK or any of its Subsidiaries to enter into any Acquisition Agreement. Notwithstanding the foregoing, upon satisfaction of the notice, matching, payment and other requirements and procedures of Section 10.1(k) of this Agreement, the BANK Board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal.

(c) BANK agrees that it and its Subsidiaries shall, and BANK shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. BANK agrees that it will notify ANB promptly (but no later than 24 hours) if, to BANK’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, BANK, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter BANK shall keep ANB informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. BANK also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7 NASDAQ Qualification. ANB shall, prior to the Effective Time, take commercially reasonable steps to ensure that all ANB Common Stock to be issued in the Merger is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC after the date hereof. BANK and its counsel, accountants and advisors shall have the right to review and comment upon the Registration Statement, and revisions made in response to such comments, a reasonable period prior to filing. ANB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, BANK shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, BANK will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of BANK. Subject to Section 10.1(k) of this Agreement, the BANK Board shall recommend that the holders of BANK Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement, including without limitation the Merger and the Subsidiary Merger. ANB and BANK shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or BANK, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) ANB and BANK shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, BANK or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d) ANB and BANK shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by ANB or BANK, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e) ANB will indemnify and hold harmless BANK and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse BANK, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any ANB Company.

(f) BANK will indemnify and hold harmless ANB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse ANB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any BANK Company.

8.2 Access to Information.

(a) During the period beginning on the date of this Agreement and ending on the sooner to occur of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable Laws relating to the exchange of information, ANB and BANK shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access to all its properties, books, contracts, commitments and records and, during such period, each of ANB and BANK shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by ANB to BANK or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, BANK and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. BANK shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in BANK’s possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to BANK by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by BANK or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of BANK and, if the Merger shall not occur, ANB and its representatives shall return to BANK all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB’s possession prior to the disclosure thereof by BANK or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by any of the parties hereto or their respective representatives shall affect the representations and warranties of the Parties set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of BANK and ANB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4 BANK Stockholders’ Meeting. BANK shall call a meeting of its stockholders (the “BANK Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the BANK Stockholders’ Meeting, (a) BANK shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that BANK may reasonably request in connection with conducting the BANK Stockholders’ Meeting; (c) ANB shall prepare and furnish to BANK, for printing, copying and distribution to BANK’s stockholders at BANK’s expense, the form of the Proxy Statement/Prospectus; (d) BANK shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the BANK Board shall recommend to its stockholders the approval of this Agreement; and (f) BANK shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to BANK’s stockholders. BANK will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC and ANB has delivered the Proxy Statement/Prospectus to BANK in accordance with sub-section (c) above.

8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the BANK Stockholders’ Meeting, BANK shall deliver to ANB a certificate of the Secretary of BANK containing the names of the stockholders of BANK that both (a) gave written notice prior to the taking of the vote on this Agreement at the BANK Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of BANK Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6 Publicity. Neither ANB nor BANK shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transaction contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of BANK and the BANK Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by BANK shall not exceed $65,000, exclusive of the Broker’s Fee, the expenses contemplated by Sections 8.12 and 9.2(f), and the adjustments contemplated by Section 8.14, of this Agreement. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) BANK expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinion. The BANK Board has engaged The Carson Medlin Company (the “BANK Financial Advisor”) to act as advisor to the BANK Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio to the BANK stockholders. BANK has received from the BANK Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of BANK from a financial point of view. The BANK Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Agreement of Affiliates. BANK has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of BANK for purposes of Rule 145 under the 1933 Act. BANK shall cause each such Person to deliver to ANB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit D providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BANK Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of BANK pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

8.12 Environmental Audit; Title Policy; Survey.

(a) At the election of ANB, BANK will procure and deliver, at ANB’s expense, with respect to each parcel of real property that any of the BANK Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as ANB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to ANB.

(b) At the election of ANB, BANK will, at ANB’s expense, with respect to each parcel of real property that BANK owns, leases, subleases or is obligated to purchase, procure and deliver to ANB, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to ANB, which policy shall be free of all material Liens and exceptions to ANB’s reasonable satisfaction.

(c) At the election of ANB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, BANK, at ANB’s expense, will procure and deliver to ANB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to ANB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, BANK shall deliver to ANB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any BANK Company or in which any BANK Company has any ownership or leasehold interest.

8.13 Compliance Matters. Prior to the Effective Time, BANK shall take, or cause to be taken, all commercially reasonable steps requested by ANB to cure any deficiencies in regulatory compliance by BANK;

provided, however, that ANB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to BANK, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14 Conforming Accounting and Reserve Policies. At the request of ANB, BANK shall immediately prior to Closing establish and take such charge offs, reserves and accruals as ANB reasonably shall request to conform BANK’s loan, accrual, capital, reserve and other accounting policies to the policies of ANB (collectively, the “Conforming Adjustments”).

8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which BANK is a party.

8.16 Fixed Asset Inventory. At ANB’s request, at least thirty (30) days prior to the Effective Time, BANK shall take, or shall cause to be taken, an inventory of all fixed assets of the BANK Companies to verify the presence of all items listed on their respective depreciation schedules, and BANK shall allow ANB’s representatives, at the election of ANB, to participate in or be present for such inventory and shall deliver to ANB copies of all records and reports produced in connection with such inventory.

8.17 Directors’ and Officers’ Indemnification.

(a) For a period of three (3) years after the Effective Time, ANB shall indemnify, defend and hold harmless each director and executive officer of BANK (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent authorized under the articles of incorporation and bylaws of BANK as in effect on the date of this Agreement, subject to the limitations and requirements of such articles of incorporation and bylaws and applicable Law, including, without limitation, Section 607.0850 of the FBCA. During the period beginning on the third anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time, ANB shall indemnify, defend and hold harmless each Indemnified Party against all liabilities arising out of actions or omissions occurring upon or prior to the Effective time (including without limitation the transactions contemplated by this Agreement) to the extent mandated under the articles of incorporation and bylaws of the BANK as in effect on the date of this Agreement subject to the limitations of applicable Law, including, without limitation, Section 607.0850 of the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.17(a) above upon learning of any such liability or litigation, shall promptly notify ANB thereof. In the event of any such litigation (whether arising before or after the Effective Time), (i) ANB shall have the right to assume the defense thereof, and ANB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ANB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between ANB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ANB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, that ANB shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such litigation; and (iii) ANB shall not be liable for any settlement effected without its prior written consent; and provided further, that ANB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner provided for herein is prohibited by applicable Law.

8.18 Employee Matters. If, within six (6) months of the Effective Time, any employee of BANK is terminated by ANB solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, ANB will pay severance to each such employee in an amount equal to one week’s pay for each six (6) months of such employee’s prior employment; provided, however, that in no event will the total amount of severance for any single employee exceed $15,000 in the aggregate.

8.19 Subsidiary Merger Agreement. The Subsidiary Merger shall be accomplished pursuant to the terms of a subsidiary merger agreement substantially in the form of Exhibit E hereto (the “Subsidiary Merger Agreement”), to be entered into between BANK and Cypress Bank. Approval by the BANK Board of this Agreement shall be deemed for all purposes to also constitute approval of the Subsidiary Merger and the Subsidiary Merger Agreement. As soon as practicable after the date hereof, ANB shall cause the Board of Directors of Cypress Bank to likewise approve the Subsidiary Merger Agreement, and BANK and Cypress Bank shall execute and deliver the Subsidiary Merger Agreement. ANB and BANK agree to take all commercially reasonable actions, and make all filings with Regulatory Authorities, required under applicable Law in furtherance of and in connection with the Subsidiary Merger.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each of ANB, ANB-SUB and BANK to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of BANK shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and BANK shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same. In addition, ANB, as the sole stockholder of ANB-SUB, shall have approved this Agreement and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger or the Subsidiary Merger.

(c) Consents and Approvals. Each of ANB, ANB-SUB and BANK shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the BANK Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. BANK and ANB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that

(i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of BANK Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of BANK with respect to such exchange (except to the extent of any cash received), and (iii) neither BANK nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of BANK and ANB reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC.

9.2 Conditions to Obligations of ANB and ANB-SUB. The obligations of ANB and ANB-SUB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to subsection 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of BANK set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of BANK to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. BANK shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ANB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the BANK Board and the BANK stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

(d) Opinion of Counsel. BANK shall have delivered to ANB an opinion of Smith Mackinnon, P.A., counsel to BANK, dated as of the Closing, in substantially the form of Exhibit F hereto.

(e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, BANK shall have a minimum net worth of $11.1 million. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments, the sum of the amounts set forth on the balance sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (a) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (b) any amounts due from or owed by any Subsidiary thereof; provided, however, that both the Permissible Dividend (to the extent paid) and any unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”

(f) Comfort Letter. ANB shall have received from Hacker, Johnson & Smith, P.A., independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of BANK as ANB may reasonably request.

(g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of ANB in its sole discretion.

(h) Matters Relating to 280G Taxes. ANB shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that BANK shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Employment Agreements, Change in Control Agreements, BANK Benefit Plans, or similar arrangements between a BANK Company and any officers, directors, or employees thereof.

(i) Matters Relating to Change in Ownership Agreements. (i) ANB shall have received documentation reasonably satisfactory to ANB that the Change in Ownership Agreements with Joe P. Epton, Jr. and Mark O. Blanford shall be terminated as of the Effective Time without any penalty, fee or cost to ANB or any BANK Company, except as may be agreed to by ANB; and (ii) each of such individuals shall have entered into an Employment Agreement with ANB and BANK in substantially the form of Exhibit G-1 or Exhibit G-2, as the case may be.

(j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any BANK Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any BANK Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of ANB, restricts or impairs the conduct of such BANK Company’s business or future prospects.

(k) Absence of Adverse Facts. There shall have been no determination by ANB in good faith that any fact, event or condition exists or has occurred that, in the judgment of ANB, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, BANK or the consummation of the transactions provided for in this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by ANB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of ANB on a consolidated basis or (d) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(l) Consents Under Agreements. BANK shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Bank to, or the continuation by BANK or any other BANK Subsidiary of, as the case may be, any obligation, right or interest of BANK or such BANK Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of ANB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Bank and BANK or the BANK Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of ANB, any material adverse requirement upon ANB or any ANB Subsidiary, including without limitation any requirement that ANB sell or dispose of any significant amount of the assets of BANK and its Subsidiaries, or any other ANB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of BANK or any ANB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(n) Certification of Claims. BANK shall have delivered a certificate to ANB that BANK is not aware of any pending, threatened or potential claim against the directors or officers of BANK or under the directors and officers insurance policy or the fidelity bond coverage of BANK or any BANK Company.

(o) Loan Portfolio. There shall not have been any material increase in the Loans described in Schedule 5.9(a).

(p) Paychex Agreement. ANB shall have received such evidence and documentation as it shall have reasonably requested evidencing that, effective immediately prior to the Effective Time: (i) that certain Client Service Agreement between BANK and Paychex Business Solutions, Inc. (the “Paychex Agreement”) has been terminated in full with no penalty or premium payable by BANK or ANB; (ii) each of the employees previously leased to BANK pursuant to the Paychex Agreement has become a direct employee of BANK; and (iii) the assets of such employees in benefit plans maintained pursuant to the Paychex Agreement may be transferred into benefit plans maintained by ANB at no cost to ANB, BANK, or such employees.

9.3 Conditions to Obligations of BANK. The obligations of BANK to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by BANK pursuant to subsection 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. ANB shall have delivered to BANK (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to BANK’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as BANK and its counsel shall request.

(d) Opinion of Counsel. ANB shall have delivered to BANK an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit H hereto.

(e) Comfort Letter. BANK shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as BANK may reasonably request.

(f) Fairness Opinion. BANK shall have received from the BANK Financial Advisor the fairness opinion described in Section 8.9, dated prior to or as of the date the Proxy Statement/Prospectus is delivered to BANK’s stockholders in connection with the solicitation of their approval of the Merger, stating that the Exchange Ratio provided for in this Agreement and recommended by BANK to its stockholders is fair to BANK and its stockholders from a financial point of view and such fairness opinion shall not have been withdrawn by the BANK Financial Advisor as of the Effective Time.

(g) ANB Common Stock. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(h) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any ANB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any ANB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of BANK, restricts or impairs the conduct of such ANB Company’s business or future prospects. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BANK, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the ANB Board and the BANK Board; or

(b) by the ANB Board or the BANK Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the ANB Board or the BANK Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the ANB Board or the BANK Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of BANK fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such BANK stockholders for approval and voted upon; or

(e) by the ANB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to BANK, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to BANK, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by BANK of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the BANK Board, if (i) there shall have occurred any Material Adverse Effect with respect to ANB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to ANB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from BANK specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the ANB Board or the BANK Board if the Merger shall not have been consummated by October 31, 2004, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the ANB Board or the BANK Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i) by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of BANK Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j) by the ANB Board if (i) the BANK Board shall have withdrawn, or adversely modified, or failed upon ANB’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the BANK Board shall have approved or recommended to the stockholders of BANK that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) BANK fails to call the BANK Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than BANK or an Affiliate of BANK) or group becomes the beneficial owner of 50% or more of the outstanding shares of BANK Common Stock; or

(k) by the BANK Board if (i) the BANK Board authorizes BANK, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and BANK notifies ANB in writing that it intends to enter into such an agreement, (ii) ANB does not make, within 3 business days of the receipt of BANK’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the BANK Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of BANK as the Superior Proposal, and (iii) BANK makes the payment required by Section 10.2(b). BANK agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the fifth business day after it has provided the notice to ANB required thereby, and (y) to notify ANB promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the ANB Board or the BANK Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of ANB or BANK or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful or breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the event that this Agreement is terminated (i) by the ANB Board pursuant to Section 10.1(j), (ii) by the BANK Board pursuant to Section 10.1(k), or (iii) otherwise by the BANK Board at a time when the ANB Board has grounds to terminate the Agreement pursuant to Section 10.1(j), then BANK shall, in the case of clause (i), two business days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to ANB, by wire transfer of immediately available funds, the amount of $1 million (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by BANK stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to BANK and thereafter this Agreement is terminated by the ANB Board or the BANK Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination BANK enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal with that same Person, then BANK shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to ANB, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 10.2(c) the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d) BANK acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, ANB would not enter into this Agreement; accordingly, if BANK fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, ANB commences a suit which results in a judgment for any of the Termination Fee, BANK shall pay ANB its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the parties hereto shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to BANK, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving BANK or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, BANK or any of its Subsidiaries, including a plan of liquidation of BANK or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Additional Optional Cash Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“ANB” shall mean Alabama National BanCorporation, a Delaware corporation.

“ANB Board” shall mean the Board of Directors of ANB.

“ANB Common Stock” shall mean the $1.00 par value common stock of ANB.

“ANB Companies” shall mean, collectively, ANB and all ANB Subsidiaries.

“ANB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ANB as of December 31, 2003, 2002 and 2001, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2003.

“ANB Subsidiaries” shall mean the Subsidiaries of ANB.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).

“BANK” shall mean Coquina Bank, a Florida state bank.

“BANK Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

“BANK Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“BANK Board” shall mean the Board of Directors of BANK.

“BANK Call Reports” shall mean (i) the Reports of Income and Condition of BANK for the years ended December 31, 2003 and 2002, as filed with the FDIC; and (ii) the Reports of Income and Condition of BANK filed by BANK with respect to periods ended subsequent to December 31, 2003.

“BANK Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“BANK Common Stock” shall mean the $5.00 par value voting common stock of BANK.

“BANK Companies” shall mean, collectively, BANK and all BANK Subsidiaries.

“BANK Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“BANK ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“BANK Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“BANK Financial Statements” shall mean shall mean (i) the audited balance sheets (including related notes and schedules, if any) of BANK as of December 31, 2003, 2002 and 2001, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Hacker, Johnson & Smith, P.A., independent certified public accountants, and (ii) the unaudited balance sheets of BANK (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2003.

“BANK Option” shall have the meaning provided in Section 3.1(d) of this Agreement.

“BANK Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“BANK Stock Option Plans” shall mean the Coquina Bank Officers’ and Employees’ Stock Option Plan and the Coquina Bank Directors’ Stock Option Plan.

“BANK Stockholders’ Meeting” shall mean the meeting of the stockholders of BANK to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“BANK Subsidiaries” shall mean the Subsidiaries of BANK, which shall include the BANK Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of BANK in the future and owned by BANK at the Effective Time.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Cypress Bank” shall mean Cypress Bank, a Florida banking corporation and a wholly owned subsidiary of ANB.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Representative”

(a) with respect to BANK shall mean Arthur A. Simpson and/or Robert L. Adams; and

(b) with respect to ANB shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Dissenting BANK Shares” shall have the meaning provided in Section 3.4 of this Agreement.

“Dissenting Stockholder” shall have the meaning provided in Section 3.4 of this Agreement.

“Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Election Deadline” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Election Form” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.

“Exchange Agent” shall mean SunTrust Bank, Atlanta, Georgia.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FFIC” shall mean the Florida Financial Institutions Code.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indemnified Party” shall have the meaning provided in Section 8.17(a) of this Agreement.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Mailing Date” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.

“Maximum Cash Amount” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Merger” shall mean the merger of BANK with and into ANB-SUB referred to in the Preamble of this Agreement.

“Minimum Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

“No Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either BANK or ANB, and “Parties” shall mean both BANK and ANB.

“Paychex Agreement” shall have the meaning set forth in Section 9.2(q) of this Agreement.

“Permissible Dividend” shall have the meaning provided in Section 5.3(b) of this Agreement.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Per Share Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Potential Cash Payments” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Subsidiary Merger” shall have the meaning set forth in the Preamble to this Agreement.

“Subsidiary Merger Agreement” shall have the meaning set forth in Section 8.20 of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal which the BANK Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, ANB agreeing that the BANK Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving BANK and not its Subsidiaries.

“Surviving Bank” shall mean BANK as the Surviving Bank in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Boards of Directors of each of the parties hereto; provided, however, that after approval of this Agreement by the holders of BANK Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the BANK stockholders without the further approval of the BANK stockholders.

11.4 Waivers.

(a) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BANK, to waive or extend the time for the compliance or fulfillment by BANK of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, BANK, acting through the BANK Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BANK under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BANK. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that BANK and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to BANK, then to:	Coquina Bank 1020 West Granada Boulevard Ormond Beach, Florida, 32174 Telecopy Number: (386) 677-9220 Attention: Joe P. Epton, Jr.

with a copy to:	Smith Mackinnon, PA Citrus Center, Suite 800 255 South Orange Avenue Orlando, Florida 32801 Telecopy Number: (407) 843-2448 Attention: John P. Greeley, Esq.

If to ANB, then to:	Alabama National BanCorporation 1927 First Avenue North Birmingham, Alabama 35203 Telecopy Number: (205) 583-3275 Attention: Mr. John H. Holcomb, III, Chief Executive Officer

with a copy to:	Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 AmSouth/Harbert Plaza Birmingham, Alabama 35203 Telecopy Number: (205) 254-1999 Attention: Mark L. Drew, Esq. John P. Dulin, Jr., Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by BANK or ANB, each of BANK and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, (a) prior to the Effective Time, ANB shall be entitled to revise the structure of the Merger and related transactions in order to substitute an ANB Subsidiary (or no ANB Subsidiary) in the place of ANB-SUB, whereby BANK or such other ANB Subsidiary would be the Surviving Bank upon consummation of the Merger, and/or (b) at any time prior to or following the Effective Time, ANB shall be entitled to revise the structure of the Subsidiary Merger in order to substitute an ANB Subsidiary (or no ANB Subsidiary) in the place of Cypress Bank, whereby BANK or such other ANB Subsidiary would be the surviving bank upon consummation of the Subsidiary Merger, or whereby the Subsidiary Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the IRC, and not change the amount of consideration to be received by BANK’s stockholders, (ii) be capable of consummation in as timely a manner as the Merger or the Subsidiary Merger, as the case may be, provided for herein, and (iii) not otherwise be prejudicial to the interests of BANK’s stockholders. This Agreement and/or the Subsidiary Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

COQUINA BANK
Attest:

By:	/s/ Stefanie A. Crosley	By:	/s/ Joe P. Epton, Jr.

	Stefanie A. Crosley Secretary		Joe P. Epton, Jr. Chief Executive Officer

[BANK SEAL]

CQA INTERIM BANK (IN ORGANIZATION)
Attest:

By:	/s/ Thomas B. Hury	By:	/s/ James E. Weite

	Thomas B. Hury Secretary		James E. Weite President

ALABAMA NATIONAL BANCORPORATION
Attest:

By:	/s/ Kimberly Moore	By:	/s/ John H. Holcomb, III

	Kimberly Moore Secretary		John H. Holcomb, III Chief Executive Officer

[CORPORATE SEAL]

List of Exhibits

Exhibit A	Articles of Incorporation of Surviving Bank

Exhibit B	List of Executive Officers and Directors of Surviving Bank

Exhibit C	List of Principal Offices and Branches of ANB-SUB, BANK and Surviving Bank

Exhibit D	Form of Rule 145 Affiliate Agreement

Exhibit E	Form of Subsidiary Merger Agreement

Exhibit F	Form of Opinion of Smith Mackinnon, P.A.

Exhibit G	Form of Employment Agreements

Exhibit H	Form of Opinion of Maynard, Cooper & Gale, P.C.

Exhibit A

Articles of Incorporation of Surviving Bank

(See Attached)

ARTICLES OF INCORPORATION

OF

COQUINA BANK

The undersigned, acting as directors for the purpose of forming a corporation under and by virtue of the Laws of the State of Florida, adopt the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be Coquina Bank and its initial place of business shall be at 128 E. Granada Blvd., in the City of Ormond Beach, in the County of Volusia and State of Florida.

ARTICLE II

The general nature of the business to be transacted by this corporation shall be that of a general commercial banking business with all the rights, powers, and privileges granted and conferred by the Florida Financial Institutions Codes, regulating the organization, powers, and management of banking corporations.

ARTICLE III

The total number of shares authorized to be issued by the corporation shall be 2,000,000. Such shares shall be of a single class and shall have a par value of $5.00 per share. The corporation shall begin business with at least $2,400,000 in paid-in common capital stock to be divided into 480,000 shares. The amount of surplus with which the corporation will begin business will be not less than $1,200,000 and the amount of undivided profits, not less than $900,000 all of which (capital stock, surplus, and undivided profits) shall be paid in cash.

ARTICLE IV

The term for which said corporation shall exist shall be perpetual unless terminated pursuant to the Florida Financial Institutions Codes.

ARTICLE V

The number of directors shall not be fewer than five (5). A majority of the full board of directors may, at any time during the years following the annual meeting of shareholders in which such action has been authorized, increase the number of directors by not more than two and appoint persons to fill resulting vacancies. The names and street addresses of the first directors of the corporation are:

Name	Street Address
Robert L. Adams	600 S. Atlantic Avenue, Daytona Beach, FL 32118
Mark Ascik	2 Crooked Bridge Way, Ormond Beach, FL 32174
Mark O. Blanford	27 Bulow Woods Circle, Flagler Beach, FL 32136
James Ronnie Bledsoe	952 B Big Tree Road, South Daytona, FL 32119
Daniel J. Bolerjack, CPA	513 Riverview Blvd., Daytona Beach, FL 32118
William M. Chanfrau	243 John Anderson Drive, Ormond Beach, FL 32176
Lee C. Culler	Post Office Box 1470, Daytona Beach, FL 32115
Joe P. Epton, Jr.	1140 John Anderson Drive, Ormond Beach, FL 32176
Danny McMillan Farmer, M.D.	110 Riverbluff Drive, Ormond Beach, FL 32174
Sidney J. Frazer	170 John Anderson Drive, Ormond Beach, FL 32176
Dipak J. Jobalia	846 Riverside Drive, Ormond Beach, FL 32176
Arthur A. Simpson, Jr.	175 John Anderson Drive, Ormond Beach, FL 32176

In witness of the foregoing, the undersigned directors have executed these Articles of Incorporation this 27 day of January, A.D. 1998.

Name	Street Address

/s/ Robert L. Adams

Robert L. Adams	600 S. Atlantic Avenue, Daytona Beach, FL 32118

/s/ Mark Ascik

Mark Ascik	2 Crooked Bridge Way, Ormond Beach, FL 32174

/s/ Mark O. Blanford

Mark O. Blanford	27 Bulow Woods Circle, Flagler Beach, FL 32136

/s/ James Ronnie Bledsoe

James Ronnie Bledsoe	952 B Big Tree Road, South Daytona, FL 32119

/s/ Daniel J. Bolerjack, CPA

Daniel J. Bolerjack, CPA	513 Riverview Blvd., Daytona Beach, FL 32118

/s/ William M. Chanfrau

William M. Chanfrau	243 John Anderson Drive, Ormond Beach, FL 32176

/s/ Lee C. Culler

Lee C. Culler	Post Office Box 1470, Daytona Beach, FL 32115

/s/ Joe P. Epton, Jr.

Joe P. Epton, Jr.	1140 John Anderson Drive, Ormond Beach, FL 32176

/s/ Danny McMillan Farmer, M.D.

Danny McMillan Farmer, M.D.	110 Riverbluff Drive, Ormond Beach, FL 32174

/s/ Sidney J. Frazer

Sidney J. Frazer	170 John Anderson Drive, Ormond Beach, FL 32176

/s/ Dipak J. Jobalia

Dipak J. Jobalia	846 Riverside Drive, Ormond Beach, FL 32176

/s/ Arthur A. Simpson, Jr.

Arthur A. Simpson, Jr.	175 John Anderson Drive, Ormond Beach, FL 32176

STATE OF FLORIDA         )

COUNTY OF VOLUSIA     )

The foregoing instrument was acknowledged before me this 27 day of January, 1998, by the foregoing individuals, who are personally known to me and who did take an oath.

/s/ P. A. Curley

Printed Name:	P. A. Curley
Notary Public – State of Florida at Large

My commission expires: June 9, 2001

Approved by the Department of Banking and Finance this 10th day of February, 1998.

Tallahassee, Florida

/s/ Robert Milligan

Comptroller of the State of Florida and Head of the Department of Banking and Finance

Exhibit B

List of Executive Officers and Directors of Surviving Bank

Directors

Name	Address

Robert L. Adams Chairman	600 South Atlantic Avenue Daytona Beach, Florida 32118

Arthur A. Simpson, Jr. Vice Chairman	175 John Anderson Drive Ormond Beach, Florida 32176

Mark A. Ascik	253 John Anderson Drive Ormond Beach, Florida 32176

Mark O. Blanford	27 Bulow Woods Circle Flagler Beach, Florida 32136

Ronnie Bledsoe	952 Big Tree Road South Daytona, Florida 32119

Daniel J. Bolerjack	513 Riverview Boulevard Daytona Beach, Florida 32118

William M. Chanfrau	243 John Anderson Drive Ormond Beach, Florida 32176

Lee C. Culler	343 Oak Drive Ormond Beach, FL 32176

Joe P. Epton, Jr.	1140 John Anderson Drive Ormond Beach, Florida 32176

Danny M. Farmer	110 Riverbluff Drive Ormond Beach, Florida 32174

Sidney J. Frazer	170 John Anderson Drive Ormond Beach, Florida 32176

Dipak D. Jobalia	846 Riverside Drive Ormond Beach, Florida 32176

William Voges	123 Lynnwood Lane Ormond Beach, Florida 32174

John H. Holcomb, III	1927 First Avenue North Birmingham, Alabama 35203

Executive Officers

Name and Title	Address

Joe P. Epton, Jr. President and Chief Executive Officer	1140 John Anderson Drive Ormond Beach, Florida 32176

Mark O. Blanford Executive Vice President and Senior Lending Officer	27 Bulow Woods Circle Flagler Beach, Florida 32136

Stefanie Crosley Senior Vice President and Chief Financial Officer	15952 NW 10th Circle Ocala, Florida 32113

Exhibit C

List of Principal Office and Branches

Coquina Bank

1)	1020 West Granada Boulevard, Ormond Beach, Volusia County 32174 (Principal Office)

2)	128 East Granada Boulevard, Ormond Beach, Volusia County 32176 (Branch)

3)	1090 Dunlawton Avenue, Port Orange, Volusia County 32127 (Branch)

CQA Interim Bank

1)	1020 West Granada Boulevard, Ormond Beach, Volusia County 32174 (Principal Office)

Surviving Bank (Coquina Bank)

1)	1020 West Granada Boulevard, Ormond Beach, Volusia County 32174 (Principal Office)

2)	128 East Granada Boulevard, Ormond Beach, Volusia County 32176 (Branch)

3)	1090 Dunlawton Avenue, Port Orange, Volusia County 32127 (Branch)

Exhibit D

Form of Rule 145 Agreement

                    , 2004

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Coquina Bank, a Florida state chartered bank (“Bank”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 30, 2004 (the “Merger Agreement”), executed by Bank, Alabama National BanCorporation, a Delaware corporation (“ANB”), and CQA Interim Bank, a Florida state chartered bank in organization and a wholly owned subsidiary of ANB (“Interim”), Interim will be merged with and into Bank (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “ANB Securities”) in exchange for any shares of common stock of Bank owned by the undersigned.

The undersigned represents, warrants and covenants to ANB that:

(a) The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for Bank.

(c) The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of Bank, the undersigned may be deemed to have been an affiliate of Bank and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) The undersigned also understands that stop transfer instructions will be given to ANB’s transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED             , 2004, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION.”

(f) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g) It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, and ANB meets the requirements of paragraph (c) of Rule 144 under the Act, (ii) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger or (iii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Bank as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]

Accepted this              day of             , 2004 by

ALABAMA NATIONAL BANCORPORATION

By:

Name:

Title:

Exhibit E

Form of Subsidiary Merger Agreement

(See Attached)

The Merger provided for herein shall be effective as

of 2:00 P.M. Eastern Standard Time on [August 19], 2004.

SUBSIDIARY AGREEMENT AND PLAN OF MERGER OF

COQUINA BANK

WITH AND INTO CYPRESS BANK

THIS SUBSIDIARY AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) dated as of             , 2004, describing a merger by and between COQUINA BANK (“COQUINA”), a Florida state chartered bank, and CYPRESS BANK (“CYPRESS”), a Florida state chartered bank.

W I T N E S S E T H

WHEREAS, CYPRESS is a banking corporation chartered under the laws of the State of Florida, the authorized capital stock of which consists of 2,000,000 shares of common stock, $5.00 par value per share (“CYPRESS Common Stock”) of which, at the date hereof, 725,142 shares are issued and outstanding;

WHEREAS, COQUINA is a banking corporation chartered under the laws of the State of Florida, the authorized capital stock of which consists of 2,000,000 shares of common stock, $5.00 par value per share (“COQUINA Common Stock”) of which, at the date hereof, 822,500 shares are issued and outstanding;

WHEREAS, CYPRESS is a wholly-owned subsidiary of Alabama National BanCorporation, a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956 (“ANB”);

WHEREAS, on March 30, 2004, ANB and COQUINA entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, COQUINA will become at wholly-owned subsidiary of ANB, subject to the terms and conditions of the Merger Agreement;

WHEREAS, the respective Boards of Directors of COQUINA, CYPRESS and ANB deem the merger of COQUINA with and into CYPRESS, under and pursuant to the terms and conditions herein set forth, desirable and in the best interests of the respective banks, and the respective Boards of Directors have adopted resolutions approving this Plan of Merger.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties do hereby agree that the Plan of Merger shall be as follows:

ARTICLE 1

TERMS OF THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), COQUINA shall be merged with and into CYPRESS pursuant to the provisions of, and with the effect provided under, Florida law (said transaction being hereinafter referred to as the “Merger”). At the Effective Time, the separate existence of COQUINA shall cease and CYPRESS, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (CYPRESS as existing at and after the Effective Time being hereinafter sometimes referred to as the “Surviving Bank.”) The name of the Surviving Bank shall be “Cypress & Coquina Bank.”

1.2 Effective Time. This Plan of Merger, together with a Certificate of Merger to be issued by the Director of the Office of Financial Regulation, shall be delivered for filing to the Secretary of State of the State of Florida. The parties intend for the Merger to become effective as of 2:00 P.M. Eastern Standard Time on [August 19], 2004 (such date and time being referred to herein as the “Effective Time”).

1.3 Effect of the Merger. The Merger shall have the effects specified in Section 658.45 of the Florida Statutes. All assets of COQUINA, as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer, and the Surviving Bank shall be considered the same business and corporate entity as each constituent financial institution with all the rights, powers, and duties of each constituent financial institution, and the Surviving Bank shall be responsible for all the liabilities of every kind and description of each of the financial institutions existing as of the Effective Time.

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS

The Articles of Incorporation of CYPRESS in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law; provided, however, that automatically upon the Effective Time, the Articles of Incorporation of the Surviving Bank shall be amended to change its name to “Cypress & Coquina Bank.” The complete text of the Articles of Incorporation of the Surviving Bank, as amended, is set forth at Exhibit A hereto, which Exhibit is incorporated by reference herein. The Bylaws of CYPRESS in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

ARTICLE 3

OFFICERS AND BOARD OF DIRECTORS

At the Effective Time, the Executive Officers and the Board of Directors of the Surviving Bank shall consist of a combination of the individuals serving as Executive Officers and/or Directors of COQUINA and CYPRESS immediately prior to the Effective Time. The name and address of each such Executive Officer and Director for the Surviving Bank is set forth on Exhibit B hereto. Directors of the Surviving Bank will be elected annually and shall serve until the next election of directors or until their successors are duly elected and qualified.

ARTICLE 4

BUSINESS OF BANK AND OFFICES

4.1 Business of Surviving Bank. The business of the Surviving Bank shall be that of a general commercial bank. The Surviving Bank shall not have trust powers as of the Effective Time.

4.2 Principal Office and Branches. The principal office of the Surviving Bank shall be located at 21 Cypress Point Parkway, Palm Coast, Florida, 32164. A list of the principal office and branches of each of COQUINA, CYPRESS, and the Surviving Bank is attached hereto as Exhibit C.

ARTICLE 5

CAPITAL STOCK

5.1 Constituent Shares. At the Effective Time, by virtue of the Merger and without any action on the part of ANB, COQUINA or CYPRESS, or their respective stockholders, each share of CYPRESS Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall constitute the capital stock of the Surviving Bank, and each share of COQUINA Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired in its entirety.

5.2 Capital of Surviving Bank. At the Effective Time, the Surviving Bank shall have authorized capital stock of 2,000,000 shares of common stock, par value $5.00 per share, of which 725,142 shall remain issued and outstanding to ANB. The Surviving Bank shall have surplus and retained earnings equal to the capital accounts of COQUINA and CYPRESS immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and for any accounting adjustments relating to the Merger provided for herein.

ARTICLE 6

CONDITIONS TO MERGER

This Plan of Merger and the parties’ obligations to consummate the Merger is subject to satisfaction of the following closing conditions:

6.1 Merger Agreement. The transactions provided for in the Merger Agreement shall have been consummated, such that COQUINA shall have become a wholly-owned subsidiary of ANB.

6.2 Regulatory Approvals. The Florida Department of Financial Services shall have approved this Plan of Merger and shall have issued all other necessary authorizations and approvals for the Merger, including a Certificate of Merger. The appropriate federal regulatory agencies shall have approved the Merger and the transactions provided for herein and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

6.3 Stockholder Approval. Following consummation of the transactions provided for in the Merger Agreement, this Plan of Merger shall have been approved by ANB as the sole stockholder of each of COQUINA and CYPRESS.

ARTICLE 7

FURTHER ASSURANCES

The parties shall proceed expeditiously and shall cooperate fully in the procurement of any consents and approvals and in the taking of actions, and the satisfaction of all other requests prescribed by law or otherwise necessary or appropriate for consummation of the Merger and the transactions provided for herein, including, without limitation, any necessary regulatory approvals and consents. If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of COQUINA, or otherwise carry out the provisions hereof, the proper officers and directors of the Surviving Bank, acting on behalf of COQUINA, shall execute and deliver any and all property or assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE 8

ABANDONMENT AND TERMINATION

This Plan of Merger and the Merger may be terminated by the mutual written agreement of authorized officers of COQUINA and CYPRESS. Notwithstanding the foregoing, however, any termination of the Merger Agreement prior to consummation of the transactions provided for therein shall for all purposes constitute an automatic termination of this Plan of Merger.

ARTICLE 9

MISCELLANEOUS

9.1 If there are any dissenting shareholders of the constituent financial institutions, the shares of the Surviving Bank which are not taken by such dissenting shareholders shall be canceled and retired in their entirety.

9.2 This Plan of Merger may be amended or supplemented at any time by the mutual agreement of CYPRESS and COQUINA. Any such amendment or supplement must be in writing and executed by a duly authorized officer of each of COQUINA and CYPRESS.

9.3 The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

9.4 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may applicable.

9.5 Notwithstanding anything to the contrary herein or elsewhere, this Plan of Merger is subject to the terms and conditions of the Merger Agreement, which are incorporated herein by reference. In the event of any inconsistency or conflict in the terms or conditions of this Plan of Merger and those of the Merger Agreement, the terms and conditions of the Merger Agreement shall control.

IN WITNESS WHEREOF, COQUINA and CYPRESS have caused the signatures and seals of said constituent banks to be affixed hereto as of the date first set forth above, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.

COQUINA BANK

Attest:
By:		By:

	Stefanie A. Crosley		Joe P. Epton, Jr.
	Secretary		President and Chief Executive Officer

[BANK SEAL]

CYPRESS BANK

Attest:
By:		By:

	Thomas B. Hury Secretary	Name:

Its:

[BANK SEAL]

Exhibit F

Form of Opinion of Smith Mackinnon, P.A.

[Letterhead of Smith Mackinnon, PA]

                    , 2004

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Chairman

Re:	Merger of Coquina Bank and CQA Interim Bank, a wholly owned subsidiary of Alabama National BanCorporation

Gentlemen:

We have acted as counsel to Coquina Bank (“Bank”), a Florida state chartered bank, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 30, 2004 (the “Agreement”), by and among Bank, Alabama National BanCorporation (“ANB”) and CQA Interim Bank, and that certain Subsidiary Agreement and Plan of Merger of Bank with and into Cypress Bank, a wholly-owned subsidiary of ANB (the “Subsidiary Merger Agreement”; together with the “Agreement,” the “Merger Agreements”). We render this opinion pursuant to Section 9.2(d) of the Agreement. Capitalized terms not otherwise defined in this letter have the definitions set forth in the Agreement.

In connection with our representation of Bank and in order to render this opinion pursuant to Section 9.2(d) of the Agreement, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, instruments, documents, and certificates of officers and employees of Bank and of other persons, and such questions of law, as we deemed necessary or appropriate. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of documents submitted to us as certified or photostatic copies. We have relied on certificates issued to us by the secretaries of state and other appropriate government officials of the various states in which Bank is incorporated or qualified and, except as expressly set forth in any such documents or hereinafter, we have assumed the authority of the person or persons who have executed any such documents on behalf of any person or persons, state or any other entity. We also have relied, as to various matters of fact material to this opinion, on the representations and warranties contained in the Agreement and the certificates delivered pursuant thereto, on certificates of public officials, on online information provided by the Florida Department of State and on certificates and statements of officers of Bank, and we have made no independent investigations with regard thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. Bank is a state banking corporation organized under the laws of the State of Florida, its status is active and it has the corporate power to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the Bank stockholders of the transactions provided for in the Agreement, and to own the properties owned by it.

2. The execution and delivery of the Merger Agreements by Bank, and Bank’s compliance with their respective terms, do not and will not violate any provision of the Articles of Incorporation or Bylaws of Bank. To our knowledge but without any independent investigation, the execution and delivery of the Merger Agreements, and compliance with their respective terms, do not and will not result in any breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any Bank Company is a party or by which any Bank Company is bound.

3. In accordance with applicable Law and the Bylaws of Bank and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly approved by the Board of Directors of Bank and by the holders of at least a majority of the outstanding shares of Bank at the Stockholders’ Meeting. Also in accordance with applicable Law and the Bylaws of Bank and pursuant to resolutions duly adopted by its Board of Directors, the Subsidiary Merger Agreement has been duly approved by the Board of Directors of Bank.

4. The Merger Agreements have been duly and validly executed and delivered by Bank. Assuming valid authorization, execution and delivery by ANB, the Merger Agreements are binding obligations of Bank, enforceable against Bank under the law of Florida and the Federal law of the United States. Our opinion concerning the validity, binding effect and enforceability of the Merger Agreements means that: (a) the Merger Agreements constitute effective contracts under applicable law; (b) the Merger Agreements are not invalid in their entirety because of a specific statutory prohibition or public policy, and are not subject in their entirety to a contractual defense; and (c) subject to the last sentence of this paragraph, some remedies are available if Bank is in material default under either of the Merger Agreements. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Merger Agreements will be upheld or enforced in any circumstance by a court. Furthermore, the validity, binding effect, and the enforceability of the Merger Agreements may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules and regulations, or other laws affecting the enforcement of creditors rights and remedies generally, and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

5. The authorized capital stock of Bank consists of 2,000,000 shares of Bank Common Stock, of which [822,500] shares are issued and outstanding. The shares of Bank Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under Florida law. There are currently outstanding options with the right to purchase a total of [95,000] shares of Bank Common Stock. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating Bank to issue any equity securities or acquire any of its equity securities.

We are licensed to practice only in the State of Florida, and our opinions expressed herein are limited to the application of laws in the State of Florida and the Federal laws of the United States of America, and do not extend to any laws of any other state or nation.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion.

The opinions rendered herein are as of the date hereof. We assume no obligation, and specifically disclaim any responsibility, to update or supplement these opinions to reflect any facts which hereafter may come to our attention or any changes in facts or law subsequent to the date hereof.

These opinions have been furnished to you at your request, and we consider them to be a confidential communication which may not be furnished, reproduced, distributed, or disclosed to anyone without our prior written consent. These opinions are rendered solely for your information and assistance in connection with the transactions contemplated in the Merger Agreements. They may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

SMITH MACKINNON, PA

By:

Exhibit G-1

Form of Employment Agreement for J. Epton

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ] day of [                                ], 2004 (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); COQUINA BANK, a Florida banking corporation (“Bank”; hereinafter together with ANB referred to as “Employer”); and JOE P. EPTON, JR. (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated March 30, 2004, between ANB and Bank, Bank has become a wholly-owned subsidiary of ANB;

WHEREAS, Executive has served as the President and Chief Executive Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement; and

WHEREAS, pursuant to that certain Subsidiary Merger Agreement dated [            ], 2004, between Bank and Cypress Bank, a Florida banking corporation and a wholly-owned subsidiary of ANB, Bank will merge with and into Cypress Bank (the “Resultant Bank”) as soon as practicable after the date hereof (the “Subsidiary Merger”).

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services.

(a) Prior to the consummation of the Subsidiary Merger: Executive shall perform for Bank all duties incident to the position of President and Chief Executive Officer of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

(b) Following consummation of the Subsidiary Merger: Executive shall perform for the Resultant Bank all duties incident to the position of Vice Chairman, under the direction of the board of directors of the Resultant Bank or its designee. In addition, Executive shall engage in such other services for the Resultant Bank or its affiliated companies as the Resultant Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by the Resultant Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to the Resultant Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $135,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee.

(e) Automobile Allowance. Executive shall be entitled to a mutually agreeable automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to adjustment as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Flagler or Volusia (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In consideration for the non-competition provisions contained in this Section 8(a), Bank has made a one-time payment of $[                    ] to Executive.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) violation of any law, rule or regulation (other than minor traffic violations or similar offenses); (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean

Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the minimum cash compensation provided for in Section 4(a) until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 1st anniversary of the date of such employment termination, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency and in the same manner as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to Coquina Bank, 1020 West Granada Blvd., Ormond Beach, Florida 32174; Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns ANB or Bank, including without limitation the Resultant Bank as a result of the Subsidiary Merger. Employer may assign this Agreement without the consent of Employee, and Employer’s successors (including without limitation the Resultant Bank) and assigns may enforce any and all terms and conditions of this Agreement, including but not limited to the confidentiality, non-competition and non-solicitation provisions contained in this Agreement. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation and Continuation Payments, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

[Signature pages intentionally omitted.]

Exhibit G-2

Form of Employment Agreement for M. Blanford

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ] day of [                    ], 2004 (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); COQUINA BANK, a Florida banking corporation (“Bank”; hereinafter together with ANB referred to as “Employer”); and MARK O. BLANFORD (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated March 30, 2004, between ANB and Bank, Bank has become a wholly-owned subsidiary of ANB;

WHEREAS, Executive has served as the Senior Lending Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement; and

WHEREAS, pursuant to that certain Subsidiary Merger Agreement dated [                    ], 2004, between Bank and Cypress Bank, a Florida banking corporation and a wholly-owned subsidiary of ANB, Bank will merge with and into Cypress Bank (the “Resultant Bank”) as soon as practicable after the date hereof (the “Subsidiary Merger”).

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services.

(a) Prior to the consummation of the Subsidiary Merger: Executive shall perform for Bank all duties incident to the position of Senior Lending Officer of Bank, under the direction of the board of directors of Bank (or its designee) and the President/Chief Executive Officer of the Bank. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

(b) Following consummation of the Subsidiary Merger: Executive shall perform for the Resultant Bank all duties incident to the position of Executive Vice President and Senior Lending Officer, under the direction of the board of directors of the Resultant Bank (or its designee). In addition, Executive shall engage in such other services for the Resultant Bank or its affiliated companies as the Resultant Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by the Resultant Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to the Resultant Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $135,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee.

(e) Automobile Allowance. Executive shall be entitled to a mutually agreeable automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to adjustment as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Flagler or Volusia (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In consideration for the non-competition provisions contained in this Section 8(a), Bank has made a one-time payment of $[                    ] to Executive.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) violation of any law, rule or regulation (other than minor traffic violations or similar offenses); (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean

Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the minimum cash compensation provided for in Section 4(a) until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 1st anniversary of the date of such employment termination, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency and in the same manner as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to Coquina Bank, 1020 West Granada Blvd., Ormond Beach, Florida 32174; Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns ANB or Bank, including without limitation the Resultant Bank as a result of the Subsidiary Merger. Employer may assign this Agreement without the consent of Employee, and Employer’s successors (including without limitation the Resultant Bank) and assigns may enforce any and all terms and conditions of this Agreement, including but not limited to the confidentiality, non-competition and non-solicitation provisions contained in this Agreement. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation and Continuation Payments, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

[Signature pages intentionally omitted.]

Exhibit H

Form of Opinion of Maynard, Cooper & Gale, P.C.

[Letterhead of Maynard, Cooper & Gale, P.C.]

                    , 2004

Coquina Bank

1020 West Granada Boulevard

Ormond Beach, Florida 32174

Attn: Chairman

Re:	Merger of Coquina Bank and CQA Interim Bank, a wholly owned subsidiary of Alabama National BanCorporation

Gentlemen:

We are counsel to Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of March 30, 2004 (the “Agreement”), by and among Coquina Bank (“Bank”), ANB and CQA Interim Bank.

This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement. The opinions expressed herein are limited to matters of the law of the State of Alabama and the general corporate law of the State of Delaware.

In connection with our representation of ANB, we have made such investigations of law as, in our judgment, were necessary to render the following opinions. We have also reviewed (a) the Agreement, (b) ANB’s Restated Certificate of Incorporation and By-Laws; (c) the minutes of the meetings or actions of the Board of Directors of ANB with respect to the authorization, execution and delivery of the Agreement; and (d) such corporate documents, records, information and certificates of ANB, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to certain facts material to our opinions, we have relied, with your permission, upon statements, certificates or representations, including those delivered or made in connection with the above-referenced transaction, of officers and other representatives of ANB. In rendering our opinion we have assumed the genuineness of all signatures of, and the incumbency, authority and power of, the officers and other persons signing the Agreement as, for or on behalf of the parties thereto, other than ANB, the authenticity of all documents submitted to us as originals, and the conformity to authentic, original documents submitted to us as certified, conformed or photostatic copies. We have also assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence. We have assumed that no bankruptcy or insolvency proceeding is pending by or against any party to the Agreement other than ANB.

We have also assumed that the conduct of the parties to the Agreement has complied with any requirement of good faith, fair dealing and conscionability and that each party has acted in good faith and without duress or notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions. We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or prior dealings among the parties that would, in either case, define, supplement or qualify the terms of the Agreement. We have assumed that all parties to the Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Agreement.

Wherever used in any opinion or statement herein, the phrases “to counsel’s knowledge,” “to the best of our knowledge,” and other words or phrases of like or similar meaning, qualify and limit such opinion or statement to the current conscious awareness, without investigation, on the part of those lawyers in this firm who have provided legal services to ANB in connection with the transactions contemplated by the Agreement or lawyers of this firm who have otherwise provided legal services to ANB, of facts, matters or other information affecting such opinion or statement.

Based upon and subject to the foregoing, we are of the opinion that:

1. ANB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the Bank stockholders of the transactions provided for the Agreement, and to own the properties owned by it.

2. The execution and delivery of the Agreement by ANB, and ANB’s compliance with its terms, do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of ANB. To the best of our knowledge but without any independent investigation, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

3. In accordance with the Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of ANB.

4. The Agreement has been duly and validly executed and delivered by ANB. Assuming valid authorization, execution and delivery by Bank, the Agreement constitutes the valid and binding agreement of ANB, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Our opinion concerning the enforceability of the Agreement means that: (i) the Agreement constitutes an effective contract; (ii) the Agreement is not invalid in its entirety because of a specific statutory prohibition or public policy, and is not subject in its entirety to a contractual defense; and (iii) some remedies are available if ANB is in material default under the Agreement. This opinion does not mean that any particular remedy is available upon a material default, or every provision of the Agreement will be upheld or enforced in any circumstance by a court.

5. The authorized capital stock of ANB consists of 27,500,000 shares of ANB Common Stock, of which                      shares were issued and outstanding as of                     , 2004, and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders. The shares of ANB Common Stock to be issued to the stockholders of Bank as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

The opinions expressed herein represent our best legal judgment based upon the facts and assumptions identified herein and current laws, which laws are subject to change prospectively and retrospectively. Our opinions are in no way binding on any jurisdiction, government or agency. Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion of that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal disputes that may arise in the future. Our opinions are limited to the date hereof, and we have no obligation to render any subsequent or updated opinions, even if future laws, judicial or administrative decisions should change, modify, supersede or void any of the facts, assumptions, limitations or opinions herein. Our opinions are based on the assumption that there will be no change in the facts and laws in existence on the date hereof. Our opinions are limited to the specific matters expressed and stated herein and no further opinion is to be inferred or may be implied beyond the matters expressly stated.

This opinion is delivered solely for reliance by Bank and may not be used or relied upon by any other person for any purpose whatsoever without our prior written consent.

Sincerely,

MAYNARD, COOPER & GALE, P.C.

By:

APPENDIX B

PROVISIONS OF FLORIDA STATUTES

RELATING TO DISSENTERS’ RIGHTS

PROVISIONS OF THE FLORIDA STATUTES RELATING TO

DISSENTERS’ RIGHTS

The 2000 Florida Statutes

Title XXXVIII

BANKS AND BANKING

Chapter 658

Banking Code: Banks And Trust Companies

658.44 Approval by stockholders; rights of dissenters; preemptive rights.

(1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

(a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

(b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

(2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

(a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

(b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

(c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

(3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

(4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

(6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

(7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

(8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

(9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

Appendix C

OPINION OF THE CARSON MEDLIN COMPANY

THE CARSON MEDLIN COMPANY

INVESTMENT BANKERS

                    , 2004

Board of Directors

Coquina Bank

1020 West Granada Blvd.

Ormond Beach, FL 32174

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Coquina Bank (“Coquina”) under the terms of a certain Agreement and Plan of Merger dated March 30, 2004 (the “Agreement”) pursuant to which Coquina would be merged with a wholly owned subsidiary of Alabama National BanCorporation (“ANB”) (the “Merger”). Under the terms of the Agreement, ANB will issue 0.6326 shares of ANB common stock for each of the outstanding shares of Coquina common stock (the “Exchange Ratio”). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by Coquina in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of ANB and Coquina. We have reviewed: (i) the Agreement; (ii) audited financial statements of ANB for the five years ended December 31, 2003; (iii) audited financial statements of Coquina for the five years ended December 31, 2003; (iv) unaudited interim financial statements of ANB for the three months ended March 31, 2004; (v) unaudited interim financial statements of Coquina for the three months ended March 31, 2004; and (vi) certain financial and operating information with respect to the business, operations and prospects of ANB and Coquina. We also: (a) held discussions with members of management of ANB and Coquina regarding historical and current business operations, financial condition and future prospects of

C-1

Board of Directors

Coquina Bank

                    , 2004

their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of ANB and Coquina and compared them with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of ANB and Coquina with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Coquina. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Exchange Ratio as provided for in the Agreement is fair, from a financial point of view, to the shareholders of Coquina Bank.

Very truly yours,

THE CARSON MEDLIN COMPANY

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Restated Certificate of Incorporation of the Registrant contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Registrant or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful dividends and distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Bylaws of the Registrant require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (or any predecessor of any such entities), including service with respect to employee benefit plans maintained or sponsored by the Registrant (or any predecessor). Directors, officers, employees and agents are entitled to be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant must also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (or any predecessor of any such entities), including service with respect to employee benefit plans maintained or sponsored by the Registrant (or any predecessor), against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. Notwithstanding the foregoing, no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Directors and officers are entitled to have the Registrant advance any expenses incurred in connection with a proceeding prior to final disposition of the proceeding, upon delivery of a written undertaking to repay the amounts advanced if it is ultimately determined that he is not entitled to indemnification.

In addition to the Amended and Restated Bylaws of the Registrant, Section 145(c) of the DGCL requires the Registrant to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The DGCL also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

2.1	Agreement and Plan of Merger, dated as of March 30, 2004, between Alabama National BanCorporation, Coquina Bank and CQA Interim Bank, is found at Appendix A to the Proxy Statement-Prospectus included in Part I hereof.

3.1	Restated Certificate of Incorporation, filed as Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002, is incorporated herein by reference.

3.2	Amended and Restated Bylaws, filed as Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, is incorporated herein by reference.

5.1	Opinion of Maynard, Cooper & Gale, P.C. re legality dated May 18, 2004.

8.1	Opinion of Maynard, Cooper & Gale, P.C. re tax matters dated May 18, 2004.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Maynard, Cooper & Gale, P.C. is included in its opinion re legality filed as Exhibit 5.1 hereto.

23.3	Consent of Maynard, Cooper & Gale, P.C. is included in its opinion re tax matters filed as Exhibit 8.1 hereto.

23.4	Consent of The Carson Medlin Company.

24.1	Power of Attorney (contained on signature page of the Registration Statement).

99.1	Form of Proxy to be used at Coquina Bank Special Shareholders Meeting.

99.2	Form of Cash Election Form.

(b) Financial Statement Schedules. All Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are inapplicable and therefore have been omitted.

(c) Information pursuant to Item 4(b) is included in the Prospectus.

Item 22.	Undertakings.

(a) 1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

3. (A) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(B) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as an indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, Alabama, on the 18th day of May, 2004.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb, III
John H. Holcomb, III Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Holcomb, III and Victor E. Nichol, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title

/s/ John H. Holcomb, III John H. Holcomb, III	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	May 18, 2004

/s/ Victor E. Nichol, Jr. Victor E. Nichol, Jr.	Vice Chairman and Director	May 18, 2004

/s/ Richard Murray, IV Richard Murray, IV	President and Chief Operating Officer, and Director	May 18, 2004

/s/ William E. Matthews, V William E. Matthews, V	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2004

/s/ Shelly S. Williams Shelly S. Williams	Senior Vice President-Controller, (Principal Accounting Officer)	May 18, 2004

/s/ W. Ray Barnes W. Ray Barnes	Director	May 18, 2004

/s/ Dan M. David Dan M. David	Vice Chairman and Director	May 18, 2004

/s/ John V. Denson John V. Denson	Director	May 18, 2004

Signature	Title

/s/ Griffin A. Greene Griffin A. Greene	Director	May 18, 2004

/s/ John D. Johns John D. Johns	Director	May 18, 2004

/s/ John J. McMahon, Jr. John J. McMahon, Jr.	Director	May 18, 2004

/s/ C. Phillip McWane C. Phillip McWane	Director	May 18, 2004

/s/ William D. Montgomery William D. Montgomery	Director	May 18, 2004

/s/ C. Lloyd Nix C. Lloyd Nix	Director	May 18, 2004

/s/ G. Ruffner Page, Jr. G. Ruffner Page, Jr.	Director	May 18, 2004

/s/ John Plunk John Plunk	Director	May 13, 2004

/s/ W. Stancil Starnes W. Stancil Starnes	Director	May 18, 2004